As Filed with the Securities and Exchange Commission on April 2, 2009
Registration No. 333-140842

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 3 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL
INCORPORATED
(Exact Name of Registrant as Specified in Its Governing Instrument)

50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gordon F. DuGan
Corporate Property Associates 17 - Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019	Sharon A. Kroupa, Esq. Brian J. O’Connor, Esq. Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, Maryland 21202

Approximate date of commencement of proposed sale to the public: As soon as possible after effectiveness of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company.)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	per Unit	Offering Price	Registration Fee
Common Stock	200,000,000 Shares	$10	$2,000,000,000	$61,400(2)
Common Stock(1)	50,000,000 Shares	$9.50	$475,000,000	$14,583(2)

(1)	Represents shares issuable pursuant to the registrant’s Distribution Reinvestment and Stock Purchase Plan.

(2)	Previously paid.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Filed Pursuant to Rule 424(b)(3)
File No. 333-140842
Prospectus

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED
200,000,000 Shares of Common Stock, $10.00 per Share
50,000,000 Shares of Common Stock, $9.50 per Share issuable pursuant to our Distribution Reinvestment and Stock Purchase Plan
Minimum Investment: 200 Shares (may be higher in certain states)

Corporate Property Associates 17 - Global Incorporated, or CPA®:17, was formed in February 2007 for the purpose of investing in a diversified portfolio of income-producing commercial properties and other real estate-related assets, both domestically and outside the United States. We intend to conduct substantially all of our investment activities and own all of our assets through CPA:17 Limited Partnership, our “operating partnership.” Carey Asset Management Corp., a wholly-owned subsidiary of W. P. Carey & Co. LLC, is our advisor and manages our business in conjunction with W. P. Carey Holdings, LLC, a subsidiary of W. P. Carey & Co. LLC. We have not yet identified most of the properties to be acquired with the proceeds from this offering. We have elected to be treated as a real estate investment trust, or a REIT, for U.S. federal income tax purposes beginning with our tax year ended December 31, 2007.

An investment in our shares involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 27 for a discussion of certain factors that you should consider before you invest in the shares being sold with this prospectus, including:

•	The current financial and economic crisis has adversely affected our business and could adversely affect our business in the future.

•	Our advisor may be subject to conflicts of interest. We pay substantial fees to our advisor based on factors other than the quality of services provided. Our fee structure may encourage our advisor to make investments with increased leverage or to make riskier or more speculative investments. In addition, we, our advisor and Carey Financial, LLC, the sales agent, are affiliates with some common management, and agreements between us and our affiliates are not arms-length agreements.

•	We have had very limited income. We have not yet identified most of the properties to be acquired with the offering proceeds. We have a very limited operating history and no established financing sources. You will be unable to evaluate our investment portfolio prior to your investment.

•	There is no public market for our shares. If you have to sell your shares in the initial years of the program, you will most likely receive less than $10.00 per share.

•	Our failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

•	Our distributions to date have exceeded our earnings and future distributions may do the same, particularly during the period before we have substantially invested the net proceeds from this offering. Therefore, for U.S. federal income tax purposes, portions of the distributions that we make may represent return of capital to you.

•	As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to your shares’ proportionate share of the costs of the offering.

•	Shares of our common stock are subject to a 9.8% ownership limitation that is intended, among other purposes, to assist us in complying with restrictions imposed on REITs by the Internal Revenue Code.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. Projections and forecasts cannot be used in this offering. No one is permitted to make any written or oral predictions about how much cash you will receive from your investment or the tax benefits that you may receive.

	Maximum				Proceeds,
	Aggregate	Maximum Selling	Maximum Selected	Maximum Wholesaling	Before Expenses,
	Price to Public	Commissions	Dealer Fee	Fee	to Us(1)
Maximum Offering	$2,000,000,000	$130,000,000	$40,000,000	$30,000,000	$1,800,000,000
Per Share	$10	$0.65	$0.20	$ 0.15	$9.00
Maximum Reinvestment Plan	$ 475,000,000	—	—	—	$ 475,000,000
Per Share	$9.50	—	—	—	$9.50

(1)	The proceeds are calculated before deducting certain organization and offering expenses payable by us. The total of the above fees, plus other organizational and offering expenses and fees are estimated to be approximately $210,000,000 if the maximum of 200,000,000 shares are sold in the offering and approximately $211,000,000 if the maximum of 250,000,000 shares are sold, which includes 200,000,000 shares sold in the offering and 50,000,000 shares sold pursuant to our Distribution Reinvestment and Stock Purchase Plan. To the extent that all other organization and offering expenses exceed four percent of the gross offering proceeds, the excess expenses will be paid by our advisor. See “The Offering/Plan of Distribution.”

The sales agent, Carey Financial, LLC, is our affiliate and is not required to sell any specific number or dollar amount of the shares but will use its “best efforts” to sell the shares offered. The funds accepted by the sales agent and selected dealers from the sale of shares will be promptly deposited into our interest-bearing account at Bank of the West. The funds will be transferred to us from time to time. You will become a stockholder once your funds are transferred to us and shares are issued to you. Transfers occur periodically to provide for an orderly flow of funds into our company. You will receive interest earned by your funds if your funds are held for 20 days or longer before being transferred to us. See “The Offering/Plan of Distribution.” No minimum number of shares are required to be sold in this offering. We may sell our shares in the offering until November 2, 2009, which is the date that is two years after the effective date of the registration statement related to this offering, unless we decide to extend the offering.

This prospectus is dated          , 2009

SUITABILITY STANDARDS

The shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There is currently no public market for the shares, and there is no assurance that one will develop. This means that it may be difficult to sell your shares. You should not invest in these shares if you need to sell them immediately or will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for initial stockholders in this offering and subsequent transferees. These suitability standards require that a purchaser of shares (other than a purchaser of shares in New Hampshire) have either:

•	a gross annual income of at least $70,000 and a net worth (excluding the value of a purchaser’s home, furnishings and automobiles) of at least $70,000; or

•	a net worth of at least $250,000 (excluding the value of a purchaser’s home, furnishings and automobiles).

New Hampshire — Investors must have either: (i) a net worth of $250,000, or (ii) a net worth exclusive of home, home furnishings, and automobiles of $125,000, and taxable income of $50,000.

Arizona, California, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Missouri, New York, Ohio, Oregon and Pennsylvania have established suitability standards in addition to those we have established. Shares will be sold only to investors in these states who meet the additional suitability standards set forth below:

Arizona — Because there is no minimum closing amount in this offering, you are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and inquire as to the current dollar volume of our subscriptions in this offering.

California — Each investor’s maximum investment in CPA®:17 may not be more than 10% of their liquid net worth. Liquid net worth is defined as net worth excluding the value of the purchaser’s home, home furnishings and automobile.

Iowa — The maximum investment in CPA®:17, its affiliated programs, and any other similar programs cannot exceed 10% of an Iowa resident’s net worth.

Kansas — Kansas recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other similar investments. Liquid net worth is defined as the portion of net worth which consists of cash and cash equivalents and readily marketable securities.

Kentucky — Each investor in Kentucky must have a liquid net worth of $250,000, or a combined liquid net worth of $70,000 and annual income of $70,000. Each investor’s total investment in CPA®:17 may not be more than 10% of their liquid net worth. Liquid net worth is defined as net worth excluding the value of the purchaser’s home, home furnishings and personal automobile.

Maryland — Because there is no minimum closing amount in this offering, you are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and inquire as to the current dollar volume of our subscriptions in this offering.

Massachusetts — The maximum investment in CPA®:17 and its affiliated programs cannot exceed 10% of a Massachusetts resident’s net worth. Because there is no minimum closing amount in this offering, you are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and inquire as to the current dollar volume of our subscriptions in this offering.

Michigan, Missouri and Oregon — Investors must also have a liquid net worth of at least ten times their investment in CPA®:17.

New York — Because there is no minimum closing amount in this offering, you are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and inquire as to the current dollar volume of our subscriptions in this offering.

Ohio — The maximum investment in CPA®:17 and its affiliated programs cannot exceed 10% of an Ohio resident’s net worth. Because there is no minimum closing amount in this offering, you are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and inquire as to the current dollar volume of our subscriptions in this offering.

Pennsylvania — In addition to our suitability requirements, investors must have a net worth of at least ten times their investment in CPA®:17. Because there is no minimum closing amount in this offering, you are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and inquire as to the current dollar volume of our subscriptions in this offering.

New York and North Carolina impose a higher minimum investment requirement than we require. In New York and North Carolina, individuals must purchase at least 250 shares (not applicable to IRAs).

In addition, Arizona, Maryland, Massachusetts, New York, Ohio and Pennsylvania require that, until subscriptions exceed $10 million, proceeds from investors in those states must be placed in a short-term escrow account. CPA®:17 received the minimum required subscription funds in January 2008, and therefore satisfied escrow requirements established by those states.

In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares, or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in CPA®:17, our investment objectives and the relative illiquidity of the shares, a purchase of shares is an appropriate investment. The sponsor and each person selling shares on behalf of CPA®:17 must make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. Each person selling shares on behalf of CPA®:17 is required to maintain records for six years of the information used to determine that an investment in the shares is suitable and appropriate for a stockholder.

Additionally, investors should consult their financial advisors as to their suitability, as the minimum suitability standards may vary from broker-dealer to broker-dealer.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information, including under the caption “Risk Factors,” and our financial statements and notes thereto, included elsewhere in this prospectus. References in this prospectus to the “initial offering date” refer to the first day our common shares were sold to the public pursuant to this offering. This prospectus will be used in connection with the continuous offering of our shares, as supplemented from time to time.

Unless the context otherwise requires or indicates, references in this prospectus to “we,” “the corporation,” “our,” “us” and “CPA®:17” refer to Corporate Property Associates 17 — Global Incorporated, together with our subsidiary, CPA:17 Limited Partnership, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership.” References to “our sales agent” refer to Carey Financial, LLC, or “Carey Financial.” References to “our advisor” refer to Carey Asset Management Corp., or “Carey Asset Management,” which is the entity named as the advisor under our advisory agreement, together with its affiliates that perform services on its behalf in connection with the advisory agreement. References to “Carey Holdings” refers to W. P. Carey Holdings, LLC. References to “W. P. Carey” refer to W. P. Carey & Co. LLC (or any of its predecessors), which is the parent company of both Carey Financial and Carey Asset Management, and holds an interest in Carey Holdings.

Corporate Property Associates 17 — Global Incorporated

Overview

We have been formed to invest primarily in a diversified portfolio of income-producing commercial properties and other real estate-related assets. This is our initial offering of securities. We currently own a limited number of real estate and real estate-related investments, as described in this prospectus. We intend to conduct substantially all of our investment activities and own all of our assets through CPA:17 Limited Partnership, our “operating partnership.” We are a general partner and a limited partner and anticipate that we will own a 99.985% capital interest in our operating partnership. Carey Holdings, an indirect subsidiary of W. P. Carey, will hold a special general partner interest in our operating partnership. We have elected to be treated as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2007.

We are externally advised by our advisor, Carey Asset Management, a subsidiary of W. P. Carey. W. P. Carey is a New York Stock Exchange listed real estate advisory and investment company that has previously sponsored and advised nine partnerships and six real estate investment trusts under the Corporate Property Associates and Carey Institutional Properties brand names during W. P. Carey’s 35 year history. We refer to these entities throughout this prospectus as the “CPA® Programs.” Of the previous 15 CPA® Programs, 12 have completed their investment and liquidation phases and three continue to operate as entities advised by Carey Asset Management. The three operating CPA® REITs, Corporate Property Associates 14 Incorporated, or CPA®:14, Corporate Property Associates 15 Incorporated, or CPA®:15, and Corporate Property Associates 16 — Global Incorporated, or CPA®:16 — Global, which are referred to herein as the “other operating CPA® REITs,” have investment objectives similar to our investment objectives. While CPA®:16 — Global and CPA®:15 have funds available that may be used to make additional investments, CPA®:14 has fully invested its offering proceeds and is principally focused on managing its existing portfolio of properties.

Our office is located at 50 Rockefeller Plaza, New York, New York 10020. Our phone number is 1-800-WPCAREY, and our web address is www.cpa17global.com. The information on our website does not constitute a part of this prospectus. We were organized as a Maryland corporation on February 9, 2007 with the filing of our initial charter, which was amended and restated in November 2007. Our charter and bylaws will remain operative throughout our existence, unless they are further amended or we are dissolved.

Investment Objectives and Policies

Our objective is to generate attractive risk adjusted returns for our stockholders. Our principal focus is on generating sufficient cash flow over time to provide investors with increasing distributions. We also seek investments with the potential for capital appreciation throughout varying economic cycles. We intend to use leverage to enhance the returns on our investments.

Our core investment strategy for achieving this objective is to acquire, own and manage a portfolio of commercial properties leased to a diversified group of companies on a single tenant net lease basis. These leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and other operating expenses (referred to as triple-net leases). We generally consider leases having a remaining term of 7 years or more to be long-term leases and those with a shorter term to be short-term leases.

As opportunities arise, we may also seek to expand our portfolio to include other types of real estate investments, such as the following:

•	equity investments in real properties that are not long-term net leased to a single tenant and may include partially leased properties, multi-tenanted properties, vacant or undeveloped properties and properties subject to short-term net leases, among others;

•	mortgage loans secured by commercial real properties;

•	subordinated interests in first mortgage real estate loans, or B Notes;

•	mezzanine loans related to commercial real estate that is senior to the borrower’s equity position but subordinated to other third-party financing; and

•	equity and debt securities (including commercial mortgage-backed securities, or CMBS, preferred equity and other higher-yielding structured debt and equity investments) and other interests issued by entities that are engaged in real estate-related businesses, including real estate funds and other REITs.

At this time we are unable to predict what percentage of our assets may consist of investments other than long-term triple-net leases; however, we currently expect that for at least the first few years of our operations most of our investments will be long-term triple-net leases. We do not plan to make investments in sub-prime residential mortgages. We may engage in securitization transactions with respect to the mortgage loans we purchase.

We believe that W. P. Carey’s reputation and track record of sourcing and consummating investment opportunities over its more than 35 year history, both directly and on behalf of the CPA® Programs, its credit underwriting experience and infrastructure, and its expertise in managing similar companies through all phases of their life cycles will benefit us as we seek to implement our business strategy and achieve our investment objective.

Investment Program

We generally intend to follow an opportunistic investment strategy, subject to the following guidelines:

•	We will not purchase any real property when the contractual purchase price of the property plus all acquisition fees, but excluding acquisition expenses, payable to our advisor is in excess of its appraised value. We will not make or invest in mortgage loans unless an appraisal is obtained on the underlying property. The appraisals may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and conditions of the credit markets, and they may exceed the construction cost, replacement cost or the value of the property not subject to such lease.

•	We will not invest in or make mortgage loans on any one property, or in one borrower, which would exceed 20% of the proceeds raised from this offering.

•	We will not invest in or make mortgage loans in any one property if the aggregate amount of all mortgage loans outstanding on the property that are senior to or pari passu with our loan, together with our loan, would exceed 85% of the appraised value of the property at the time that we make the investment, unless such investment is justified by the presence of other underwriting criteria such as the credit rating of the borrower, a collateral that is adequate to justify the waiver of this limitation or the guarantee of the mortgage by a government agency. For this purpose, we do not treat CMBS as mortgage loans.

•	Any purchase from, sale to, or joint venture with, an affiliate must be approved or ratified by at least a majority of our independent directors.

•	We may invest no more than 10% of our net equity in unimproved or non-income-producing real property or mortgage loans on unimproved or non-income-producing property.

The maximum leverage that our advisor may arrange for us to incur in the aggregate on our portfolio, without the need for further approval, is limited to the lesser of 75% of the total costs of our investments, or 300% of our net assets. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. Any excess must be approved by a majority of our independent directors. Our charter and bylaws do not restrict the form of indebtedness we may incur (for example, we may incur either recourse or non-recourse debt or cross collateralized debt).

We are not required to meet any diversification standards and have no specific policies or restrictions regarding the geographic areas where we make investments or on the percentage of our capital that we may invest in a particular asset.

Our intention is to consider alternatives for providing liquidity for our stockholders beginning generally after eight years following the investment of substantially all of the net proceeds from this offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, a merger (which may include a merger with one or more of the other operating CPA® REITs) or another transaction approved by our board of directors. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of “substantially all” of the proceeds from this offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Alternatively, we may seek to complete a liquidity transaction earlier than eight years. Investment of “substantially all” of the proceeds means the equity investment of 90% or more of the net proceeds from this offering. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that, in light of our expected life at that time, it is in our stockholders’ best interests for us to make new investments.

Any proceeds of the offering not invested or committed for investment within the later of two years after commencement of this offering or one year after the termination of this offering, other than necessary working capital, will be distributed to our stockholders.

Our Offering and Issuances through our Distribution Reinvestment and Stock Purchase Plan

We have issued a total of 41,428,995 shares of our common stock in connection with our offering, raising aggregate gross proceeds of approximately $414 million, as follows:

Period	Funds raised

January 2008	$15,615,157
February 2008	24,306,794
March 2008	34,819,503
April 2008	30,101,426
May 2008	34,562,638
June 2008	34,540,511
July 2008	32,383,985
August 2008	38,064,125
September 2008	31,195,403
October 2008	25,671,639
November 2008	19,805,623
December 2008	21,307,573
January 2009	21,688,315
February 2009	23,483,713
March 2009	26,389,770

$413,936,175

We have also issued a total of 509,245 shares, raising gross proceeds of approximately $4.8 million, pursuant to our distribution reinvestment and stock purchase plan.

Description of the Properties

As of the date of this prospectus, we own interests along with other CPA® REITs in ten real estate investments, all of which are leased to single tenants on a long-term net leased basis. The table below sets forth information with respect to our materially important real estate investments as of the date of this prospectus. A real estate investment is considered materially important if it represents 10% or more of total assets or total annualized revenues of our investments as of March 31, 2009.

				Initial	Subordinated	Primary	Approximate	Initial	Rent			Amount of
	Property	Ownership	Purchase	Acquisition	Acquisition	Property	Square	Annual	Increase	Lease	Maximum	Non-Recourse	Date of
Lessee	Location	Interest	Price(1)(2)	Fee(2)	Fee(2)	Type(3)	Footage(2)	Rent(2)	Factor	Expiration	Term	Financing(2)	Acquisition

Life Time Fitness, Inc.	Columbia, MD Scottsdale, AZ	100%	63,365,113	1,584,128	1,267,302	1	220,340	5,658,029	2% per year	10/28	10/48	39,300,000	9/08
The New York Times Company	New York, NY	55%	233,720,223	4,844,568	3,875,654	2	750,000	24,187,500	1.50%	3/24	3/44	—	3/09

(1)	Purchase price means the contractual purchase price plus acquisition fees and transaction closing costs.

(2)	All amounts shown are for the total investment, that is, at 100%.

(3)	Property Types are coded as follows: 1 — Other; 2 — Office/Institutional/Research

Information with respect to our other real estate investments as of the date of this prospectus is as follows:

				Initial	Subordinated	Primary		Amount of
	Property	Ownership	Purchase	Acquisition	Acquisition	Property	Lease	Non-Recourse	Date of
Lessee	Location	Interest	Price(1)(2)	Fee(2)	Fee(2)	Type(3)	Expiration	Financing(2)	Acquisition

Berry Plastics Corporation,	Evansville, IN;	50%	$86,911,000	$2,172,775	$1,738,220	1	12/27	$39,400,000	12/07, 5/08
Berry Plastics Holding	Baltimore, MD;
Corporation and Berry Plastics	Lawrence, KS
Acquisition Corporation VII(4)
Flexmag Industries, Inc.	Norfolk, NE	100%	2,617,801	65,445	52,356	1	6/28	1,950,000	6/08
Actebis Peacock GmbH(5)	Soest, Bad Wunnenberg, Germany	70%	58,310,943	1,448,759	1,159,008	1, 3	7/24	36,087,840	7/08
Laureate Education, Inc.	Chicago, IL	100%	29,369,372	732,984	586,387	3	7/28	17,000,000	7/08
Wagon Automotive GmbH and Wagon Automotive Nagold(6)	Waldaschaff, Nagold, Germany	66.67%	57,840,144	1,439,987	1,151,989	1	8/23	29,327,390	8/08
Sabre Communications	Alvarado, TX;	100%	27,958,115	698,953	559,162	1, 2	8/28	16,020,000	8/08
Corporation and Cellxion, LLC	Bossier City, LA
Frontier Spinning Mills, Inc.	Mayodan and Sanford, NC	60%	38,866,363	968,586	774,869	1, 2	3/28	—	12/08
Kronos Products, Inc.(7)	Glendale Heights, IL	100%	14,960,733	811,518	649,215	1, 2	1/30	—	1/09

(1)	Purchase price means the contractual purchase price plus acquisition fees and transaction closing costs.

(2)	All amounts shown are for the total investment, that is, at 100%.

(3)	Property Types are coded as follows: 1 — Industrial/Manufacturing; 2 — Distribution/Warehouse; 3 — Office/Research

(4)	We acquired an initial 0.01% interest in this property in December 2007 and exercised an option to acquire an additional 49.99% interest in May 2008. CPA®:16 — Global owns the remaining 50% and consolidates this investment in its financial statements. We account for this investment under the equity method of accounting as, in our capacity as a limited partner, we have no substantive participating rights or ability to dissolve the venture or otherwise remove our venture partner.

(5)	We and our venture partner also entered into a commitment to construct an expansion at one of these facilities at a total cost to the venture of approximately $11.1 million, and the venture obtained a commitment from the lender for additional non-recourse mortgage financing of approximately $7.8 million for the purpose of constructing the expansion. U.S. dollar amounts are based on the exchange rate of the Euro on the date of closing, or $1.5828. We consolidate this investment in our financial statements.

(6)	We and our venture partner also entered into a commitment to construct an expansion at one of these facilities at a total cost to the venture of approximately $10.4 million, and the venture obtained a commitment from the lender for additional non-recourse mortgage financing of approximately $5.2 million for the purpose of constructing the expansion. U.S. dollar amounts are based on the exchange rate of the Euro on the date of closing, or $1.4887. We consolidate this investment in our financial statements. In December 2008, Wagon PLC, the parent company of Wagon Automotive GmbH and Wagon Automotive Nagold GmbH, and a guarantor of the tenants’ lease obligations, filed for bankruptcy in the United Kingdom and Wagon Automotive GmbH filed for bankruptcy in Germany. To date, Wagon Automotive Nagold GmbH has not filed for bankruptcy.

(7)	We also entered into a commitment to renovate the facility at a total cost of approximately $17.5 million.

The weighted average yield for our real estate investments to date, which is based upon the aggregate purchase price of all of our real estate investments as compared with the initial annual rent of those investments, adjusted for our percentage ownership of each investment, is approximately 9%.

The aggregate initial annual base rent and square footage of our real estate investments to date are $54,279,317 and 6,206,642 square feet, respectively. The weighted average base rent by square footage for our real estate investments to date is approximately $8.80. These amounts are inclusive of minority interest or reflect our proportionate share of total cost under the equity method of accounting, and are based upon the foreign exchange rate at the date of closing of the acquisition, as applicable.

Description of Real Estate-Related Investments

Information with respect to our real estate-related investments, which to date consist of CMBS, is as follows:

							Expected Final
			Initial		Initial Pass-	Implied	Distribution		Date of
Name	Class	Purchase Price(1)	Acquisition Fee	Face Value	through Rate	Yield(2)	Date	Ratings	Acquisition

Morgan Stanley Capital I Trust 2008-TOP29	H	$2,660,557	$26,606	$6,994,000	6.28%	22.69%	2/18	BBB-/BBB-(3)	4/08
LB-UBS Commercial Mortgage Trust 2008 C-1	G, H	3,845,935	38,459	7,160,000	6.15%	15.33%	3/18 - 9/20	Class G: A-/Ba2; Class H: BBB+/B1(4)	4/08
LB-UBS Commercial Mortgage Trust 2007 C-7	G	6,621,044	66,210	9,517,000	6.25%	12.08%	12/17	A-/A-(3)	6/08
Morgan Stanley Capital I Trust 2007-IQ16	E, G	5,375,938	53,759	7,643,000	6.15%	11.75%	12/17	Class E: A+/A+/A(high); Class G: A-/A-/A(low)(5)	6/08
Banc of America Commercial Mortgage Trust 2008-1	F	1,461,264	14,613	2,000,000	6.20%	11.22%	2/18	A/Baa3(4)	6/08

		$19,964,738	$199,647	$33,314,000

(1)	Purchase price means the contractual purchase price plus acquisition fees and transaction closing costs.

(2)	Implied yield assumes no defaults. Loans that are more than 30 days delinquent in each pool ranged from 0% to 2.1% at the date of this prospectus.

(3)	Ratings shown are those of Fitch, Inc. (“Fitch”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), respectively, at the date of this prospectus. Ratings are subject to change without notice.

(4)	Ratings shown are those of S&P and Moody’s Investors Service, Inc., respectively, at the date of this prospectus. Ratings are subject to change without notice.

(5)	Ratings shown are those of Fitch, S&P and DBRS, Inc., respectively, at the date of this prospectus. Ratings are subject to change without notice.

We have designated our CMBS investments as held to maturity securities and carry them at amortized cost because we have both the intent and ability to hold these securities to maturity. The current credit crisis and heightened turmoil in the financial markets have resulted in a lack of liquidity for these types of investments, which has made it difficult to value them. Our CMBS investments had an aggregate estimated fair value of $4.6 million as of December 31, 2008. Decreases in fair value deemed to be other than temporary would be reported as a loss in the consolidated financial statements. We reevaluate these investments on a quarterly basis to determine if there has been an other-than-temporary impairment in the value of any investment. As of December 31, 2008, our CMBS investments were in an unrealized loss position, as our carrying value exceeded the investments’ estimated fair value. However, based on our assessment of expected cash flows, which is supplemented by third-party research reports, internal review of the underlying assets securing the investments and the rating of the security, as well as our intent and ability to hold our CMBS investments to maturity, we expect to fully recover the carrying value of these investments and have concluded that these investments are not other-than-temporarily impaired as of December 31, 2008.

Risk Factors

An investment in our shares has risks.  The “Risk Factors” section of this prospectus contains a detailed discussion of the most important risks. Please refer to the “Risk Factors” section for a more detailed discussion of the risks summarized below and other risks of investment in us.

Risks Related to this Offering

•	The offering price for shares being offered in this offering and through our distribution reinvestment plan was determined by our board of directors and may not be indicative of the price at which the shares would trade if they were listed on an exchange or were actively traded by brokers.

•	A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance.

•	Our distributions to date have exceeded our earnings and future distributions may do the same, particularly during the period before we have substantially invested the net proceeds from this offering.

•	As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to the offering costs associated with your shares.

•	We may not be able to raise sufficient funds in this offering to make investments that will enable us to achieve our portfolio diversification objectives.

•	Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

Risks Related to Our Relationship with Our Advisor

•	Our success will be dependent on the performance of our advisor.

•	We may invest in assets outside our advisor’s core expertise and incur losses as a result.

•	W. P. Carey and Carey Financial have settled a Securities and Exchange Commission (“SEC”) investigation. If other actions are brought against W. P. Carey or Carey Financial, we could be adversely affected.

•	Our advisor has limited experience managing a REIT that has a broad investment strategy such as ours.

•	The repurchase of Carey Holdings’ special general partner interest in our operating partnership upon the termination of Carey Asset Management as our advisor may discourage a takeover attempt if our advisory agreement would be terminated and Carey Asset Management not replaced by an affiliate of Carey Asset Management as our advisor in connection therewith.

•	The termination or replacement of our advisor could trigger a default or repayment event under our financing arrangements for some of our assets.

•	Payment of fees to our advisor, and distributions to our special general partner, will reduce cash available for investment and distribution.

•	Our advisor may be subject to conflicts of interest.

•	We have limited independence from our advisor.

•	We face competition from affiliates of our advisor in the purchase, sale, lease and operation of properties.

Risks Related to Our Operations

•	The current financial and economic crisis has adversely affected our business and could adversely affect our business in the future.

•	Deterioration in the credit markets could adversely affect our ability to finance or refinance investments and the ability of our tenants to meet their obligations, which could affect our ability to meet our financial objectives.

•	A potential change in U.S. accounting standards regarding operating leases may make the leasing of facilities less attractive to our potential domestic tenants, which could reduce overall demand for our leasing services.

•	Our net tangible book value may be adversely affected if we are required to adopt the fair value accounting provisions of Statement of Position (“SOP”) 07-1.

•	International investment risks may adversely affect our operations and our ability to make distributions.

•	We may invest in new geographic areas that have risks that are greater or less well known to us and we may incur losses as a result.

•	We will incur debt to finance our operations, which may subject us to an increased risk of loss.

Risks Related to Net Lease Investments

•	The inability of a tenant in a single tenant property to pay rent will reduce our revenues.

•	The bankruptcy or insolvency of tenants or borrowers may cause a reduction in revenue.

•	Highly leveraged tenants may have a higher possibility of filing for bankruptcy or insolvency.

•	The credit profiles of our tenants may create a higher risk of lease defaults and therefore lower revenues.

General Real Estate Risks

•	We may have difficulty selling or re-leasing our properties.

•	Potential liability for environmental matters could adversely affect our financial condition.

•	We face competition for the investments we make.

Risks Related to Our Other Potential Investments

•	The mortgage loans in which we may invest and the mortgage loans underlying the mortgage-backed securities in which we may invest will be subject to delinquency, foreclosure and loss, which could result in losses to us.

•	The B notes, subordinate mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans in which we may invest may be subject to risks relating to the structure and terms of the transactions, as well as subordination in bankruptcy, and there may not be sufficient funds or assets remaining to satisfy the subordinate notes in which we may have invested, which may result in losses to us.

•	Interest rate fluctuations and changes in prepayment rates could reduce our ability to generate income on our investments in mortgage loans.

•	An increase in prepayment rates of the mortgage loans underlying our CMBS investments may adversely affect the profitability of our investment in these securities.

•	We may invest in subordinate mortgage-backed securities, which are subject to a greater risk of loss than more senior securities.

•	The B Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

•	Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

•	Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

•	Our investments in debt securities are subject to specific risks relating to the particular issuer of securities and to the general risks of investing in subordinated real estate securities.

Risks Related to Investments in Securities of Entities Engaged in Real Estate Activities

•	Investments in securities of REITs, real estate operating companies and companies with significant real estate assets will expose us to many of the same general risks associated with direct real property ownership.

•	Equity investments involve a greater risk of loss than traditional debt financing.

Risks Related to an Investment in Our Shares

•	The lack of a public market for our shares combined with the limit on the number of our shares a person may own may discourage a takeover and make it difficult for stockholders to sell shares quickly.

•	Failing to qualify as a REIT would adversely affect our operations and ability to make distributions.

•	If our distributions exceed our available cash from operations, we will fund distributions from other sources, which could reduce the funds we have available for investments and your overall return.

•	The Internal Revenue Service, or IRS, may treat sale-leaseback transactions as loans, which could jeopardize our REIT qualification.

•	Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.

•	The power of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

•	Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.

Our Advisor

We are externally managed and advised by Carey Asset Management, which is responsible for managing us on a day-to-day basis and for identifying and making acquisitions on our behalf. W. P. Carey & Co. B.V., an affiliate of our advisor, provides asset management services with respect to our non-U.S. investments. Carey Holdings also provides management assistance to our operating partnership. Carey Asset Management and its affiliates Carey Management Services, Inc. and W. P. Carey & Co. B.V. provide services to W. P. Carey and the other operating CPA® REITs. Although Carey Asset Management utilizes the services of entities affiliated with W. P. Carey in performing its duties under the advisory agreement, it does not have any agreements with its affiliated entities, except Carey Management Services, Inc. for the provision of such services and Carey Holdings for the performance of certain management functions for no additional consideration as provided in the partnership agreement. In connection with the offering, we have also entered into a sales agency agreement with Carey Financial, an affiliate of Carey Asset Management. Carey Asset Management shares the same address and telephone number as Carey Financial, Carey Management Services, Inc. and W. P. Carey.

Most of the officers and directors of Carey Asset Management and W. P. Carey are also our officers and directors. Our advisor has responsibility for all aspects of our operations, including:

•	selecting the investments that we will acquire, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of the investment, subject to the approval of the investment committee;

•	negotiating the terms of any borrowing, including lines of credit and any long-term financing;

•	managing our day-to-day operations, including accounting, property management and investor relations; and

•	arranging for and negotiating the sale of assets.

See the “Management” section of this prospectus for a description of the business background of the individuals who are responsible for the management of our operations and our advisor, as well as for a description of the services our advisor provides. In payment for these services, our advisor receives substantial fees.

Our board of directors has authorized our advisor to retain one or more subadvisors with expertise in our target asset classes to assist our advisor with investment decisions and asset management. We will not pay additional fees to any subadvisor. If our advisor retains any subadvisor to assist in making investment decisions and providing asset management, our advisor will pay the subadvisor a portion of the fees that it receives from us.

Our Structure

The following chart shows our ownership structure and our relationship with our advisor, Carey Holdings and W. P. Carey upon commencement of our offering. We have acquired and intend to acquire and hold our assets through our operating partnership. Our structure is often referred to as an “UPREIT” structure. We believe this structure will enable us to offer sellers of real properties the opportunity to achieve tax deferral on the sale of the properties, which may give us a competitive edge in acquiring real properties when compared with buyers who are not able to offer consideration that will result in tax deferral for the seller. However, we may not have a competitive edge when compared with publicly-traded UPREITs because they can offer sellers of real property the opportunity to achieve tax deferral and the ability to convert operating partnership units into publicly-traded common stock. See “The Operating Partnership.”

(1)	We anticipate that we will own a 99.985% capital interest in the operating partnership consisting of general and limited partnership interests. We are the managing general partner of the operating partnership and, therefore, our board of directors controls all decisions of our operating partnership. Our board has delegated authority for our management and the management of our operating partnership to our advisor, subject to the terms of the advisory agreement.
(2)	The special general partner interest may entitle Carey Holdings to receive a special allocation of our operating partnership’s profits as well as certain operating partnership distributions. See “Management Compensation.”
(3)	Jan F. Kärst, our President, and Edward V. LaPuma, each of whom is an officer of W. P. Carey, currently have a total interest of approximately 23% in W. P. Carey International. W. P. Carey International performs services under our advisory agreement and receives a portion of the fees paid to our advisor and is entitled to a share of the allocable income received by Carey Asset Management with respect to the international transactions entered into by our operating partnership. In addition, Messrs. Karst and LaPuma have, in the aggregate, approximately a 23% interest in each of W.P.C.I. Holdings I LLC (“Holdings I”), a subsidiary of Carey REIT II Inc., and W.P.C.I. Holdings II LLC (“Holdings II”), a subsidiary of W. P. Carey. Holdings I and Holdings II, which are not shown in the chart, hold interests in W. P. Carey Holdings LLC and W. P. Carey & Co. B.V., respectively, which entitle them to a portion of the revenues received by those entities with respect to the international transactions entered into by our operating partnership. See “Conflicts of Interest.”
(4)	W. P. Carey owns all of the common stock, representing 100% of the voting power, in Carey REIT II, Inc. In order to qualify as a REIT, Carey REIT II, Inc. has issued 120 shares of 6% cumulative redeemable non-voting preferred stock to 120 individuals, including six shares that were issued to six of its officers.

Our REIT Qualification

We have elected to be treated as a REIT beginning with our tax year ended December 31, 2007. Under the Internal Revenue Code of 1986, as amended, referred to as the “Internal Revenue Code” or the “Code,” REITs are subject to numerous organizational and operational requirements including limitations on certain types of gross income. As a REIT, we generally are not subject to U.S. federal income tax on our net taxable income that we distribute to our stockholders as long as we meet the REIT requirements, including that we distribute at least 90% of our net taxable income (excluding net capital gains) on an annual basis. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for the following four years. Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to U.S. federal, state, local and foreign taxes on our income and property and to income and excise taxes on our undistributed income. See “Risk Factors — Risks Related to an Investment in our Shares” for a description of risks associated with our election to be subject to taxation as a REIT.

Conflicts of Interest

Entities with which we may potentially have conflicts of interest are W. P. Carey, which is the parent company of Carey Asset Management and Carey Financial; Carey Asset Management, our advisor; Carey Financial, its affiliate and the sales agent for this offering; the other operating CPA® REITs; affiliates of Carey Asset Management and entities managed by it; those of our officers and directors who have ownership interests in W. P. Carey; W. P. Carey International, a subsidiary of Carey Asset Management; and Jan F. Kärst, our President, and Edward V. LaPuma, each of whom is an officer of W. P. Carey and who currently have a total interest of approximately 23% in W. P. Carey International as well as a total interest of approximately 23% in each of Holdings I and Holdings II.

Our advisor may experience conflicts in the management of our operations with respect to matters related to:

•	compensation payable to the advisor and its affiliates;

•	allocation of new investments and management time and services between us and various other affiliates;

•	the timing and terms of the investment in or sale of an asset;

•	investments with our affiliates or our advisor;

•	purchases of assets from, sales of assets to, or business combination transactions involving, other operating CPA® REITs;

•	the termination of our advisory agreement; and

•	our relationship with the sales agent, Carey Financial, which is an affiliate of ours and of Carey Asset Management.

Furthermore, our duties as general partner to our operating partnership and its limited partners may come into conflict with the duties of our directors and officers to us and to our stockholders. See also “Risk Factors — Risk Related to an Investment in our Shares — Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.”

The “Conflicts of Interest” section discusses in more detail the more significant of these potential conflicts of interest, as well as the procedures that have been established to resolve a number of these potential conflicts.

Our Affiliates

The “Prior Offerings by Affiliates” section of this prospectus contains a narrative discussion of the public and private real estate programs sponsored by our affiliates and affiliates of W. P. Carey in the past, including nine public limited partnerships and six unlisted public REITs. During the ten year period from January 1, 1998 through December 31, 2007, these entities, which invest in commercial properties that are leased on a net basis, purchased 634 properties, including 213 properties outside the United States. Statistical data relating to the historical experience of prior CPA® Programs are contained in Annex A — Prior Performance Tables. Information in the “Prior Offerings by Affiliates” section and in “Annex A — Prior Performance Tables” should not be considered as indicative of how we will perform.

The Offering

Maximum Offering Amount	$2 billion of common shares

Maximum Amount Issuable Pursuant to Our Distribution Reinvestment Plan	$475 million of common shares

Minimum Investment	200 shares. (The minimum investment amount may vary from state to state. Please see the “Suitability Standards” section for more details.)

Suitability Standards for Initial Purchasers in this Offering and Subsequent Transferees	Net worth of at least $70,000 and annual gross income of at least $70,000 (For this purpose, net worth excludes home, home furnishings and personal automobiles);

OR

Net worth of at least $250,000.

Suitability standards may vary from state to state and by broker-dealer to broker-dealer. Please see the “Suitability Standards” section for more details.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to distribute at least 90% of our net taxable income each year. We intend to accrue and pay distributions on a quarterly basis and we will calculate our distributions based upon daily record and distribution declaration dates so investors will be able to earn distributions immediately upon purchasing common stock.

Our Advisor	Carey Asset Management manages our day-to-day operations and selects our investments. Carey Asset Management also provides advisory services for CPA®:14, CPA®:15 and CPA®:16 - Global.

Estimated Use of Proceeds	Approximately 87% — to acquire investments.
Approximately 13% — to pay fees and expenses of the offering, including the payment of fees to Carey Financial and the payment of fees and reimbursement of expenses to Carey Asset Management.

The offering is a “best efforts” offering. When shares are offered to the public on a “best efforts” basis, we are not guaranteeing that any minimum number of shares will be sold. If you choose to purchase stock in this offering, you will fill out an order form, like the one attached to this prospectus as Annex B, for a specific number of shares and pay for the shares at the time of your order. Funds received will be placed into our interest-bearing account at Bank of the West until the time you are admitted by us as a stockholder. It is our intention to admit stockholders generally on a daily basis. You will be paid interest earned by your funds if your funds are held for 20 days or longer before being transferred to us. We may sell our shares in the offering until November 2, 2009, which is the date that is two years after the effective date of the registration statement relating to this offering, unless we decide to extend the offering by the filing of a prospectus supplement. Any such decision to extend this offering will be made by our Board of Directors.

We may not transfer your funds to us until at least five business days have passed since you received this prospectus, at which time the sale will be considered completed. At any time prior to the date the sale is completed, referred to as the settlement date, you may withdraw your order by notifying your broker-dealer.

Compensation

We will pay our advisor fees for its services and will reimburse our advisor for some expenses. In addition, affiliates of our advisor will be entitled to receive distributions from our operating partnership based upon our available cash and the performance of our portfolio. Outlined below are the material items of compensation. Investors should note that when we refer to certain fees and distributions payable to the advisor or the special general partner as being subordinated to the “5% preferred return rate” or the “6% preferred return rate,” we mean that such fees and distributions will accrue but will not be paid to the advisor or the special general partner if we have not paid distributions at an average, annualized, non-compounded rate of at least 5% or 6%, as applicable, on a cumulative basis from our initial issuance of shares pursuant to this offering through the date of calculation. Once we have achieved the applicable preferred return rate, we may commence paying accrued, subordinated fees and distributions for so long as the applicable preferred return rate is maintained. Until we have invested at least 90% of the net proceeds of this offering, the 5% preferred return rate will be calculated based on our aggregate invested capital, which means the capital actually invested by us in investments other than money market securities. Once we have invested at least 90% of the net proceeds of this offering, we will calculate the 5% preferred return rate based on the proceeds from the sale of our shares, as adjusted for redemptions and distributions of the proceeds from sales and refinancing of assets. We will calculate the 6% preferred return rate based on the proceeds from the sale of our shares, as adjusted for redemptions and distributions of the proceeds from sales and refinancing of assets.

Entity Receiving Compensation	Form and Method of Compensation

Organization and Offering Stage
Carey Asset Management	Reimbursement for organization and offering expenses; provided that, the advisor shall bear all organization and offering expenses that exceed in the aggregate 4% of the gross proceeds from this offering and our distribution reinvestment plan.
Carey Financial	Selling commissions will be paid to Carey Financial of up to a maximum of $0.65 per share sold. Carey Financial will, in turn, re-allow all selling commissions to selected dealers.
Carey Financial	A selected dealer fee will be paid to Carey Financial of up to a maximum of $0.20 per share sold. Carey Financial will, in turn, re-allow all or a portion of the selected dealer fee to selected dealers for shares sold by the selected dealers.
Carey Financial	A wholesaling fee of $0.15 per share sold will be paid to Carey Financial for wholesaling expenses.

Acquisition Stage

We will pay the advisor an acquisition fee, which is divided into two components: an initial up front acquisition fee and a performance based fee that is subordinated to the 5% preferred return rate. The amount of the fee varies, depending upon the type of asset acquired, as described below. We will also reimburse the advisor for acquisition expenses.

Entity Receiving Compensation	Form and Method of Compensation

The total of all acquisition fees (including interest thereon) payable by sellers, borrowers or us to Carey Asset Management and unaffiliated third parties on all investments (including subordinated acquisition fees), and the total amount of acquisition expenses we pay, must be reasonable and together may not exceed 6% of the aggregate contract purchase price of all investments we purchase and the principal amount of loans we make.

Carey Asset Management	Initial Acquisition Fee:

•   long-term (i.e., lease terms of seven years or more), net leased properties — 2.5% of the sum of the contract purchase price of a property plus the related acquisition fees, including subordinated acquisition fees. We refer to this sum as the “aggregate total cost” of a property.

•   B Notes, mortgage-backed securities and real estate-related loans acquired or originated by us — 1% of the total amount of equity that we invest in the portion of such investment that we retain plus the related acquisition fees.

•   investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — no acquisition fees are payable.

•   other investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real property not subject to long-term net leases — 1.75% of the sum of the equity that we invest plus the related acquisition fees.

Carey Asset Management	Subordinated Acquisition Fee:

Total subordinated acquisition fees payable to Carey Asset Management by us will range from zero to 2% of the total cost of our investments, depending on the type of investment as described below:
• long-term, net leased properties — 2% of the aggregate total cost of properties;
• B notes, mortgage-backed securities and real estate-related loans — none;
• investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — none;

•   other investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real property not subject to long-term net leases — none;

Entity Receiving Compensation	Form and Method of Compensation

This fee together with accrued interest is payable in three equal annual installments on the first business day of the fiscal quarter immediately following the fiscal quarter in which an investment is made, and the first business day of the corresponding fiscal quarter in each of the subsequent two fiscal years. The unpaid portion of the fee with respect to any investment will bear interest at the rate of 5% per annum from the date of acquisition of the investment until it is paid. The fee payable in any year, and accrued interest thereon, will be subordinated to the 5% preferred return rate and only paid if the 5% preferred return rate has been achieved through the end of the prior fiscal quarter.
Operational Stage
All fees, expenses and distributions on the special general partner interest payable during the operational stage are subject to the 2%/25% Guideline. The 2%/25% Guideline is the requirement that, in the twelve-month period ending on the last day of any fiscal quarter, operating expenses not exceed the greater of 2% of the average invested assets during such twelve-month period or 25% of our adjusted net income over the same twelve-month period. Average invested assets means the average aggregate book value of our investments, before deducting non-cash items, computed by taking the average of such values at the end of each month during such period. Adjusted net income means our total consolidated revenues less its total consolidated expenses, excluding non-cash items and gains, losses or writedowns from the sale of our assets.
Carey Asset Management	We will reimburse Carey Asset Management for various expenses incurred in connection with its provision of services to us. In addition to reimbursement of third party expenses that will be paid by our advisor (including property-specific costs, professional fees, office expenses and business development expenses), we will reimburse our advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations, except that we will not reimburse our advisor for the cost of personnel to the extent such personnel are used in transactions (acquisitions, dispositions and refinancings) for which our advisor receives a transaction fee. Carey Asset Management must absorb, or reimburse us for, the amount in any twelve month period ending on the last day of any fiscal quarter by which our operating expenses, including asset management fees and distributions paid on the special general partner interest during the operational stage, exceed the 2%/25% Guideline. Such reimbursement must be made within 60 days after the end of the applicable twelve month period. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, Carey Asset Management may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% Guideline in the twelve-month period ending on the last day of such quarter.

Entity Receiving Compensation	Form and Method of Compensation

Carey Asset Management	An asset management fee is payable to Carey Asset Management (or W. P. Carey & Co. B.V., in the case of international assets) by us on the market value or equity value of our investments, as described below:
• long-term, net leased properties — 0.5% of the average market value;
• B notes, CMBS investments and real estate-related loans — 1.75% of the average equity value;

•   investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — 1.50% of the average equity value; and

•   other investments not described in the foregoing categories such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real property not subject to long-term net leases — 0.5% of the average market value.

Average market value is equal to the aggregate purchase price paid by us for the investment unless a later appraisal by an independent appraiser is obtained, in which case that later appraised value will become the average market value. Average equity value is equal to the equity portion of the aggregate purchase price paid by us for the investment, provided that, if (A) a later appraisal is obtained for the asset, that later appraised value will be used to determine average equity value, and (B) for investments in securities that we treat as available for sale under GAAP, the fair value of such securities as determined on the last day of each month, or if applicable, on the date the securities are disposed of, will be used to determine average equity value.
Carey Holdings	Carey Holdings has a special general partner profits interest in our operating partnership, which will entitle Carey Holdings to receive up to 10% of distributions of available cash, depending on the type of investment as described below:
• Long-term, net leased properties — up to 10% of available cash;
• B notes, CMBS investments and real estate-related loans — up to the lesser of (x) 10% of available cash or (y) 20% of available cash in excess of 5%;
• investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — none; and

 •   other investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real property not subject to long-term net leases — up to 10% of available cash.

Available cash means the cash generated by operating partnership operations and investments excluding cash from sales and refinancings, after the payment of debt and other operating expenses, but before distributions to partners. Distributions of available cash will be paid quarterly.

Entity Receiving Compensation	Form and Method of Compensation

Independent Directors	We will pay to each independent director an annual fee of $19,333, a fee of $1,000 for each regular quarterly meeting attended in person and up to an additional $6,000 to the Chairman of the Audit Committee, plus an annual grant of shares of our common stock having an aggregate value of $10,000 at the time of grant based on our most recently published estimated net asset value or, during the period before we publish our initial estimated net asset value, the public offering price minus discounts, commissions, and wholesaling expenses.

Dispositions/Liquidation Stage

Carey Asset Management	If Carey Asset Management (or W. P. Carey & Co. B.V., in the case of international assets) provides a substantial amount of services in the sale of an investment, subordinated disposition fees shall accrue in an amount depending on the type of assets, as described below:
• net leased properties — equal to the lesser of (i) 50% of the brokerage commission paid and (ii) 3% of the contract sales price of a property;
• investments in B Notes, mortgage-backed securities and real estate-related loans — 1% of the average equity value;
• readily marketable real estate securities — none;
• other investments not described in the foregoing categories — equal to the lesser of (i) 50% of the brokerage commission and (ii) 3% of the contract sales price of an investment.
The total real estate commissions and the subordinated disposition fees we pay shall not exceed an amount equal to the lesser of: (i) 6% of the contract sales price of an investment or (ii) the commission paid in a competitive market for the purchase or sale of an investment that is reasonable and competitive in light of the size, type, location or other relevant characteristics of the investment. The fee will only be paid if and when the 5% preferred return rate has been achieved through the end of the prior fiscal quarter. The fee will bear interest at the rate of 5% per annum from the date of disposition of the investment until it is paid. This will increase the amount received by the advisor beyond the actual fee accrued.
If the advisory agreement is terminated, other than for cause, or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination or non-renewal of the advisory agreement. If our advisory agreement is terminated for cause, we will pay our advisor unpaid expense reimbursements.

Carey Holdings	Interest in Disposition Proceeds. Carey Holdings’ special general partner interest will also entitle it to receive distributions of up to 15% of the net proceeds from the sale, exchange or other disposition of operating partnership assets remaining after the corporation has received a return of 100% of its initial investment in the operating partnership (which will be equivalent to the initial investment by our stockholders in our shares), through certain events or distributions, plus the 6% preferred return rate.

Entity Receiving Compensation	Form and Method of Compensation

If we terminate or do not renew the advisory agreement (including as a result of a merger, sale of substantially all of our assets or a liquidation), if our advisor resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser.

There are many conditions and restrictions on the payment of fees to our advisor. For a more complete explanation of the fees and expenses and an estimate of the dollar amount of these payments, as well as commission and other fees that are re-allowed to selected dealers, please see the “Management Compensation” section of this prospectus.

Carey Asset Management and W. P. Carey & Co. B.V. may each choose on an annual basis to take its fees in cash or restricted shares of our common stock, or a combination thereof. For 2009, Carey Asset Management and W. P. Carey & Co. B.V. each have elected to receive its asset management fees in restricted stock. The number of shares of restricted stock is determined by dividing the dollar amount of fees by our public offering price of $10.00. Carey Holdings may also choose on an annual basis to reinvest the distributions from its special general partnership interest in our operating partnership in exchange for partnership units at a price equal to the public offering price of our common stock.

W. P. Carey, Carey Asset Management, Carey Financial and their affiliates earned the compensation and expense reimbursements shown below in connection with their services during the year ended December 31, 2008 relating to our organization and offering stage and our acquisition and operational stage. As described in “Management Compensation” and as shown below, we pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to the achievement of performance criteria. We did not incur any amounts in connection with our liquidation stage during the year ended December 31, 2008.

	Year Ended December 31, 2008
	Paid	Accrued	Total

Organization and Offering Stage
Organization and offering expenses	$1,638,693	$767,560	$2,406,253
Selling commissions paid in connection with the offering	22,011,302	144,100	22,155,402
Selling commissions paid in connection with purchases pursuant to our distribution reinvestment plan	—	—	—
Selected dealer fee	6,840,713	—	6,840,713
Wholesaling fee	5,134,813	—	5,134,813

	35,625,521	911,660	36,537,181

Acquisition and Operational Stage
Initial acquisition fee	5,836,351	—	5,836,351
Subordinated acquisition fee	1,830,953	3,547,623	5,378,576
Reimbursement of expenses incurred in connection with Carey Asset Management’s provision of services to us	—	—	—
Asset management fees	590,065	129,084	719,149
Special general partner profits interest distributions to Carey Holdings	—	—	—
Payments to independent directors	67,672	—	67,672

	8,325,041	3,676,707	12,001,748

Total	$43,950,562	$4,588,367	$48,538,929

Selected Financial Data

We are providing this information to aid you in your analysis of the financial aspects of this offering. The following table sets forth selected operating and balance sheet information on a consolidated historical basis. This information is only a summary and should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes to those financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

The historical operating and balance sheet information as of December 31, 2008 and 2007 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

	Year Ended	Period Ended
	December 31, 2008	December 31, 2007(a)

Operating Data
Revenues	$9,684,000	$—
Net loss	(1,247,000)	(105,799)
Loss per share	(0.07)	(4.76)
Cash provided by (used in) operating activities	4,443,000	(17,081)
Cash distributions paid	5,196,000	—
Cash distributions declared per share	0.5578	0.0792

Balance Sheet Data
Total assets	$479,072,000	$2,944,287
Long-term obligations(b)	137,181,000	174

(a)	For the period from inception (February 20, 2007) to December 31, 2007.

(b)	Represents non-recourse debt and deferred acquisition fee installments.

Distributions

We pay distributions on a quarterly basis. Cash distributions to date are described below:

Cash Distributions
Total cash distributions per $10,000 invested as of December 31, 2008(1)		$695
Annualized yield based on calendar year distributions	2008	5.58%
	2007	5.50%

(1)	Our objectives are to generate sufficient cash flow over time to provide shareholders with increasing distributions and to seek investments with potential for capital appreciation throughout varying economic cycles. During the initial phase of our operations, we may, depending on the amount and timing of receipt of cash flow from operations and the dates distributions are made, fund a significant portion of our distributions from the proceeds of this offering. In determining our distribution policy during the periods we are raising funds and investing capital, we place primary emphasis on projections of cash flow from operations, together with equity distributions in excess of equity income in real estate, from our investments, rather than on historical results of operations (though these and other factors may be a part of our consideration). In setting a distribution rate, we thus focus primarily on expected returns from those investments we have already made, as well as our anticipated rate of future investment, to assess the sustainability of a particular distribution rate over time. Because of significant initial costs incurred during fund-raising and commencement of operations, distributions during the initial periods of our operations may exceed cash flow from operations plus equity distributions in excess of equity income in real estate, and may therefore be paid in whole or in part out of equity raised in this offering. However, we expect that as the proceeds of our offering are invested, an increasing proportion of our distributions will come from cash flow from operations plus equity distributions in excess of equity income in real estate. During the year ended December 31, 2008, our cash flow from operations was $4.4 million and cash distributions were $5.2 million.

Our board of directors declared daily distributions of $0.001736 per share for the first quarter of 2009, payable to shareholders of record as of the close of business on each day during the quarter, or $0.625 per share on an annualized basis. These daily distributions will be paid in aggregate on or about April 15, 2009. In addition, our board of directors declared daily distributions of $0.001731 per share for the second quarter of 2009, payable to shareholders of record as of the close of business on each day during the quarter, or $0.630 per share on an annualized basis. These daily distributions will be paid in aggregate on or about July 15, 2009.

Our Status Under the Investment Company Act

We do not believe that we are required and do not intend to register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates;

•	compliance with reporting, record keeping, voting and proxy disclosure requirements; and

•	other rules and regulations that would significantly increase our operating expenses.

See “Risk Factors — Risks Related to Our Operations — Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.”

ERISA Considerations

The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on retirement plans and individual retirement accounts, referred to as IRAs, subject to the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA, and/or the Code.

ERISA is a federal law that regulates the operation of certain pension and other employee benefit plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or IRA or any other employee benefit plan subject to ERISA should read this section very carefully.

Description of Shares

General

We will not issue stock certificates. A stockholder’s investment will be recorded on our books as held by Phoenix American Financial Services, Inc., or Phoenix American, our transfer agent. If you wish to sell your shares, you will be required to comply with the transfer restrictions and send an executed transfer form to Phoenix American. Transfer fees will apply in certain circumstances.

Stockholder Voting Rights and Limitations

Stockholders will meet each year for the election of directors, who are elected by the affirmative vote of a majority of shares present, in person or by proxy, at the meeting. Other business matters may be presented at the annual meeting or at special stockholder meetings. You are entitled to one vote for each share you own. All stockholders are bound by the decision of the majority of stockholders who vote on each question voted upon or, in certain instances, by the decision of a majority of all stockholders entitled to vote.

Limitation on Share Ownership

Our charter restricts ownership by one person and their affiliates to no more than 9.8% of the value of our issued and outstanding shares and no more than 9.8% in value or number, whichever is greater, of our issued and outstanding common shares. See “Description of Shares — Restriction on Ownership of Shares.” These restrictions are designed to assist us in complying with restrictions imposed on REITs by the Code.

Sale of Shares

Our shares are not listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if a public market will ever develop prior to a liquidity event. As a result, you may find that it is difficult to sell your shares unless you sell them at a substantial discount.

Beginning one year after shares are issued to you, you may request that we redeem those shares in accordance with our redemption plan. The redemption procedures are described in the “Description of Shares — Redemption of Shares” section of this prospectus.

For a more complete description of the shares, including limitations on the ownership of shares, please refer to the “Description of Shares” section of this prospectus.

Reports to Stockholders

You will receive periodic updates on the performance of your investment in us, including:

•	Four quarterly distribution reports;

•	An annual report; and

•	A Form 1099 that will be mailed by January 31 of each year.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan in which investors can reinvest their distributions in additional shares. For information on how to participate in our distribution reinvestment plan, see the section of the prospectus entitled “Description of Shares — Summary of Our Distribution Reinvestment and Stock Purchase Plan.”

If you have more questions about this offering or
if you would like additional copies of this prospectus,
you should contact your registered representative or:

Corporate Property Associates 17 — Global Incorporated
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, NY 10020
1-800-WP CAREY
cpa17global@wpcarey.com

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. The material risks are described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.

RISKS RELATED TO THIS OFFERING

We were incorporated in February 2007 and have a very limited operating history; therefore, there is no assurance that we will be able to achieve our investment objectives.

We were incorporated in February 2007 and have a very limited operating history and a limited number of assets. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives as described in this prospectus and that the value of your investment could decline substantially. Our financial condition and results of operations will depend on many factors, including the availability of opportunities for the acquisition of assets, readily accessible short and long-term financing, conditions in the financial markets, economic conditions generally, and the performance of our advisor. There can be no assurance that we will be able to generate sufficient cash flow over time to pay our operating expenses and make distributions to stockholders.

The past performance of programs sponsored by or affiliated with W. P. Carey is not an indicator of our future performance.

You should not rely upon the past performance of other CPA® programs managed by the advisor as an indicator of our future performance. This is particularly true since we may make investments other than in net leased properties of the type that were the focus of prior CPA® programs. We cannot guarantee that we will be able to find suitable investments. Our failure to timely invest the proceeds of this offering, or to invest in quality assets, could diminish returns to investors and our ability to pay distributions to our stockholders.

The offering price for shares being offered in this offering and through our distribution reinvestment plan was determined by our board of directors and may not be indicative of the price at which the shares would trade if they were listed on an exchange or were actively traded by brokers.

The offering price of the shares being offered in this offering and through our distribution reinvestment plan was determined by our board of directors in the exercise of its business judgment. This price may not be indicative of the price at which shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a stockholder would receive if we were liquidated or dissolved or of the value of our portfolio at the time you purchase shares.

A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance.

We have not yet identified most of the assets to be purchased with the proceeds of this offering and our distribution reinvestment plan; therefore, there could be a substantial delay between the time you invest in shares and the time substantially all the proceeds are invested by us. Delays in investing our capital could also arise from the fact that our advisor is simultaneously seeking to locate suitable investments for the other operating CPA® REITs managed by our advisor and its affiliates. We currently expect that, if the entire offering is subscribed for, it may take up to two years after commencement of the offering or one year after the termination of this offering, if later, until our capital is substantially invested. Pending investment, the balance of the proceeds of this offering will be invested in permitted temporary investments, which include short term U.S. government securities, bank certificates of deposit and other short-term liquid investments. The rate of return on those investments, which affects the amount of cash available to make distributions to stockholders, has fluctuated in recent years and most likely will be less than the return obtainable from real property or other investments. Therefore, delays in our ability to invest the proceeds of this offering could adversely affect our ability to pay distributions to our stockholders and adversely affect your total return. If we fail to timely invest the net proceeds of this offering or to invest in quality assets, our ability to achieve our investment objectives could be materially adversely affected. In addition, because we have not identified most of the assets to be purchased with the net proceeds of this offering, uncertainty and risk is increased to you as you will be unable to evaluate the manner in which the net proceeds are to be invested or the economic merits of a particular asset prior to the investment.

Our distributions may exceed our cash flow from operations and our GAAP earnings.

The regular quarterly cash distributions we pay are expected to be principally sourced by cash flow from operations. However, during the early stages of the offering and until we invest a significant portion of the offering proceeds, distributions may be sourced in part from offering proceeds. For the year ended December 31, 2008, 86% of our cash distributions were sourced by cash flow from operations, with the remainder sourced from offering proceeds. Our distributions paid to date have exceeded our GAAP earnings and future distributions may do the same, particularly during the early stages of the offering and until we invest a significant portion of the net proceeds. Therefore, for U.S. federal income tax purposes, portions of the distributions we make may represent return of capital to our shareholders.

Stockholders’ equity interests may be diluted.

Our stockholders do not have preemptive rights to any shares of common stock issued by us in the future. Therefore, if we (1) sell shares of common stock in the future, including those issued pursuant to our distribution reinvestment plan, (2) sell securities that are convertible into our common stock, (3) issue common stock in a private placement to institutional investors, or (4) issue shares of common stock to our directors or to W. P. Carey and its affiliates for payment of fees in lieu of cash, then existing stockholders and investors purchasing shares in this offering will experience dilution of their percentage ownership in us. Depending on the terms of such transactions, most notably the offer price per share, which may be less than the price paid per share in this offering, and the value of our properties and our other investments, existing stockholders might also experience a dilution in the book value per share of their investment in us.

As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to the offering costs associated with your shares.

If you purchase our common shares in this offering, you will incur immediate dilution equal to the costs of the offering associated with your shares. This means that the investors who purchase common shares will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities. The costs of this offering are currently unknown and cannot be precisely estimated at this time. The costs will be substantial.

We may not be able to raise sufficient funds in this offering to make investments that will enable us to achieve our portfolio diversification objectives.

This offering is on a best-efforts basis and is not conditioned on the sale of any minimum number of shares. Our ability to diversify our investments, both geographically and by type of assets purchased, will be limited by the amount of funds at our disposal. The investment of a smaller sum of money will likely result in the acquisition of fewer assets and, accordingly, less diversification of our investment portfolio than the investment of a larger sum in a greater number of assets. The amount we have to invest will depend on the amount to be raised in this offering and through our distribution reinvestment plan and the amount of money we are able to borrow. Lack of diversification will increase the potential adverse effect on us and you of any under-performing investments.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of our stockholders. These policies may change over time. The methods of implementing our investment policies may also vary, as new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by a majority of the directors (including a majority of the independent directors), without the approval of our stockholders. As a result, the nature of your investment could change without your consent. A change in our investment strategy may, among other things, increase our exposure to interest rate risk, default risk and commercial real property market fluctuations, all of which could materially adversely affect our ability to achieve our investment objectives.

We are not required to meet any diversification standards; therefore, our investments may become subject to concentration of risk.

Subject to our intention to maintain our qualification as a REIT, there are no limitations on the number or value of particular types of investments that we may make. We are not required to meet any diversification standards, including geographic diversification standards. Therefore, our investments may become concentrated in type or geographic location, which could subject us to significant concentration of risk with potentially adverse effects on our investment objectives.

RISKS RELATED TO OUR RELATIONSHIP WITH OUR ADVISOR

Our success will be dependent on the performance of our advisor.

Our ability to achieve our investment objectives and to pay distributions will be dependent upon the performance of our advisor in the acquisition of investments, the selection of tenants, the determination of any financing arrangements, and the management of our assets. Investors will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus. You must rely entirely on the management ability of our advisor and the oversight of our board of directors. The past performance of partnerships and CPA® Programs managed by our advisor may not be indicative of our advisor’s performance with respect to us. We cannot guarantee that our advisor will be able to successfully manage and achieve liquidity for us to the extent it has done so for prior programs.

We may invest in assets outside our advisor’s core expertise and incur losses as a result.

We are not restricted in the types of investments we may make and we may invest in assets outside our advisor’s core expertise of long-term net leased properties. Our advisor may not be as familiar with the potential risks of investments outside net leased properties. While our advisor believes that, together with any subadvisors it may hire to assist it, it will have sufficient experience to appropriately evaluate any investments it may make, the fact that it does not have the same level of experience in evaluating investments outside its core business could result in such investments performing more poorly than long-term net lease investments, which in turn could adversely affect our revenues, net asset values, and distributions to stockholders.

W. P. Carey and Carey Financial have settled an SEC investigation. If other actions are brought against W. P. Carey or Carey Financial, we could be adversely affected.

W. P. Carey and Carey Financial, a wholly-owned broker-dealer subsidiary of W. P. Carey and the sales agent for this offering, have settled all matters relating to an investigation by the SEC of

W. P. Carey and Carey Financial, including matters relating to payments by certain CPA® REITs other than us during 2000-2003 to broker-dealers that distributed their shares.

Under the settlement, W. P. Carey was required to cause payments to be made to the affected CPA® REITs of approximately $20 million and paid a civil monetary penalty of $10 million. Also, in connection with implementing the settlement, a federal court injunction has been entered against W. P. Carey and Carey Financial enjoining them from violating a number of provisions of the federal securities laws. Any further violation of these laws by W. P. Carey or Carey Financial could result in civil remedies, including sanctions, fines and penalties, which may be more severe than if the violation had occurred without the injunction being in place. Additionally, if W. P. Carey or Carey Financial breaches the terms of the injunction, the SEC may petition the court to vacate the settlement and restore the SEC’s original action to the active docket for all purposes.

The settlement is not binding on other regulatory authorities, including FINRA, which regulates Carey Financial, state securities regulators, or other regulatory organizations, which may seek to commence proceedings or take action against W. P. Carey or its affiliates on the basis of the settlement or otherwise. Any actions that adversely affect W. P. Carey or Carey Financial may also have a material adverse effect on us because of our dependence on our advisor and Carey Financial for a broad range of services.

Our advisor has limited experience managing a REIT that has a broad investment strategy such as ours.

Our advisor has limited experience managing a REIT that has a broad investment strategy such as ours. The experience of our advisor consists mainly of making investments on behalf of the CPA® Programs in net leased properties. Our advisor’s lack of investing experience in other asset classes could cause increased investment expenses or lower quality investments than anticipated and therefore could adversely affect our revenues and distributions to our stockholders.

Exercising our right to repurchase all or a portion of Carey Holdings’ interests in our operating partnership upon certain termination events could be prohibitively expensive and could deter us from terminating the advisory agreement.

The termination of Carey Asset Management as our advisor, including by non-renewal of the advisory agreement, and replacement with an entity that is not an affiliate of Carey Asset Management, or the resignation of our advisor for good reason, all after two years from the start of operations of our operating partnership, would give our operating partnership the right, but not the obligation, to repurchase all or a portion of Carey Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. This repurchase could be prohibitively expensive, could require the operating partnership to have to sell assets to raise sufficient funds to complete the repurchase and could discourage or deter us from terminating the advisory agreement. Alternatively, if our operating partnership does not exercise its repurchase right and Carey Holdings’ interest is converted into a special limited partnership interest, we might be unable to find another entity that would be willing to act as our advisor while Carey Holdings owns a significant interest in the operating partnership. If we do find another entity to act as our advisor, we may be subject to higher fees than the fees charged by Carey Asset Management.

The repurchase of Carey Holdings’ special general partner interest in our operating partnership upon the termination of Carey Asset Management as our advisor may discourage a takeover attempt if our advisory agreement would be terminated and Carey Asset Management not replaced by an affiliate of Carey Asset Management as our advisor in connection therewith.

In the event of a merger in which our advisory agreement is terminated and Carey Asset Management is not replaced by an affiliate of Carey Asset Management as our advisor, the operating partnership must either repurchase all or a portion of Carey Holdings’ special general partner interest in our operating partnership or obtain the consent of Carey Holdings to the merger. This obligation may deter a transaction that could result in a merger in which we are not the survivor. This deterrence may limit the opportunity for stockholders to receive a premium for their common shares that might otherwise exist if an investor attempted to acquire us through a merger.

The termination or replacement of our advisor could trigger a default or repayment event under our financing arrangements for some of our assets.

Lenders for certain of our assets typically request change of control provisions in the loan documentation that would make the termination or replacement of W. P. Carey or its affiliates as our advisor an event of default or an event requiring the immediate repayment of the full outstanding balance of the loan. While we will attempt to negotiate not to include such provisions, lenders may require such provisions. If an event of default or repayment event occurs with respect to any of our assets, our revenues and distributions to our stockholders may be adversely affected.

Payment of fees to our advisor, and distributions to our special general partner, will reduce cash available for investment and distribution.

Our advisor will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. Unless our advisor elects to receive our common stock in lieu of cash compensation, we will pay our advisor substantial cash fees for these services. In addition, our special general partner is entitled to certain distributions from our operating partnership. The payment of these fees and distributions will reduce the amount of cash available for investments or distribution to our stockholders.

Our advisor may be subject to conflicts of interest.

Our advisor manages our business and selects our investments. Our advisor has some conflicts of interest in its management of us, which arise primarily from the involvement of our advisor in other activities that may conflict with us and the payment of fees by us to our advisor. Activities in which a conflict could arise between us and our advisor include:

•	the receipt of compensation by our advisor for acquisitions of investments, leases, sales and financing for us, which may cause our advisor to engage in transactions that generate higher fees, rather than transactions that are more appropriate or beneficial for our business;

•	agreements between us and our advisor, including agreements regarding compensation, will not be negotiated on an arm’s-length basis as would occur if the agreements were with unaffiliated third parties;

•	acquisitions of single assets or portfolios of assets from affiliates, including the other operating CPA® REITs, subject to our investment policies and procedures, which may take the form of a direct purchase of assets, a merger or another type of transaction;

•	competition with certain affiliates for investment acquisitions, which may cause our advisor and its affiliates to direct investments suitable for us to other related entities;

•	a decision by our advisor (on our behalf) of whether to hold or sell an asset. This decision could impact the timing and amount of fees payable to our advisor as well as allocations and distributions payable to Carey Holdings pursuant to its special general partner interests. On the one hand, our advisor receives asset management fees and may decide not to sell an asset. On the other hand, Carey Holdings will be entitled to certain profit allocations and cash distributions based upon sales of assets as a result of its operating partnership profits interest;

•	a recommendation by our advisor that we declare distributions at a particular rate because our advisor and Carey Holdings may begin collecting subordinated fees and subordinated distributions once the applicable preferred return rate has been met; and

•	disposition fees based on the sale price of assets and interests in disposition proceeds based on net cash proceeds from sale, exchange or other disposition of assets may cause a conflict between the advisor’s desire to sell an asset and our plans to hold or sell the asset. See “Conflicts of Interest — Our advisor may be subject to conflicts of interest.”

We have limited independence from our advisor.

All of our management functions are performed by officers of our advisor pursuant to our contract with the advisor. Additionally, some of the members of our board of directors are also directors of W. P. Carey. Independent directors of other operating CPA® REITs also serve as our independent directors. As a result of the foregoing, we have limited independence from W. P. Carey and its affiliates. This limited independence, combined with Carey Asset Management’s and Carey Holdings’ interests in us, may result in potential conflicts of interest described in “Conflicts of Interest” section of this prospectus because of the substantial control that our advisor has over us and because of its economic incentives that may differ from those of our stockholders. See “Conflicts of Interest — We have limited independence from our advisors and its affiliates.”

We face competition from affiliates of our advisor in the purchase, sale, lease and operation of properties.

W. P. Carey and its affiliates specialize in providing lease financing services to corporations and in sponsoring funds, such as the CPA® REITs, that invest in real estate. The other operating CPA® REITs have investment policies and return objectives that are similar to ours and two of the other operating CPA® REITs are currently actively seeking opportunities to invest capital. Therefore, W. P. Carey and its affiliates, including other operating CPA® REITs and future entities advised by W. P. Carey, may compete with us with respect to properties, potential purchasers, sellers and lessees of properties, and mortgage financing for properties. We do not have a non-competition agreement with W. P. Carey or the other operating CPA® REITs and there are no restrictions on W. P. Carey’s ability to sponsor or manage funds or other investment vehicles that may compete with us in the future. Some of the entities formed and managed by W. P. Carey may be focused specifically on particular types of investments and receive preference in the allocation of those types of investments. See “Conflicts of Interest — We may enter into transactions with or take loans from our advisor or its affiliates,” and “Conflicts of Interest — There may be competition from our advisor and its affiliates for the time and services of officers and directors.”

The sales agent’s affiliation with our advisor may cause a conflict of interest and may hinder the performance of its due diligence obligations.

Carey Financial receives selling commissions and a selected dealer fee, all or a portion of which it may re-allow to other dealers, as well as a wholesaling fee in connection with this offering. As sales agent, Carey Financial has certain obligations under the federal securities laws to undertake a due diligence investigation with respect to the parties involved in this offering, including our advisor. Carey Financial’s affiliation with our advisor may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations. While we make certain representations to Carey Financial on which it may rely, Carey Financial has not requested and will not obtain from counsel an opinion to the effect that the prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the prospectus, in the light of the circumstances under which they were made, not misleading.

Because this offering will not be underwritten, you will not have the benefit of an independent review of us, including our operations, internal controls and properties, or this prospectus, customarily undertaken in underwritten offerings.

Generally, offerings of securities to the public are underwritten by a third-party “underwriter” within the meaning of the Securities Act of 1933, also known as the Securities Act. The structure of this offering does not require the use of an underwriter as we will issue common shares directly to investors, and thus you will not have the benefit of an independent review of us or this prospectus. The absence of an independent due diligence review increases the risks and uncertainty you face as a potential investor in our common shares.

Our advisor may hire subadvisors in areas where our advisor is seeking additional expertise. Stockholders will not be able to review these subadvisors, and our advisor may not have sufficient expertise to monitor the subadvisors.

Our advisor has the right to appoint one or more subadvisors with expertise in our target asset classes to assist our advisor with investment decisions and asset management. We do not have control over which subadvisors our advisor may choose and our advisor may not have the necessary expertise to effectively monitor the subadvisors’ investment decisions.

RISKS RELATED TO OUR OPERATIONS

The current financial and economic crisis could adversely affect our business.

The full magnitude, effects and duration of the current financial and economic crisis cannot be predicted. Through the date of this prospectus, the primary effects of this crisis on our business have been difficulty in obtaining financing for our investments and increased levels of financial distress at our tenants, with one recently having filed for bankruptcy, as well as our ability to raise new funds. Depending on how long and how severe this crisis is, we could in the future experience a number of additional effects on our business, including higher levels of default in the payment of rent by our tenants, additional bankruptcies, and impairments in the value of our property investments. Any of these conditions may negatively affect our earnings, as well as our cash flow and, consequently, our ability to sustain the payment of dividends at current levels. In addition, our earnings or cash flow may also be adversely affected by other events, such as increases in the value of the U.S. Dollar relative to other currencies in which we receive rent.

We may incur material losses on some of our investments.

Our objective is to generate attractive risk adjusted returns, which means that we will take on risk in order to achieve higher returns. We expect that we will incur losses on some of our investments. Some of those losses could be material.

Deterioration in the credit markets could adversely affect our ability to finance or refinance investments and the ability of our tenants to meet their obligations, which could affect our ability to meet our financial objectives.

In recent periods, loans backed by real estate have become increasingly difficult to obtain, and where obtainable, rates have increased and terms have become more onerous, as compared with recent prior years. This has largely been the result of a series of events affecting the credit markets, which have included serious deterioration in the value of collateralized debt obligations (“CDO’s”), initially those tied to subprime residential mortgage loans but more recently extending to other types of real estate collateral, as well as the significant losses incurred by many financial institutions and continuing uncertainty surrounding the values of synthetic financial instruments and economic conditions generally.

This reduction in available financing currently affects, and if it continues may have a more long term effect on, our ability to achieve our financial objectives. Among other things, we may be unable to finance future acquisitions, which could cause potential acquisitions to fail to meet our investment criteria or, even if we determine that such criteria are met, reduce our returns until such time, if ever, as we are able to obtain financing for such investments. Even where we are able to obtain financing, higher costs of borrowing may negatively affect our profitability and cash flow. In addition, failure to obtain financing, or obtaining financing at reduced leverage ratios, will adversely affect our ability to achieve diversification in our overall portfolio, as the number of different investments we can make with our capital will be reduced.

In addition, the creditworthiness of our tenants may be adversely affected if their assets include investments in CDOs and residential mortgage loans or if they have difficulty obtaining financing to fund their business operations. Any such effects could adversely impact our tenants’ ability to meet their ongoing lease obligations to us, which could in turn adversely affect our ability to make distributions.

We may recognize substantial impairment charges on our properties.

We may incur substantial impairment charges, which we are required to recognize whenever we sell a property for less than its carrying value or we determine that the property has experienced a decline in its carrying value (or, for direct financing leases, that the unguaranteed residential value of the underlying property has declined). By their nature, the timing and extent of impairment charges are not predictable. Impairment charges reduce our net income, although they do not necessarily affect our cash flow from operations.

Liability for uninsured losses could adversely affect our financial condition.

Losses from disaster-type occurrences (such as wars, terrorist activities, floods or earthquakes) may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss or a loss in excess of the limits of our insurance occur, we could lose our capital investment and/or anticipated profits and cash flow from one or more investments, which in turn could cause the value of the shares and distributions to our stockholders to be reduced.

A potential change in U.S. accounting standards regarding operating leases may make the leasing of facilities less attractive to our potential domestic tenants, which could reduce overall demand for our leasing services.

Under Statement of Financial Accounting Standard (“SFAS”) No. 13, “Accounting for Leases,” a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. This situation is considered to be met if, among other things, the non-cancellable lease term is more than 75% of the useful life of the asset or if the present value of the minimum lease payments equals 90% or more of the leased property’s fair value. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on their balance sheet. If the lease does not meet any of the criteria for a capital lease, the lease is considered an operating lease by the tenant, and the obligation does not appear on the tenant’s balance sheet; rather the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet in comparison to direct ownership. In 2005, the SEC conducted a study of off-balance-sheet financing that, among other areas, included lease accounting. This study raised concerns that the current accounting model does not clearly portray the resources and obligations arising from long term lease transactions with sufficient transparency. In July 2006, the Financial Accounting Standards Board (“FASB”) and the

International Accounting Standards Board announced a joint project to re-evaluate lease accounting. In connection with this joint project, in March 2009 the FASB issued a discussion paper providing its preliminary views on lease accounting. The FASB’s preliminary view is that the scope of the proposed new standard should be based on the scope of the existing standards. Changes to the accounting guidance could affect both the Company’s accounting for leases as well as that of its current and potential customers. These changes may affect how the real estate leasing business is conducted both domestically and internationally. For example, if the accounting standards regarding the financial statement classification of operating leases are revised, then companies may be less willing to enter into leases in general or desire to enter into leases with shorter terms because the apparent benefits to their balance sheets could be reduced or eliminated. This in turn could cause a delay in investing our offering proceeds and make it more difficult for us to enter into leases on terms we find favorable.

Our net tangible book value may be adversely affected if we are required to adopt the fair value accounting provisions of SOP 07-1.

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. In February 2008, FASB Staff Position (“FSP”) SOP 07-1-1 was issued to delay indefinitely the effective date of SOP 07-1 and prohibit adoption of SOP 07-1 for any entity that has not early adopted SOP 07-1 before issuance of the final FSP. We are currently assessing the potential impact that the adoption of SOP 07-1 may have on our financial position and results of operations if we are required to adopt it.

While we maintain an exemption from the Investment Company Act of 1940, which we refer to in this prospectus as the Investment Company Act, and are therefore not regulated as an investment company, we may be required to adopt the fair value accounting provisions of SOP 07-1. Under these provisions, our investments would be recorded at fair value with changes in value reflected in our earnings, which may result in significant fluctuations in our results of operations and net tangible book value. In addition to the immediate substantial dilution in net tangible book value per share equal to the costs of the offering, as described earlier, net tangible book value per share may be further reduced by any declines in the fair value of our investments.

Our participation in joint ventures creates additional risk.

From time to time we may participate in joint ventures and purchase assets jointly with the other operating CPA® REITs and may do so as well with third parties. There are additional risks involved in joint venture transactions. As a co-investor in a joint venture, we would not be in a position to exercise sole decision-making authority relating to the property, joint venture or other entity. In addition, there is a potential of our joint venture partner becoming bankrupt and the possibility of diverging or inconsistent economic or business interests of us and our partner. These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. In addition, the fiduciary obligation that our advisor or members of our board may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We do not intend to register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

In general, we expect to be able to rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act. In order to qualify for this exemption, at least 55% of our portfolio must be comprised of real property and mortgages and other liens on an interest in real estate (collectively, “qualifying assets”) and at least 80% of our portfolio must be comprised of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. In order to maintain our exemption from regulation under the Investment Company Act, we must continue to engage primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may be able to avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. This would reduce the cash available for distribution to stockholders and possibly lower your returns.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company, we would be prohibited from engaging in our business as currently contemplated because the Investment Company Act imposes significant limitations on leverage. In addition, we would have to seek to restructure the advisory agreement because the compensation that it contemplates would not comply with the Investment Company Act. Criminal and civil actions could also be brought against us if we failed to comply with the Investment Company Act. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Compliance with the Americans with Disabilities Act may require us to spend substantial amounts of money, which could adversely affect our operating results.

We must comply with the Americans with Disabilities Act and fire and safety regulations, which can require significant expenditures. All of our properties must comply with the applicable portions of the Americans with Disabilities Act and the related regulations, rules and orders, commonly referred to as the ADA, or similar applicable foreign laws. The ADA, for example, has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to persons with disabilities. If we fail to comply with the ADA and other applicable laws, the U.S. or foreign government might impose fines on us and award damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local and foreign fire and safety regulations, building codes and other land use regulations. Compliance with these requirements could require us to spend substantial amounts of money, which could adversely affect our operating results. Failure to comply with these requirements may also affect the marketability of the properties.

We may use derivative financial instruments to hedge against interest rate and currency fluctuations, which could reduce the overall returns on your investment.

We may use derivative financial instruments to hedge exposures to changes in interest rates and currency rates. These instruments involve risk, such as the risk that counterparties may fail to perform under the terms of the derivative contract or that such arrangements may not be effective in reducing our exposure to interest rate changes. In addition, the possible use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income test.

International investment risks may adversely affect our operations and our ability to make distributions.

We may purchase properties and/or assets secured by properties or interests in properties located outside the U.S. Foreign real estate investments involve certain risks not generally associated with investments in the U.S. These risks include unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, potential imposition of adverse or confiscatory taxes, possible challenges to the anticipated tax treatment of the structures through which we acquire and hold investments, possible currency transfer restrictions, expropriation, the difficulty in enforcing obligations in other countries and the burden of complying with a wide variety of foreign laws. Each of these risks might adversely affect our performance and impair our ability to make distributions to our stockholders required to maintain our REIT qualification. In addition, there is less publicly available information about foreign companies and a lack of uniform financial accounting standards and practices (including the availability of information in accordance with accounting principles generally accepted in the United States of America) which could impair our ability to analyze transactions and receive timely and accurate financial information from tenants necessary to meet our reporting obligations to financial institutions or governmental or regulatory agencies. Certain of these risks may be greater in emerging markets and less developed countries. Furthermore, our advisor’s expertise to date is primarily in the U.S. and Europe and our advisor has little or no expertise in other international markets.

We may invest in new geographic areas that have risks that are greater or less well known to us, and we may incur losses as a result.

We may purchase properties and assets secured by properties located outside the U.S. and Europe. Our advisor’s expertise to date is primarily in the U.S. and Europe and our advisor does not have the same expertise in other international markets. Our advisor may not be as familiar with the potential risks to our investments outside the U.S. and Europe, and we may incur losses as a result.

We will incur debt to finance our operations, which may subject us to an increased risk of loss.

We will incur debt to finance our operations. The leverage we employ will vary depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our investment portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Debt service payments may reduce the net income available for distributions to our stockholders. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot,

we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Our charter or bylaws do not restrict the form of indebtedness we may incur.

RISKS RELATED TO NET LEASE INVESTMENTS

The inability of a tenant in a single tenant property to pay rent will reduce our revenues.

We expect that most of our commercial real estate properties will each be occupied by a single tenant, and therefore the success of our investments is materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions to our stockholders. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and cause us to have to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.

We do not fully control the management of our properties.

The tenants or managers of net lease properties are responsible for maintenance and other day-to-day management of the properties. Because our revenues are largely derived from rents, our financial condition is dependent on the ability of our tenants to operate the properties successfully. If tenants are unable to operate the properties successfully, the tenants may not be able to pay their rent, which could adversely affect our financial condition.

The bankruptcy or insolvency of tenants or borrowers may cause a reduction in revenue.

Bankruptcy or insolvency of a tenant or borrower could cause:

•	the loss of lease or interest payments;

•	an increase in the costs incurred to carry the asset;

•	a reduction in the value of our shares; and

•	a decrease in distributions to our stockholders.

Under U.S. bankruptcy law, a tenant who is the subject of bankruptcy proceedings has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, any resulting claim we have for breach of the lease (excluding collateral securing the claim) will be treated as a general unsecured claim. The maximum claim will be capped at the amount owed for unpaid rent prior to the bankruptcy unrelated to the termination, plus the greater of one year’s lease payments or 15% of the remaining lease payments payable under the lease (but no more than three years’ lease payments). In addition, due to the long-term nature of our leases and terms providing for the repurchase of a property by the tenant, a bankruptcy court could recharacterize a net lease transaction as a secured lending transaction. If that were to occur, we would not be treated as the owner of the property, but might have rights as a secured creditor. Those rights would not include a right to compel the tenant to timely perform its obligations under the lease but may instead entitle us to “adequate protection,” a bankruptcy concept that applies to protect against a decrease in the value of the property if the value of the property is less than the balance owed to us.

Insolvency laws outside of the U.S. may not be as favorable to reorganization or to the protection of a debtor’s rights as tenants under a lease as are the laws in the U.S. Our rights to terminate a lease for default may be more likely to be enforceable in countries other than the U.S., in which a debtor/ tenant or its insolvency representative may be less likely to have rights to force continuation of a lease without our consent. Nonetheless, such laws may permit a tenant or an appointed insolvency representative to terminate a lease if it so chooses.

However, in circumstances where the bankruptcy laws of the U.S. are considered to be more favorable to debtors and to their reorganization, entities that are not ordinarily perceived as U.S. entities may seek to take advantage of the U.S. bankruptcy laws if they are eligible. An entity would be eligible to be a debtor under the U.S. bankruptcy laws if it had a domicile (state of incorporation or registration), place of business or assets in the U.S. If a tenant became a debtor under the U.S. bankruptcy laws, then it would have the option of assuming or rejecting any unexpired lease. As a general matter, after the commencement of bankruptcy proceedings and prior to assumption or rejection of an expired lease, U.S. bankruptcy laws provide that until an unexpired lease is assumed or rejected, the tenant (or its trustee if one has been appointed) must timely perform obligations of the tenant under the lease. However, under certain circumstances, the time period for performance of such obligations may be extended by an order of the bankruptcy court.

We and other CPA® Programs managed by our advisor or its affiliates have had tenants file for bankruptcy protection and are involved in litigation (including several international tenants). Four prior CPA® Programs reduced the rate of distributions to their investors as a result of adverse developments involving tenants. See “Prior Offerings by Affiliates.”

Similarly, if a borrower under our loan transactions declares bankruptcy, there may not be sufficient funds to satisfy its payment obligations to us, which may adversely affect our revenue and distributions to our stockholders. See also “Risk Factors — Risks Related to Our Other Potential Investments — The mortgage loans in which we may invest and the mortgage loans underlying the commercial mortgage-backed securities in which we may invest will be subject to delinquency, foreclosure and loss, which could result in losses to us.”

We currently have one tenant, Wagon Automotive GmbH, that is operating under bankruptcy protection. This tenant and its affiliate, Wagon Automotive Nagold GmbH, contributed $0.8 million and $0.9 million, respectively, of our annual lease revenue as of December 31, 2008, respectively. As a result of the bankruptcy filing, the lender of the non-recourse mortgage financing on both properties has exercised its right to retain all payments under the leases, if any. While Wagon Automotive GmbH was current on its rent as of December 31, 2008, it has since ceased making rent payments. Wagon Automotive Nagold GmbH, which has not filed for bankruptcy, continues to meet its obligations under the lease.

Our leases may permit tenants to purchase a property at a predetermined price, which could limit our realization of any appreciation.

Based upon our advisor’s past experience, we expect that significant number of our future leases will include provisions under which the tenant will have a right to purchase the property it leases. The purchase price may be a fixed price or it may be based on a formula or it may be based on market value at the time of exercise. If a tenant exercises its right to purchase the property and the property’s market value has increased beyond that price, we would be limited in fully realizing the appreciation on that property. Additionally, if the price at which the tenant can purchase the property is less than our purchase price or carrying value (for example, where the purchase price is based on an appraised value), we may incur a loss.

Highly leveraged tenants may have a higher possibility of filing for bankruptcy or insolvency.

Highly leveraged tenants that experience downturns in their operating results due to adverse changes to their business or economic conditions may have a higher possibility of filing for bankruptcy or insolvency. In bankruptcy or insolvency, a tenant may have the option of vacating a property instead of paying rent. Until such a property is released from bankruptcy, our revenues may be reduced and could cause us to reduce distributions to stockholders.

The credit profiles of our tenants may create a higher risk of lease defaults and therefore lower revenues.

Generally, no credit rating agencies evaluate or rank the debt or the credit risk of many of our tenants, as we seek tenants that we believe will have stable or improving credit profiles that have not been recognized by the traditional credit market. Our long-term leases with certain of these tenants may therefore pose a higher risk of default than would long-term leases with tenants whose credit is rated highly by a rating agency.

We may incur costs to finish build-to-suit properties.

We may sometimes acquire undeveloped land or partially developed buildings for the purpose of owning to-be-built facilities for a prospective tenant. The primary risks of a build-to-suit project are potential for failing to meet an agreed-upon delivery schedule and cost-overruns, which may among other things cause the total project costs to exceed the original appraisal. In some cases, the prospective tenant will bear these risks. However, in other instances we may be required to bear these risks, which means that we may have to advance funds to cover cost-overruns that we would not be able to recover through increased rent payments or that we may incur schedule delays that delay commencement of rent. We will attempt to minimize these risks through guaranteed maximum price contracts, review of contractor financials and completed plans and specifications prior to commencement of construction. The incurrence of the costs described above or any non-occupancy by the tenant upon completion may reduce the project’s and our portfolio’s returns or result in losses to us.

GENERAL REAL ESTATE RISKS

We are subject, in part, to the risks of real estate ownership, which could reduce the value of our properties.

Our performance and asset value is, in part, subject to risks incident to the ownership and operation of real estate, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

We may have difficulty selling or re-leasing our properties.

Real estate investments generally lack liquidity compared to other financial assets and this lack of liquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions. The leases we may enter into or acquire may be for properties that are specially suited to the particular needs of our tenant. With these properties, if the current lease is terminated or not renewed, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant. In addition, if we are forced to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell properties without adversely affecting returns to our stockholders.

Potential liability for environmental matters could adversely affect our financial condition.

We expect to invest in real properties historically used for industrial, manufacturing, and commercial purposes. We therefore may own properties that have known or potential environmental contamination as a result of historical or ongoing operations. Buildings and structures on the properties we purchase may have known or suspected asbestos-containing building materials. We may invest in properties located in countries that have adopted laws or observe environmental management standards that are less stringent than those generally followed in the U.S., which may pose a greater risk that releases of hazardous or toxic substances have occurred to the environment. Leasing properties to tenants that engage in these activities, and owning properties historically and currently used for industrial, manufacturing, and commercial purposes, will cause us to be subject to the risk of liabilities under environmental laws. Some of these laws could impose the following on us:

•	Responsibility and liability for the cost of investigation, removal or remediation of hazardous or toxic substances released on or from our property, generally without regard to our knowledge of, or responsibility for, the presence of these contaminants.

•	Liability for claims by third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from our property.

•	Responsibility for managing asbestos-containing building materials, and third-party claims for exposure to those materials.

Our costs of investigation, remediation or removal of hazardous or toxic substances, or for third-party claims for damages, may be substantial. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or to borrow using the property as collateral. While we will attempt to mitigate identified environmental risks by requiring tenants contractually to acknowledge their responsibility for complying with environmental laws and to assume liability for environmental matters, circumstances may arise in which a tenant fails, or is unable, to fulfill its contractual obligations. In addition, environmental liabilities, or costs or operating limitations imposed on a tenant to comply with environmental laws, could affect its ability to make rental payments to us.

We face competition for the investments we make.

In raising funds for investment, we face competition from other funds with similar investment objectives that seek to raise funds from investors through publicly registered, non-traded funds, publicly-traded funds, or private funds. This competition, as well as any change in the attractiveness to investors of an investment in the types of assets held by us, relative to other types of investments, could adversely affect our ability to raise funds for future investments. We face competition for the acquisition of commercial properties and real estate-related assets from insurance companies, credit companies, pension funds, private individuals, investment companies and other REITs. We also face competition from institutions that provide or arrange for other types of commercial financing through private or public offerings of equity or debt or traditional bank financings. These institutions may accept greater risk or lower returns, allowing them to offer more attractive terms to prospective tenants. In addition, our advisor’s evaluation of the acceptability of rates of return on our behalf will be affected by our relative cost of capital. Thus, to the extent our fee structure and cost of fundraising is higher than our competitors, we may be limited in the amount of new acquisitions we are able to make.

Non-net lease investments may involve higher risks and less current income, which could adversely affect distributions.

We plan to make investments other than net-lease investments, such as equity investments in real properties that are not long-term net leased to a single tenant, senior mortgage loans, B notes, mezzanine real estate loans, CMBS investments and equity and debt securities issued by real estate companies. Such investments may be subject to higher risks than investments in long-term net leased assets. For example, as a mezzanine lender of investor in securities, we will not have a direct ownership or security interest in real properties and if the borrower or issuer defaults on an interest or dividend payment we will have no foreclosure rights on any real properties. In addition, we may not have the ability to structure the terms of a B note or a preferred equity security and may not obtain terms that are as favorable as if we were leading the structuring negotiations. Additional risks relating to these investments are described below under “Risks Related to Our Other Potential Investments.” Further, our non-net lease investments may generate less current or more irregular income than net-lease investments. The additional risks and irregularities in income that may characterize non-net lease investments could adversely affect our ability to pay distributions to stockholders.

Appraisals that we obtain may include leases in place on the property being appraised, and if the leases terminate, the value of the property may become significantly lower.

The appraisals that we obtain on our properties may be based on the value of the properties when the properties are leased. If the leases on the properties terminate, the value of the properties may fall significantly below the appraised value.

RISKS RELATED TO OUR OTHER POTENTIAL INVESTMENTS

The mortgage loans in which we may invest and the mortgage loans underlying the commercial mortgage-backed securities in which we may invest will be subject to delinquency, foreclosure and loss, which could result in losses to us.

The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by the risks particular to real property described above, as well as, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in specific industry segments;

•	declines in regional or local real estate values, or rental or occupancy rates; and

•	increases in interest rates, real estate tax rates and other operating expenses.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our ability to achieve our investment objectives, including, without limitation, diversification of our commercial real estate properties portfolio by property type and location, moderate financial leverage, low to moderate operating risk and an attractive level of current income. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

The B notes, subordinate mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans in which we may invest may be subject to risks relating to the structure and terms of the transactions, as well as subordination in bankruptcy, and there may not be sufficient funds or assets remaining to satisfy the subordinate notes in which we may have invested, which may result in losses to us.

We may invest in B notes, subordinate mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans, to the extent consistent with our investment guidelines and the rules applicable to REITs. These investments are subordinate to first mortgages on commercial real estate properties and are secured by subordinate rights to the commercial real estate properties or by equity interests in the commercial entity. If a borrower defaults or declares bankruptcy, after senior obligations are met, there may not be sufficient funds or assets remaining to satisfy the subordinate notes in which we may have invested. Because each transaction is privately negotiated, B notes and subordinate mortgage notes can vary in their structural characteristics and lender rights. Our rights to control the default or bankruptcy process following a default will vary from transaction to transaction. The subordinate real estate-related debt in which we intend to invest may not give us the right to demand foreclosure. Furthermore, the presence of intercreditor agreements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process. The IRS has issued restrictive guidance as to when a loan secured by equity in an entity will be treated as a qualifying REIT asset. Failure to comply with such guidance could jeopardize our ability to qualify as a REIT.

Interest rate fluctuations and changes in prepayment rates could reduce our ability to generate income on our investments in commercial mortgage loans.

The yield on our investments in commercial mortgage loans may be sensitive to changes in prevailing interest rates and changes in prepayment rates. Therefore, changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. We will often price loans at a spread to either United States Treasury obligations, swaps or the London Inter-Bank Offered Rate, or LIBOR. A decrease in these indexes may lower the yield on our investments. Conversely, if these indexes rise materially, borrowers may become delinquent or default on the high-leverage loans we occasionally target. As discussed below with respect to mortgage loans underlying commercial mortgage-backed securities, when a borrower prepays a mortgage loan more quickly than we expect, our expected return on the investment generally will be adversely affected.

An increase in prepayment rates of the mortgage loans underlying our CMBS investments may adversely affect the profitability of our investment in these securities.

The CMBS investments we may acquire will be secured by pools of mortgage loans. When we acquire CMBS, we anticipate that the underlying mortgage loans will be prepaid at a projected rate generating an expected yield. When borrowers prepay their mortgage loans more quickly than we expect, it results in redemptions that are earlier than expected on the CMBS, and this may adversely affect the expected returns on our investments. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

As the holder of CMBS, a portion of our investment principal will be returned to us if and when the underlying mortgage loans are prepaid. In order to continue to earn a return on this returned principal, we must reinvest it in other mortgage-backed securities or other investments. If interest rates are falling, however, we may earn a lower return on the new investment as compared to the original CMBS.

We may invest in subordinate commercial mortgage-backed securities, which are subject to a greater risk of loss than more senior securities.

We may invest in a variety of subordinate commercial mortgage-backed securities, to the extent consistent with our investment guidelines and the rules applicable to REITs. The ability of a borrower to make payments on a loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase.

Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the lien on the mortgaged properties and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to junior securities prior to allocation to more senior classes of securities issued in the securitization. Prior to the reduction of distributions to more senior securities, distributions to the junior securities may also be reduced by payments of compensation to any servicer engaged to enforce a defaulted mortgage loan. Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, we may not recover our investment.

In economic downturns, such as the present one, the risk of loss on our investments in subordinated commercial mortgage-backed securities could increase. The prices of lower credit-quality securities, such as the subordinated commercial mortgage-backed securities in which we plan to invest, are generally less sensitive to interest rate changes than more highly rated investments but are more sensitive to adverse economic downturns or individual property developments. An economic downturn or a projection of an economic downturn could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgage loans underlying mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support to a securitized structure may be insufficient to protect us against loss of our principal on these securities.

The B Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may invest in B Notes. A B Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note owners after payment to the A Note owners. B Notes reflect similar credit risks to comparably rated CMBS. However, since each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B Note investment. Further, B Notes typically are secured by a single property and so reflect the increased risks associated with a single property compared to a pool of properties. B Notes also are less liquid than CMBS, and thus we may be unable to dispose of underperforming or non-performing investments. The higher risks associated with our subordinate position in B Note investments could subject us to increased risk of losses.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

We may acquire or originate certain loans that do not conform to conventional loan criteria applied by traditional lenders and are not rated or are rated as non-investment grade (for example, for investments rated by Moody’s Investors Service, ratings lower than Baa3, and for Standard & Poor’s, BBB- or below). The non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these loans we may originate or acquire have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to our stockholders. There are no limits on the percentage of unrated or non-investment grade assets we may hold in our portfolio.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

We may invest in mezzanine loans. Investments in mezzanine loans take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in the entity that directly or indirectly owns the property. These types of investments involve a higher degree of risk than a senior mortgage loan because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse, to the assets of the property owning entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our investment, which could result in losses. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Our investments in debt securities are subject to specific risks relating to the particular issuer of securities and to the general risks of investing in subordinated real estate securities.

Our investments in debt securities involve special risks. REITs generally are required to invest substantially in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in debt are subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;

•	the dependence upon the successful operation of and net income from real property;

•	risks generally incident to interests in real property; and

•	risk that may be presented by the type and use of a particular commercial property.

Debt securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in debt securities that are rated below investment grade. As a result, investment in debt securities are also subject to risks of:

•	limited liquidity in the secondary trading market;

•	substantial market price volatility resulting from changes in prevailing interest rates;

•	subordination to the prior claims of banks and other senior lenders to the issuer;

•	the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets;

•	the possibility that earnings of the debt security issuer may be insufficient to meet its debt service; and

•	the declining creditworthiness and potential for insolvency of the issuer of such debt securities during periods of rising interest rates and economic downturn.

The risks may adversely affect the value of outstanding debt securities and the ability of the issuers thereof to repay principal and interest.

RISKS RELATED TO INVESTMENTS IN SECURITIES OF ENTITIES ENGAGED IN REAL ESTATE ACTIVITIES

Investments in securities of REITs, real estate operating companies and companies with significant real estate assets will expose us to many of the same general risks associated with direct real property ownership.

Investments we may make in other REITs, real estate operating companies and companies with significant real estate assets, directly or indirectly through other real estate funds, will be subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by us, while mortgage REITs may be affected by the quality of any credit extended. Since REIT investments, however, are securities, they also may be exposed to market risk and price volatility due to changes in financial market conditions and changes as discussed below.

The value of the equity securities of companies engaged in real estate activities that we may invest in may be volatile and may decline.

The value of equity securities of companies engaged in real estate activities, including those of REITs, fluctuates in response to issuer, political, market and economic developments. In the short term, equity prices can fluctuate dramatically in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments and they can affect a single issuer, multiple issuers within an industry or economic sector or geographic region or the market as a whole. These fluctuations in value could result in significant gains or losses being reported in our financial statements because we will be required to mark such investments to market periodically.

The real estate industry is sensitive to economic downturns. The value of securities of companies engaged in real estate activities can be adversely affected by changes in real estate values and rental income, property taxes, interest rates, and tax and regulatory requirements. In addition, the value of a REIT’s equity securities can depend on the structure and amount of cash flow generated by the REIT. It is possible that our investments in securities may decline in value even though the obligor on the securities is not in default of its obligations to us.

We may invest in the equity securities of CDOs and such investments involve various significant risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

We may invest in the equity securities of CDOs. However, we do not have a specific policy with respect to allocations in CDOs and our charter contains no limitations on the percentage we may invest in this asset class. A CDO is a special purpose vehicle that purchases collateral (such as real estate-related investments, bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity securities are usually entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the debt securities and its expenses. However, there will be little or no income available to the CDO equity securities if there are defaults by the issuers of the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in the CDO equity securities could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

Equity investments involve a greater risk of loss than traditional debt financing.

We may make equity investments. However, we do not have any specific policy with respect to allocations in equity investment and our charter contains no limitations on the percentage we may invest in this asset class. Equity investments are subordinate to debt financing and are not secured. Should the issuer default on our investment, we would only be able to proceed against the entity that issued the equity in accordance with the terms of the security and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after any lenders to the entity are paid. As a result, we may not recover some or all of our investment, which could result in losses.

RISKS RELATED TO AN INVESTMENT IN OUR SHARES

The lack of an active public trading market for our shares combined with the limit on the number of our shares a person may own may discourage a takeover and make it difficult for stockholders to sell shares quickly.

There is no active public trading market for our shares, and we do not expect there ever will be one. Our articles of incorporation also prohibit the ownership by one person or affiliated group of more than 9.8% in value of our stock or more than 9.8% in value or number, whichever is greater, of our common stock, unless exempted by our board of directors, to assist us in meeting the REIT qualification rules, among other things. This limit on the number of our shares a person may own may discourage a change of control of us and may inhibit individuals or large investors from desiring to purchase your shares by making a tender offer for your shares through offers financially attractive to you. Moreover, you should not rely on our redemption plan as a method to sell shares promptly because our redemption plan includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend or terminate our redemption plan. In particular, the redemption plan provides that we may redeem shares only if we have sufficient funds available for redemption and to the extent the total number of shares for which redemption is requested in any quarter, together with the aggregate number of shares redeemed in the preceding three fiscal quarters, does not exceed five percent of the total number of our shares outstanding as of the last day of the immediately preceding fiscal quarter. See “Description of Shares — Redemption of Shares” for a description of our redemption program. Therefore, it will be difficult for you to sell your shares promptly or at all. In addition, the price received for any shares sold prior to a liquidity event is likely to be less than the proportionate value of the real estate we own. Investor suitability standards imposed by certain states may also make it more difficult to sell your shares to someone in those states. The shares should be purchased as a long-term investment only.

Failing to qualify as a REIT would adversely affect our operations and ability to make distributions.

If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax on our net taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year we lost our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements regarding the composition of our assets and the sources of our gross income. Also, we must make distributions to our stockholders aggregating annually at least 90% of our REIT net taxable income, excluding net capital gains. Because we intend to make investments in foreign real property, we are subject to foreign currency gains and losses. Foreign currency gains may or may not be taken into account for purposes of the REIT income requirements. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments. See “United States Federal Income Tax Considerations — Requirements for Qualification-General.”

If our distributions exceed our available cash from operations, we will fund distributions from other sources, which could reduce the funds we have available for investments and your overall return.

The amount of any distributions we may make is uncertain. It is possible that we could make distributions in excess of our earnings and profits and, accordingly, that such distributions could constitute a return of capital for U.S. federal income tax purposes. It is also possible that we will make distributions in excess of our income as calculated in accordance with generally accepted accounting principles, as adjusted for non-cash expenses such as depreciation and amortization. We expect to fund distributions principally from available cash from operations; however, during periods before we have substantially invested the net proceeds from this offering, if our properties are not generating sufficient cash flow or our other expenses require it, we may need to sell properties or other assets, incur indebtedness or use offering proceeds if necessary to satisfy the REIT requirement that we distribute at least 90% of our REIT net taxable income, excluding net capital gains, and to avoid the payment of income and excise taxes. If we fund distributions from financings, then such financings will need to be repaid, and if we fund distributions from offering proceeds, then we will have fewer funds available for the acquisition of properties, which may affect our ability to generate future cash flows from operations and, therefore, reduce your overall return. These risks will be greater for persons who acquire our shares relatively early in this offering, before a significant portion of the offering proceeds have been invested.

The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT qualification.

The IRS may take the position that specific sale-leaseback transactions we will treat as true leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the qualification requirements applicable to REITs. See “United States Federal Income Tax Considerations — Sale-Leaseback Transactions.”

Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.

The maximum U.S. federal income tax rate for dividends payable by domestic corporations to taxable U.S. stockholders (as such term is defined under “United States Federal Income Tax Considerations” below) is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates, except to the extent that they are attributable to dividends paid by a taxable REIT subsidiary or a C corporation, or relate to certain other activities. This is because qualifying REITs receive an entity level tax benefit from not having to pay U.S. federal income tax on their net income. As a result, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the reduced U.S. federal income tax rates applicable to corporate dividends, which could negatively affect the value of our properties.

The power of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our organizational documents permit our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is not in our best interest to qualify as a REIT. In such a case, we would become subject to U.S. federal income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.

Our directors and officers have duties to us and to our stockholders under Maryland law in connection with their management of us. At the same time, we as general partner will have fiduciary duties under Delaware law to our operating partnership and to the limited partners in connection with the management of our operating partnership. Our duties as general partner of our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders.

Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of our operating partnership provides that, for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, employees and designees will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that: (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. These limitations on liability do not supersede the indemnification provisions of our charter.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

Maryland law could restrict change in control, which could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ interest.

Provisions of Maryland law applicable to us prohibit business combinations with:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting shares, referred to as an interested stockholder;

•	an affiliate who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our outstanding shares, also referred to as an interested stockholder; or

•	an affiliate of an interested stockholder.

These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting shares and two-thirds of the votes entitled to be cast by holders of our voting shares other than voting shares held by the interested stockholder or by an affiliate or associate of the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder. In addition, a person is not an interested stockholder if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our board of directors may determine that it is in our best interest to classify or reclassify any unissued stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of such stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. In addition, the board of directors, by a majority vote of the entire board and without any action by the stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. If our board of directors determines to take any such action, it will do so in accordance with the duties it owes to holders of our common stock.

There are special considerations for pension or profit-sharing trusts, Keoghs or IRAs.

If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other retirement plan, IRA or any other employee benefit plan subject to ERISA or Section 4975 of the Code in us, you should consider:

•	whether your investment is consistent with the applicable provisions of ERISA and the Code;

•	whether your investment will produce unrelated business taxable income, referred to as UBTI, to the benefit plan; and

•	your need to value the assets of the benefit plan annually.

We believe that, under current ERISA law and regulations, our assets should not be treated as “plan assets” of a benefit plan subject to ERISA and/or Section 4975 of the Code that purchases shares, if the facts and assumptions described in this prospectus arise as expected, and based on our charter and on our related representations. See also “ERISA Considerations.” Our view is not binding on the IRS or the Department of Labor. If our assets were considered to be plan assets, our assets would be subject to ERISA and/or Section 4975 of the Code, and some of the transactions we have entered into with our advisor and its affiliates could be considered “prohibited transactions,” which could cause us, our advisor and its affiliates to be subject to liabilities and excise taxes. In addition, Carey Asset Management could be deemed to be a fiduciary under ERISA and subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we, Carey Financial, any selected dealer, the transfer agent or any of their affiliates is a fiduciary (within the meaning of ERISA) with respect to a purchase by a benefit plan and, therefore, unless an administrative or statutory exemption applies in the event such persons are fiduciaries (within the meaning of ERISA) with respect to your purchase, shares should not be purchased.

ESTIMATED USE OF PROCEEDS

The following table presents information about how the proceeds raised in this offering will be used. Information is provided assuming (i) the sale of the maximum number of shares in the offering, and (ii) the sale of 50% of the shares in the offering based on the $10.00 per share offering price. Many of the numbers in the table are estimates because all fees and expenses cannot be determined precisely at this time. The actual use of the capital we raise is likely to be different than the figures presented in the table, because we may not raise the entire offering amount of $2 billion. Raising less than the full $2 billion in the offering will alter the amounts of commissions, fees and expenses set forth below. We expect that approximately 87% of the proceeds of the $2 billion offering will be used for investments, while the remaining 13% will be used to pay expenses and fees, including the payment of fees to Carey Financial and the payment of fees and reimbursement of expenses to our advisor.

	Maximum Sale of 200,000,000		Sale of 50% of the Shares in
	Shares in the Offering		the Offering (100,000,000 Shares)
		Percent of		Percent of
		Public		Public
		Offering		Offering
	Amount ($)	Proceeds	Amount ($)	Proceeds

Gross Public Offering Proceeds	2,000,000,000	100%	1,000,000,000	100%
Less Public Offering Expenses
Selling Commissions(1)	130,000,000	6.50	65,000,000	6.50
Selected Dealer Fee(2)	40,000,000	2.00	20,000,000	2.00
Wholesaling Fee(3)	30,000,000	1.50	15,000,000	1.50
Other Organization and Offering Expenses(4)	10,000,000	0.50	7,500,000	0.75

Total Organization and Offering Expenses(5)	210,000,000	10.50	107,500,000	10.75

Amount of Public Offering Proceeds Available for Investment	1,790,000,000	89.50	892,500,000	89.25

Acquisition Fees(6)	44,750,000	2.24	22,312,500	2.23
Acquisition Expenses(7)	10,000,000	0.50	5,000,000	0.50
Working Capital Reserve(8)	0	0	0	0

Total Proceeds to be Invested	1,735,250,000	86.76	865,187,500	86.52

Other terms of the subordinated acquisition fees are described in the “Management Compensation” section of this prospectus.

(1)	We will generally pay a selling commission in connection with the offering of $0.65 per share sold, equivalent to six and one half percent of the $10.00 offering price. Sales that qualify for volume discounts and net of commission sales will reduce the aggregate overall selling commissions. See “The Offering/Plan of Distribution” for a description of volume discounts.

(2)	We will pay a selected dealer fee of up to $0.20 per share sold, equivalent to two percent of the $10.00 offering price to Carey Financial. All or portion of this fee will be re-allowed to any selected dealer that enters into an addendum to the selected dealer agreement with Carey Financial. See “The Offering/Plan of Distribution.”

(3)	We will pay Carey Financial a wholesaling fee of $0.15 per share sold, equivalent to one and one half percent of the price of each share sold. This fee will be used by Carey Financial towards its wholesaling expenses.

(4)	“Other Organization and Offering Expenses” represent all expenses incurred in connection with our qualification and registration of our shares, including registration fees paid to the SEC, the Financial Industry Regulatory Authority, or FINRA (formerly known as the National Association of Securities Dealers, Inc.), and state regulatory authorities, issuer legal expenses, advertising, sales literature, fulfillment, escrow agent, transfer agent and other miscellaneous costs. Amounts of certain of the “Other Organization and Offering Expenses” are not determinable at this time. To the extent “Other Organization and Offering Expenses” exceed four percent of the gross proceeds of this offering and our distribution reinvestment plan, the excess will be paid by Carey Asset Management with no recourse to us. See “Management Compensation.”

(5)	The total underwriting compensation in connection with this offering, including selling commissions, the selected dealer fee and wholesaling fee, cannot exceed the limitations prescribed by FINRA. However, an additional one half percent of gross proceeds of this offering and our distribution reinvestment plan may be paid for bona fide due diligence expenses. The “Total Organization and Offering Expenses” shall be reasonable and shall in no event exceed an amount equal to 15% of the gross proceeds of this offering and our distribution reinvestment plan. In addition, our advisor will be responsible for other organization and offering expenses in excess of 4% of the gross proceeds of this offering and our distribution reinvestment plan.

(6)	Acquisition fees include all fees and commissions (including interest thereon) paid by us in connection with the making of investments, including the development or construction of properties. However, acquisition fees exclude any development fee or construction fee paid to a person who is not our affiliate in connection with the actual development and construction of a project after our acquisition of the property. For purposes of the table only, subordinated acquisition fees have not been included as part of “Acquisition Fees” because these fees will be paid from operating funds generated by us and not from the proceeds of this offering and our distribution reinvestment plan. The presentation in the table is based on the assumption that we will not borrow any funds to make investments. The presentation in the table also assumes that all investments are in long-term net-leased properties. If we raise the maximum amount of the offering of $2 billion and all of our investments in such long-term net leased properties are 65% leveraged (the 65% leverage amount is an estimated average, based upon our current intention that foreign properties will generally be, on average, 75% leveraged and domestic properties will generally be, on average, 60% leveraged), the total acquisition fees payable will be $127.9 million. See “Management Compensation” for a complete description of the terms, conditions and limitations of the payment of fees to W. P. Carey. Assuming we do not borrow money to make investments, the subordinated acquisition fees are not expected to exceed $35.8 million (1.79% of the offering proceeds) in the event the maximum offering of $2 billion is achieved. These fees with respect to any investment are payable in equal amounts over a three year period following the acquisition of an investment, assuming the five percent preferred return rate has been paid to stockholders.

(7)	“Acquisition Expenses” are expenses related to our selection and acquisition of investments, whether or not the investments are ultimately acquired or originated. These expenses include but are not limited to travel and communications expenses, the cost of appraisals, title insurance, non-refundable option payments on property not acquired, legal fees and expenses, accounting fees and expenses and miscellaneous expenses, related to selection, acquisition and origination of investments whether or not ultimately acquired or originated. “Acquisition Expenses” do not include acquisition fees.

(8)	Because leases generally will be on a net basis, we have not established a permanent reserve for maintenance and repairs. W. P. Carey may, but is not required to, establish reserves from offering proceeds, operating funds or the available proceeds of any sales of our assets.

Commencing on the initial offering date and thereafter on an ongoing basis, we are contributing the net proceeds of this offering to our operating partnership. Our operating partnership will use the net proceeds received from us: (1) to fund acquisitions and investments in accordance with our investment guidelines; (2) for working capital purposes; (3) to fund our ongoing operations and pay our expenses; (4) to fund redemptions of our common shares and interests in the operating partnership; and/or (5) repay indebtedness incurred under various financing instruments.

The following table presents information about proceeds raised under our distribution reinvestment plan, assuming we sell all of the shares available under the plan in one case, and half of the available shares in the other case. Over the life of our company, we generally expect that the amount of proceeds received under our distribution reinvestment plan will be used to fund requests for redemptions by our stockholders. In the early years of our program, when we expect to receive fewer redemption requests, the proceeds from our distribution reinvestment plan will likely exceed redemption requests. Any such excess proceeds will not be reserved, but will be available for other purposes, which may include funding investments or for working capital. In the later years of our program, redemption requests may exceed the amount of proceeds received under our distribution reinvestment plan, in which event we may use other funds, to the extent available, to fund such redemptions.

	Maximum Sale of	Sale of 25,000,000
	50,000,000 Shares in	Shares in
	the Distribution Plan	the Distribution Plan

Gross Proceeds	$475,000,000	$237,500,000
Less - Other Organization & Offering Expenses(1)	1,000,000	1,000,000
Net Proceeds Available For Redemptions	474,000,000	236,500,000

(1)	No selling commissions, selected dealer fees or wholesaling fees will be paid in connection with purchases from us through our distribution reinvestment plan.

MANAGEMENT COMPENSATION

The following table sets forth the type and, to the extent possible, estimates of the amounts of all fees, compensation, income, partnership distributions and other payments that W. P. Carey, Carey Asset Management, Carey Financial and their affiliates will be entitled to receive in connection with (1) our organization and offering stage, (2) our acquisition and operational stage and (3) our liquidation stage. These payments will result from non-arm’s-length bargaining. See “Conflicts of Interest.” The estimated amounts of fees listed in the following table are based on the assumptions that (a) all investments are made in long-term net leased properties and (b) the net proceeds of the offering available for investment are $1.7 billion as discussed under “Estimated Use of Proceeds.”

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

Organization and Offering Stage
Carey Asset Management	Reimbursement for organization and offering expenses.(1) Our advisor will be responsible for other organization and offering expenses in excess of 4% of the gross proceeds of this offering and our distribution reinvestment plan.	These expenses are estimated to be $10 million if 200,000,000 shares are sold in the offering and $11 million if the maximum of 250,000,000 shares are sold in the offering and pursuant to our distribution reinvestment plan. Amounts that may be reimbursed to broker-dealers and certain other costs are not determinable at this time.
Carey Financial	Selling commissions paid in connection with the offering: Selling commissions will be paid to Carey Financial of up to a maximum of $0.65 per share sold. Carey Financial will, in turn, re-allow all selling commissions to selected dealers.	The maximum amount payable to Carey Financial is $130 million if 200,000,000 shares are sold in the offering, all of which will be re-allowed to the selected dealers. The estimated amounts payable to Carey Financial take into consideration volume discounts and sales made net of commissions in connection with the offering only.
Selling commissions paid in connection with purchases pursuant to our distribution reinvestment plan: We will not pay selling commissions related to the purchases of shares through our distribution reinvestment plan. We will pay administrative fees related to the purchase of shares through our distribution reinvestment plan.
Carey Financial	Selected dealer fees in connection with the offering: A selected dealer fee will be paid to Carey Financial of up to a maximum of $0.20 per share sold, all or a portion of which	The amount payable to Carey Financial is $40 million if 200,000,000 shares are sold in the offering, all or a portion of which will be re-allowed to the selected dealers. The estimated

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

	will be re-allowed to selected dealers for shares sold by the selected dealers.	amounts payable to Carey Financial take into consideration volume discounts and sales made net of commissions in connection with the offering only.
Selected dealer fee in connection with purchases pursuant to our distribution reinvestment plan: We will not pay selected dealer fees in connection with purchases of shares made pursuant to our distribution reinvestment plan.
Carey Financial	A wholesaling fee of $0.15 per share sold will be paid to Carey Financial for wholesaling expenses. This fee will cover the cost of wholesaling activities including travel and entertainment expenses, compensation of Carey Financial employees performing wholesaling activities and expenses incurred in coordinating broker-dealer seminars and meetings.	The amount payable to Carey Financial is $30 million if 200,000,000 shares are sold in this offering.

Acquisition Stage
Our acquisition fee is divided into two components, an initial up front acquisition fee and a performance based fee that is subordinated to the 5% preferred return rate, as described below. We will also reimburse the advisor for acquisition expenses.
Carey Asset Management	Initial Acquisition Fee:

Total acquisition fees payable to Carey Asset Management by us (which fees may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees), other than subordinated acquisition fees, will range from zero to 2.5% of the aggregate total cost of our investments, depending on the type of investment as described below. We will also reimburse Carey Asset Management for acquisition expenses.
The actual amount to be paid to Carey Asset Management will depend upon the aggregate total cost of the investments we make or acquire, which in turn is dependent upon the gross offering proceeds and the amount of leverage we use to implement our investment strategy, and accordingly is not determinable at this time. If the investments we make or acquire from the proceeds of this offering are, on average, 65% leveraged, the acquisition fees payable to Carey Asset Management are estimated to

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

• long-term, (i.e., lease terms of seven years or more), net leased properties — 2.5% of the aggregate total cost of properties (including the related acquisition fees and subordinated acquisition fees);

• B Notes, mortgage-backed securities and real estate-related loans acquired or originated by us — 1% of the total amount of equity invested in the portion of such investment that we retain plus the related acquisition fees;

• investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — none; and

• other investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real property not subject to long-term net leases — 1.75% of the sum of the equity invested plus the related acquisition fees.

	The total of all acquisition fees (including interest thereon) payable by sellers, borrowers or us to Carey Asset Management and unaffiliated third parties on all investments (including subordinated acquisition fees), and the total amount of acquisition expenses we pay, must be reasonable and together may not exceed 6% of the aggregate contract purchase	be approximately $127.9 million if the maximum of 200,000,000 shares are sold in the offering.(2) See “Conflicts of Interest.”

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

price of all investments we purchase and loans we make or acquire. A majority of the directors (including a majority of the independent directors) not otherwise interested in any transaction may approve fees in excess of these limits if they find the excess commercially competitive, fair and reasonable to us.(3)(4)

If our advisor retains any subadvisor to assist in making investment decisions and providing asset management, our advisor will pay the subadvisor a portion of the fees that it receives from us.
Carey Asset Management	Subordinated Acquisition Fee:

Total subordinated acquisition fees payable to Carey Asset Management by us will range from zero to 2% of the total cost of our investments, depending on the type of investment as described below:

• long-term, net leased properties — 2% of the aggregate total cost of properties;

• B notes, mortgage-backed securities and real estate-related loans — none;

• investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — none; and

	• other investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real	The actual amount to be paid to Carey Asset Management will depend upon the aggregate total cost of the investments we make or acquire, which in turn is dependent upon the gross offering proceeds and the amount of leverage we use to implement our investment strategy, and accordingly is not determinable at this time. If the investments we make or acquire from the proceeds of this offering are, on average, 65% leveraged, the acquisition fees payable to Carey Asset Management are estimated to be approximately $102.3 million if the maximum of 200,000,000 shares are sold in the offering.(2) See “Conflicts of Interest.”

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

property not subject to long-term net leases — none.

This fee, together with accrued interest, is payable in three equal annual installments on the first business day of the fiscal quarter immediately following the fiscal quarter in which an investment is made, and the first business day of the corresponding fiscal quarter in each of the subsequent two fiscal years. The unpaid portion of the subordinated acquisition fee with respect to any investment will bear interest at the rate of 5% per annum from the date of acquisition of the investment until it is paid. The subordinated acquisition fee payable in any year, and accrued interest thereon, will be subordinated to the 5% preferred return rate.(3)(4)(5)

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

Operational Stage
All fees, expenses and distributions on the special general partner interest payable during the operational stage are subject to the 2%/25% Guideline.
Carey Asset Management	We will reimburse Carey Asset Management for various expenses incurred in connection with its provision of services to us. In addition to reimbursement of third party expenses that will be paid by our advisor (including property-specific costs, professional fees, office expenses and business development expenses), we will reimburse our advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations, except that we will not reimburse our advisor for the cost of personnel to the extent such personnel are used in transactions (acquisitions, dispositions and refinancings) for which our advisor receives a transaction fee. Carey Asset Management must absorb, or reimburse us for, the amount in any twelve month period ending on the last day of any fiscal quarter by which our operating expenses, including asset management fees and distributions paid on the special general partner interest during the operational stage, exceed the 2%/25% Guideline. Such reimbursement must be made within 60 days after the end of the applicable twelve-month period. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess	Not determinable at this time.

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, Carey Asset Management may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% Guideline in the twelve month period ending on the last day of such quarter.(3)(4)(5)
Carey Asset Management	An asset management fee is payable to Carey Asset Management (or W. P. Carey & Co. B.V. in the case of international assets) by us on the market value or equity value of our investments, as described below:

• long-term, net leased properties — 0.5% of the average market value;

• B notes, mortgage-backed securities and real estate-related loans — 1.75% of the average equity value;

• Investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — 1.50% of the average equity value; and

• other investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real property not subject to long-term net leases — 0.5% of the average market value.

If the maximum number of 200,000,000 shares is sold in the offering and the investments we make or acquire from the proceeds of this offering are all long- term net leased properties that are 65% leveraged, the average market value as a result of the offering would be approximately $5 billion. The annual asset management fee on these assets would be approximately $24.8 million.(2)

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

Average market value is equal to the aggregate purchase price paid by us for the investment unless a later appraisal by an independent appraiser is obtained, in which case that later appraised value will become the average market value. Average equity value is equal to the equity portion of the aggregate purchase price, provided that, if (A) a later appraisal is obtained for the asset, that later appraised value will be used to determine average equity value, and (B) for investments in securities that we treat as available for sale under GAAP, the fair value of such securities as determined on the last day of each month, or if applicable, on the date the securities are disposed of, will be used to determine average equity value.

As compensation for any advisory services that a subadvisor may provide to our advisor, our advisor will agree to pay a portion of the acquisition fees that it receives from us.
Carey Asset Management	We will not borrow funds from Carey Asset Management and its affiliates unless (A) the transaction is approved by a majority of the independent directors and a majority of the directors who are not interested in the transaction as being fair, competitive and commercially reasonable, (B) the interest and other financing charges or fees received by the advisor or its affiliates do not exceed the amount which would not be charged by non-affiliated lending institutions and (C) the terms are not less favorable than those prevailing for comparable arm’s-length loans for the same purpose. W. P. Carey will not borrow on a long-term basis from the advisor and	The number and amounts of loans, and the amount of interest we may pay, is not determinable at this time.

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

its affiliates unless it is to provide the debt portion of a particular investment and we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by the advisor and its affiliates.
Carey Holdings	Carey Holdings has a special general partner profits interest in our operating partnership that will entitle Carey Holdings to receive up to 10% of distributions of available cash, depending on the type of investment as described below:

• long-term, net leased properties — up to 10% of available cash;

• B notes, mortgage-backed securities and real estate-related loans — up to the lesser of (x) 10% of available cash or (y) 20% of available cash in excess of 5%;

• Investments in readily marketable real estate securities (other than B Notes, mortgage-backed securities and real estate-related loans) purchased on the secondary market — none; and

• other investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate-related businesses, short-term net leases and equity investments in real property not subject to long-term net leases — up to 10% of available cash.
Not determinable at this time. The actual amount to be paid to Carey Holdings is not limited.

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

Available cash means the cash generated by operating partnership operations and investments excluding cash from sales and refinancings, after the payment of debt and other operating expenses, but before distributions to partners. Distributions of available cash will be paid quarterly.(6)
Independent Directors	We will pay to each independent director an annual fee of $19,333, a fee of $1,000 for each regular quarterly meeting attended in person and up to an additional $6,000 to the Chairman of the Audit Committee, plus an annual grant of shares of our common stock having an aggregate value of $10,000 at the time of grant based on our most recently published estimated net asset value or, during the period before we publish our initial estimated net asset value, the public offering price minus discounts, commission and wholesaling expense.	The estimated aggregate compensation payable to the independent directors as a group for a full fiscal year is approximately $139,332.

Dispositions/Liquidation Stage
Carey Asset Management	If Carey Asset Management (or W. P. Carey & Co. B.V. in the case of international assets) provides a substantial amount of services in the sale of an investment, subordinated disposition fees shall accrue in an amount depending on the type of assets as described below:

• net leased properties — equal to the lesser of (i) 50% of the brokerage commission paid and (ii) 3% of the contract sales price of a property;

• investments in B Notes, mortgage-backed securities and real estate-related loans — 1% of the average equity value;

Not determinable at this time.

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

• readily marketable real estate securities — none;

• other real estate investments not described in the foregoing categories — equal to the lesser of (i) 50% of the brokerage commission and (ii) 3% of the contract sales price of an investment.
The total real estate commissions and the subordinated disposition fees we pay will not exceed an amount equal to the lesser of: (i) 6% of the contract sales price of an investment or (ii) the commission paid in a competitive market for the purchase or sale of an investment that is reasonable and competitive in light of the size, type, location or other relevant characteristics of the investment.(3)(4) The fee will only be paid if and when the 5% preferred return rate has been achieved through the end of the prior fiscal quarter. The fee will bear interest at the rate of 5% per annum from the date of disposition of the investment until it is paid. This will increase the amount received by the advisor beyond the actual fee accrued.
	If the advisory agreement is terminated, other than for cause, or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination or non-renewal of the advisory agreement. If our advisory agreement is terminated for cause, we will pay our advisor unpaid expense reimbursements.	Not determinable at this time.

Carey Holdings	Interest in Disposition Proceeds. Carey Holdings’ special general partner interest will also entitle it to receive distributions of up to 15% of the net proceeds from the sale, exchange or other	The incentive profits interest is dependent on our operations and the amounts received upon the sale or other disposition of

Entity Receiving
Compensation	Form and Method of Compensation	Estimated Amount

	disposition of operating partnership assets remaining after the corporation has received a return of 100% of its initial investment in the operating partnership (which will be equivalent to the initial investment by our stockholders in our shares), through certain liquidity events or distributions, plus the 6% preferred return rate.	the assets and is not determinable at this time.
Carey Holdings	If we terminate or do not renew the advisory agreement (including as a result of a merger, sale of substantially all of our assets or a liquidation), if our advisor resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser.(4)(5)	Not determinable at this time.

(1)	“Organization and offering expenses” represents all expenses incurred in connection with our qualification and registration of our shares including registration fees paid to the SEC, the FINRA and state regulatory authorities, issuer legal and accounting expenses, due diligence costs, advertising, sales literature, fulfillment, escrow agent, transfer agent and other miscellaneous costs.

(2)	We currently estimate that we will borrow, on average, approximately 65% of the fair market value of our investment portfolio. The actual leverage percentage we experience will affect the amount of acquisition fees earned by Carey Asset Management and the amount available for investment will be affected by the amount we borrow (i.e., the more that is borrowed, the more funds available for investment in properties). If the maximum offering of 200,000,000 shares are sold and the investment portfolio is 75% leveraged (the maximum allowable), acquisition fees (not including subordinated acquisition fees) payable to Carey Asset Management as a result of the offering (assuming an aggregate total cost of all investments of approximately $7.2 billion) are estimated to be approximately $179 million and subordinated acquisition fees are estimated to be approximately $143.2 million. We do not expect all of our investments to be 75% leveraged.

(3)	Carey Asset Management and W. P. Carey & Co. B. V., as applicable, may choose on an annual basis to take the acquisition fee, subordinated acquisition fee, asset management fee and subordinated disposition fee in cash or restricted shares of our common stock, or a combination thereof. For purposes of calculating the value per share of restricted stock given for payment of a fee, the price per share will be the estimated net asset value per share as determined by the most recent appraisal performed by an independent appraiser or, if an appraisal has not yet been performed, $10.00 per share.

(4)	If at any time the shares become listed on a national securities exchange, we will negotiate in good faith with Carey Asset Management a fee structure appropriate for an entity with a perpetual life. A majority of the independent directors must approve the new fee structure negotiated with Carey Asset Management. In negotiating a new fee structure, the independent directors shall consider the following factors and any other factors they deem relevant:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of Carey Asset Management in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by Carey Asset Management and its affiliates through its relationship with us whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by Carey Asset Management;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by Carey Asset Management for the account of other clients.

The board, including a majority of the independent directors, may not approve a new fee structure that is, in its judgment, more favorable to Carey Asset Management than the then-current fee structure.

(5)	If the advisory agreement is terminated or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any subordinated fees, earned prior to termination or non-renewal of the advisory agreement.

(6)	Carey Holdings may choose on an annual basis to reinvest the distributions from its special general partnership in our operating partnership in exchange for partnership units.

Refer to “Prospectus Summary — Compensation” for a discussion of amounts paid or payable to W. P. Carey, Carey Asset Management, Carey Financial and their affiliates during the year ended December 31, 2008.

CONFLICTS OF INTEREST

There are various conflicts of interest in the operation of our business. The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest arises and have a fiduciary obligation to act on behalf of the stockholders. Possible conflicts of interest include the following:

Our advisor may realize substantial compensation.  A transaction involving the purchase, financing, lease or sale of any investment by us may result in the realization by our advisor and its affiliate, Carey Holdings, which owns a special general partnership interest in our operating partnership, of substantial compensation. In most cases, our advisor has discretion with respect to all decisions relating to any such transaction. Acquisition fees and subordinated acquisition fees are based upon the purchase price of, or equity investment in, the assets acquired, rather than the quality or suitability of the investments. Asset management fees are based on the estimated value of the investments. Distributions on the special general partnership interest are based on available cash flow and gains from dispositions of our investments. While compensation based on the total amount or value of the investment may create an incentive for the advisor to use more leverage to invest in assets, the maximum total overall leverage the advisor may arrange for us to incur without the need for further approval is the lesser of 75% of the total cost of all our investments, or 300% of our net assets. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The CPA® REITs have averaged approximately 60% leverage as of December 31, 2008. CPA®:16 - Global’s leverage as of December 31, 2008 was approximately 57%. Like CPA®:16 - Global, we expect to hold investments in domestic and international assets. Notwithstanding the leverage cap, a conflict still exists in that fees based on the total amount or value of the investment increase as leverage increases and more assets are purchased using leverage. Potential conflicts may also arise in connection with a decision by our advisor (on our behalf) of whether to hold or sell an asset. Subordinated disposition fees, Carey Holdings’s right to certain distributions pursuant to its special general partnership profits interest and the advisor’s interest in our operating partnership’s available cash may create a conflict between the advisor and us regarding the timing and terms of the sale of such assets. Alternatively, because our advisor and its affiliates receive asset management fees, it may have an incentive not to sell a property. These conflicts are mitigated in part by the subordination of many of such fees to certain levels of investor return. However, our advisor may also face a conflict in recommending the rate at which we pay distributions because our advisor will begin collecting subordinated acquisition and disposition fees once the five percent preferred return rate has been met. In addition, the special general partner will be entitled to distributions in respect of realized gains on the disposition of assets once stockholders have received a return of 100% of their initial investment and the six percent preferred return rate has been met.

Agreements between our advisor, affiliates of the advisor or entities managed by our advisor and us are not arm’s-length agreements.  Agreements and arrangements between our advisor or its affiliates and us will not be the result of arm’s-length negotiations. In addition, as a result of the fact that we and our advisor have some common management, our board of directors may encounter conflicts of interest in enforcing our rights against our advisor in the event of a default by, or disagreement with, our advisor, or in invoking powers, rights or options pursuant to any agreement between our advisor and us. Certain provisions of our charter require that compensation to our advisor be approved by a majority of the independent directors and that terms of transactions with our advisor be no less favorable to us than terms which could be obtained from unaffiliated entities. In making such determinations our directors will use their judgment and may, but are not required to, retain the services of advisors, professional service providers or other third parties to assist them. We may enter into transactions, such as real estate joint ventures or investments in real estate funds, with the other operating CPA® REITs, other entities that are managed by our advisor or W. P. Carey. We may also purchase assets from, sell assets to, or enter into mergers or other business combination transactions with W. P. Carey, the other operating CPA® REITs or other related entities. Although all such transactions must be approved on our behalf by our independent directors, and in some cases by our stockholders, conflicts may arise in the event of a disagreement between us W. P. Carey, another operating CPA® REIT or other entity that is managed by our advisor, or because our independent directors also serve on the boards of the other operating CPA® REITs or other entities, or in enforcing our rights against another operating CPA® REIT under agreements we have with them.

We have limited independence from our advisor and its affiliates.  All of our management functions are performed by officers of Carey Asset Management or its affiliates pursuant to the advisory agreement. Additionally, some of the members of our board of directors are also directors of W. P. Carey. The independent directors of the other operating CPA® REITs have reviewed the qualifications of the individuals who have been elected as our independent directors in order to determine that they satisfy our independence standards. Our independent directors have been elected to our board to hold office for one year until the next annual meeting of the stockholders. Independent directors of other operating CPA® REITs currently serve as our independent directors. As a result of the foregoing, we have limited independence from our advisor and its affiliates. This limited independence may exacerbate the conflicts of interest described in this section by giving our advisor and W. P. Carey substantial control over us while having different economic incentives than our stockholders.

Most of our officers and certain of our directors have ownership interests in W. P. Carey.  Most of our officers and certain of our directors own shares in W. P. Carey, which is the parent company of Carey Asset Management and Carey Financial. These ownership interests may result in conflicts by creating an incentive for members of our management to make decisions or enter into transactions on our behalf, that may be beneficial to W. P. Carey and not necessarily beneficial to us.

The following table sets forth as of March 20, 2009 certain information regarding the beneficial ownership interests in W. P. Carey of our directors and officers.

Number of Shares
of W. P. Carey
Name	Beneficially Owned(1)

Wm. Polk Carey	12,062,198
Gordon F. DuGan	694,172
Jan F. Kärst	18,699
Mark J. DeCesaris	52,416
John D. Miller	4,749
Thomas J. Ridings	17,224

(1)	Includes options exercisable in the next 60 days.

We may enter into transactions with or take loans from our advisor or its affiliates.  We may borrow funds or purchase properties from our advisor or its affiliates if doing so is consistent with the investment procedures, our objectives and policies and if other conditions are met. See “Investment Objectives, Procedures and Policies.” We may borrow funds from our advisor or its affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by W. P. Carey or its affiliates.

See “Investment Objectives, Procedures and Policies.” We may borrow funds on a short-term basis from W. P. Carey or its affiliates at any time.

We may also acquire assets from our affiliates, including the other CPA® REITs, if we believe that doing so is consistent with our investment objectives and we comply with our investment policies and procedures. We may acquire single assets or portfolios of assets. Like us, the CPA® REITs intend to consider alternatives for providing liquidity for their stockholders some years after they have invested substantially all of the net proceeds from their public offerings. We may seek to purchase assets from another operating CPA® REIT that is entering its liquidation phase. These transactions may take the form of a direct purchase of assets, a merger or another type of transaction. We may invest in other vehicles, such as real estate opportunity funds, that are formed, sponsored or managed by W. P. Carey, our advisor or their affiliates.

Except as provided in our charter, we may not invest in other REITs advised or managed, directly or through affiliates, by the advisor and with respect to which the advisor, its subsidiaries or affiliates receive separate fees.

Our advisor and its affiliates are engaged in or will engage in additional management or investment activities that have and may have in the future overlapping objectives with us, including those relating to the other operating CPA® REITs.  In addition, our advisor and its affiliates may establish other investment vehicles that will invest in commercial real estate-related assets. Our advisor may face conflicts of interest in allocating investment, purchase and sale, and financing opportunities among itself or its affiliates and other entities that it advises, including the other operating CPA® REITs. These conflicts may be affected by variations in the economic benefits to our advisor and such entities from different allocations of such opportunities. For example, in the other operating CPA® REITs, our advisor does not hold a special general partnership interest. Our advisor will use its best efforts to present suitable investments to us consistent with our investment procedures, objectives and policies. If our advisor or any of its affiliates is presented with a potential investment in an asset which might be made by an affiliate or by more than one investment entity which it advises or manages, the decision as to the suitability of the asset for investment by a particular entity will be made by the chief investment officer of Carey Asset Management based upon a variety of factors which may include:

•	cash flow from the asset;

•	effect of the acquisition of the asset on the diversification of each entity’s portfolio;

•	rental payments during any renewal period;

•	the amount of equity required to make the investment;

•	the policies of each entity relating to leverage;

•	the funds of each entity available for investment;

•	the length of time the funds have been available for investment and the manner in which the potential investment can be structured by each entity; and

•	whether a particular entity has been formed specifically for the purpose of making particular types of investments (in which case it will generally receive preference in the allocation of those types of investments).

Consideration will be given to joint ownership (e.g., tenancy-in-common or joint venture arrangement) of a particular asset determined to be suitable for more than one investment entity in order to achieve diversification of each entity’s portfolio and efficient completion of an entity’s portfolio. Our directors (including the independent directors) must approve any investment in which we invest jointly with another operating CPA® REIT.

There may be competition from our advisor and its affiliates for the time and services of officers and directors.  We depend on the board and our advisor for our operations and for the acquisition, operation and disposition of our investments. Carey Asset Management has entered into the advisory agreement with us pursuant to which it will perform certain functions relating to the investment of our funds and our day-to-day management. See “Management — Advisory Agreement.” Our advisor and its affiliates will be performing similar services for the other operating CPA® REITs and may perform these services for REITs, partnerships or other investment entities offered or managed in the future by affiliates of our advisor. Our advisor and its affiliates will devote the time to our affairs as they, within their sole discretion, exercised in good faith, determine to be necessary for our benefit and that of our stockholders. See “Management.” Neither Carey Financial, Carey Asset Management, W. P. Carey & Co. B.V. nor any of their affiliates are restricted from acting as general partner, advisor, underwriter, selling agent or broker-dealer in public or private offerings of securities in REITs, real estate partnerships or other entities which may have objectives similar to ours and which are sponsored by affiliated or non-affiliated persons.

Two of our officers own a minority interest in W. P. Carey International which performs services and receives fees under our advisory agreement.  Jan F. Kärst, our President, and Edward V. LaPuma, each of whom is our officer, currently have a total interest of approximately 23% in W. P. Carey International. W. P. Carey International, a subsidiary of Carey Asset Management, performs services on behalf of Carey Asset Management under our advisory agreement and receives a portion of the compensation we pay to our advisor and is entitled to a share of the allocable income received by Carey Asset Management with respect to the international transactions entered into by our operating partnership. In addition, Messrs. Karst and LaPuma have, in the aggregate, approximately a 23% interest in each of Holdings I, a subsidiary of Carey REIT II Inc., and Holdings II, a subsidiary of W. P. Carey. Holdings I and Holdings II hold interests in W. P. Carey Holdings LLC and W. P. Carey & Co. B.V., respectively, which entitle them to a portion of the revenues received by those entities with respect to the international transactions entered into by our operating partnership. Messrs. Kärst and LaPuma do not receive current distributions on their interests, except as necessary to pay taxes on their profit interests.

Our UPREIT Structure.  Our directors and officers have duties to us and to our stockholders under Maryland law in connection with their management of us. At the same time, we, as general partner, have fiduciary duties under Delaware law to our operating partnership and to the limited partners in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and to our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of our operating partnership provides that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, employees and designees will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. These limitations on liability do not supercede the indemnification provisions of our charter, which are discussed under “Management Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties. See “Risk Factors — Risk Related to an Investment in our Shares — Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.”

The sales agent’s affiliation with W. P. Carey, its parent, may cause conflicts of interest.  Carey Financial, a subsidiary of W. P. Carey will receive selling commissions, a selected dealer fee and wholesaling fees for each share sold by it, subject to certain exceptions, and will receive reimbursement for bona fide due diligence expenses. See “The Offering/Plan of Distribution.” As sales agent, Carey Financial has certain obligations to undertake a due diligence investigation with respect to the parties involved in this offering, including W. P. Carey. The need to investigate its parent may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations.

PRIOR OFFERINGS BY AFFILIATES

The information in this section should not be considered as indicative of how we will perform. This discussion refers to the performance of prior programs over the lifetime of the programs and does not mean that we will make investments comparable to those reflected in this section. If you purchase our shares, you will not have any ownership interest in any of the real estate programs described in this section (unless you are also an investor in those real estate programs). While our investment objectives are similar to those of the CPA® Programs, our performance is subject to additional risks, including the potential adverse impact on results due to changes in currency exchange rates. Changes in exchange rates will impact the amount of and the stability of any distributions we make to our stockholders as well as any potential gains on the sales of property.

Affiliates of W. P. Carey organized the limited partnerships known as:

•	Corporate Property Associates

•	Corporate Property Associates 2

•	Corporate Property Associates 3

•	Corporate Property Associates 4

•	Corporate Property Associates 5

•	Corporate Property Associates 6

•	Corporate Property Associates 7

•	Corporate Property Associates 8

•	Corporate Property Associates 9

On January 1, 1998, these nine partnerships were combined to form Carey Diversified LLC, a New York Stock Exchange listed limited liability company. The partnerships no longer operate as independent entities. Carey Diversified subsequently acquired the net lease business operations of W. P. Carey & Co. Inc. and is now known as W. P. Carey & Co. LLC (NYSE:WPC). The rollup of these nine partnerships occurred within the contemplated timeframes for a liquidity event that were disclosed in the initial offering documents for these partnerships, except with regard to Corporate Property Associates, Corporate Property Associates 2 and Corporate Property Associates 3. The initial offering documents for these partnerships contemplated potential liquidity events prior to the end of 1992, 1995 and 1997, respectively.

Affiliates of W. P. Carey have also organized the REITs listed below, referred to as the CPA® REITs (in addition to us):

•	Corporate Property Associates 10 Incorporated (CPA®:10)

•	Carey Institutional Properties Incorporated (CIP®)

•	Corporate Property Associates 12 Incorporated (CPA®:12)

•	Corporate Property Associates 14 Incorporated (CPA®:14)

•	Corporate Property Associates 15 Incorporated (CPA®:15)

•	Corporate Property Associates 16 - Global Incorporated (CPA®:16 - Global)

In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In September 2004, CIP® and CPA®:15 merged, with CPA®:15 being the surviving company. In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. Each of these liquidity events occurred within the timeframes contemplated by the initial offering documents of the acquired company. The offering materials for each of the entities that have not been liquidated, namely CPA®:14, CPA®:15 and CPA®:16 — Global, disclose an anticipated timeframe for liquidation. The primary investment objectives of the CPA® Programs have been to own a diversified portfolio of income producing, single tenant net leased real estate assets. This is also our core investment objective, and we currently expect that for at least the first few years of our operations, most of our investments will be long-term, single tenant triple net leases. Prior to 1998, all of the CPA® Programs’ investments were made in the U.S. Since 1998, the other operating CPA® REITs have made both domestic and international investments, with CPA®:15 and CPA®:16 — Global making significant investments in international properties.

We do not have any current plans to merge with another operating CPA® REIT; however, a merger transaction is not prohibited by our organizational documents and it is possible that our board of directors might determine that a merger transaction is advisable in the future. Any merger between us and another operating CPA® REIT would require the approval of the holders of at least a majority of our outstanding shares of common stock. If we were the surviving entity of a merger between us and another operating CPA® REIT, the merger would result in a our advisor being eligible to collect subordinated disposition fees from the other CPA® REIT if the applicable stockholder return conditions for the payment of the fees were satisfied. If we were the acquired company in a merger between us and another operating CPA® REIT our advisor would be eligible to receive subordinated disposition fees and Carey Holdings would be eligible to receive its 15% profits distributions if the applicable stockholder preferred return conditions were satisfied. These same fees and distributions would be payable if we were to be acquired by an unrelated third party.

The following is information relating to the CPA® REITs for the ten year period beginning January 1, 1998 and ending December 31, 2007:

Total equity raised:	$2,805,213,000
Total investors (at December 31, 2007):	106,000
Total number of Properties Purchased(1):	634
Properties Purchased Outside the United States:	213
Aggregate Purchase Price of Properties:	$6,512,580,000
Total Equity Investment in Properties:	$2,603,483,000
Total Mortgage Financing:	$3,909,097,000

(1)	Total number of properties purchased includes properties purchased outside the United States.

Of all properties acquired by the CPA® Programs during the ten year period between January 1, 1998 and December 31, 2007, approximately 32% had newly constructed buildings or buildings being constructed, and approximately 68% had previously constructed buildings (percentages are based on aggregate purchase price).

The CPA® Programs have made international investments totaling more than $2.1 billion since 1998.

The following table summarizes all property acquisitions by the other operating CPA® REITs from January 1, 2005 to December 31, 2007. This table reflects information regarding properties acquired and is not indicative of the total portfolios of the entities listed below. See “W. P. Carey Group — Portfolio Diversification” for additional information.

Acquisition of properties by
CPA®:14, CPA®:15 and CPA®:16 — Global
from January 1, 2005 to December 31, 2007

	CPA®:14	CPA®:15	CPA®:16-Global
	(Note 1)	(Note 1)	(Note 1)

Locations	IN, PA, Finland, Germany	FL, ME, MI, NE, RI, Finland, France, Germany, Poland	AZ, CA, CO, CT, FL, GA, IL, IN, KS, KY, MD, ME, MI, MN, MO, MS, NC, NJ, NV, NY, OH, OK, PA, RI, SC, TN, TX, UT, WA, WY, Canada, Finland, France, Germany, Malaysia, Mexico, Poland, Thailand, United Kingdom
Type of property	(Note 2)	(Note 2)	(Note 2)

Gross leasable space (sq.ft.)	1,554,816	5,385,705	18,559,548
Dates of purchase	12/2005-12/2007	1/2005-10/2007	1/2005-12/2007
Original mortgage financing	$138,259,802	$470,167,361	$1,065,579,616
Cash down payment-equity	28,239,358	180,833,018	722,565,382
Contract purchase price plus acquisition fees (Note 3)	166,499,160	651,000,379	1,788,144,998
Other cash expenditures expensed	—	—	—
Other capitalized expenditures (Note 4)	—	3,856,073	2,004,045

Total cost of property	$166,499,160	$654,856,452	$1,790,149,043

(1)	The fund owns interests in one or more joint ventures or tenants-in-common with affiliates that own property. The amounts included in the table above reflect the fund’s percentage ownership in joint ventures or tenants-in-common.

(2)	Acquisitions consist of the following types of properties:

CPA®:14 — Distribution, warehouse, office and retail facilities

CPA®:15 — Distribution, industrial, office, retail and warehouse facilities

CPA®:16 — Global — Distribution, hotel, industrial, office, retail, transportation and warehouse facilities

(3)	Consists of initial purchase price, including closing costs such as the cost of appraisals, attorney’s and accountants’ fees, costs of title reports, transfer and recording taxes and title insurance. For properties under construction, this column consists of amounts funded to date. Amounts are based on currency conversion rates in effect on date funded, where applicable.

(4)	Consists of capitalized interest, net of construction rents, and also includes cost of improvements/adjustments subsequent to acquisitions. For properties under construction, interest on mortgages is capitalized rather than expensed and rentals received are recorded as a reduction of the basis in the properties.

We currently estimate that we will borrow approximately 65%, on average, of the purchase price of our properties. The CPA® Programs had an expectation of borrowing between 50% and 60% of the purchase price of properties. International portions of the CPA® Programs have averaged approximately 69% leverage.

No CPA® Program has missed a quarterly distribution payment, although certain CPA® Programs have reduced the rate of distributions as a result of adverse developments such as tenant bankruptcies, as described below. Eighty percent of CPA® Programs have gone full cycle to liquidity, providing investors with an average annual return of 11.56%. CPA®:1 through CPA®:9 were merged into Carey Diversified LLC and listed on the New York Stock Exchange in January 1998. In this merger, limited partners of CPA®:1 through CPA®:9 had the option to exchange their units for shares of Carey Diversified LLC or, through subsidiary partnership units, or SPUs, to retain a direct interest in the respective CPA partnership. The SPUs were redeemed for cash in July 1998 based on appraised valuations of each partnership as of May 31, 1998. In June 2000, Carey Diversified LLC merged with W. P. Carey & Co., Inc. to form W. P. Carey & Co. LLC. In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In this transaction CPA®:10 stockholders exchanged their shares for either shares of CIP® or 4% promissory notes. The promissory notes were redeemed for cash at par value in December 2002. In September 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company and CIP® stockholders received either cash or CPA®:15 shares, at the stockholders’ election, in addition to receiving a special cash distribution out of the proceeds of the sale of certain assets to W. P. Carey. In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. In this transaction, CPA®:12 stockholders received either cash or CPA®:14 shares, at the stockholders’ election, and also received a special cash distribution out of the proceeds of the sale of certain assets to W. P. Carey. No full-term investor has lost money in any CPA® Program. The most recently published estimated net asset values per share for CPA®:14 and CPA®:15 are $13.00 and $11.50, respectively, which are above their original issue prices of $10.00 per share each, but reflect decreases of 10.3% and 5.7%, respectively, from their prior valuation. The most recently published estimated net asset value per share for CPA®:16 - Global is $9.80 per share, which reflects a 2% decrease from its $10.00 original issue price. The other operating CPA® REITS currently provide an average distribution yield of 7.3%. CPA®:1-9 provided investors with 12% average annual returns (without reinvestment) over the period 1978-1997. Occupancy rates for CPA® Programs have averaged in excess of 97% every year. As of January 15, 2009, the CPA® Programs have paid 734 quarterly distributions over 30 years, with 15 initial payments, 8 payments going down from the prior quarter, 64 payments staying the same and 647 payments increasing over the prior quarter.

W. P. Carey’s experience managing the prior CPA® Programs has shown that investments in real estate through programs such as the CPA® Programs can help diversify a portfolio and reduce overall portfolio risk.

Diversification With Real Estate May Reduce Risk And / Or Increase
Return (1990 — 2008)

Stocks & Bonds	With 10% Real Estate	With 20% Real Estate
Return ► 8.63% Risk ► 8.62%	Return ►8.91% Risk ► 7.74%	Return ► 9.06% Risk ► 6.96%

Diversification of Market Risk
Correlation Matrix (1990-2008)

		20-Year			FTSE
		U.S. Gov’t			NAREIT
	S&P 500	Bond Index		CPA® Programs	Equity Index	U.S. Inflation

CPA® Programs	0.22	−0	.29	1.00	0.11	−0.08
FTSE NAREIT Equity Index (Traded REITs)	0.50	−0	.12	0.11	1.00	0.21

Historically, as the table above indicates, over an eighteen-year period (1990-2008), relative to NAREIT Equity (Traded REITs), CPA® Programs have had less significant correlation with broader equity markets and U.S. inflation and negative correlation with bonds. CPA® Programs are unlisted and not actively traded and therefore may serve as portfolio stabilizer, counterbalancing the daily market fluctuations of actively traded securities, such as stocks, bonds, as well as long-term market cycles.

The above figures do not include years prior to 1990 because annual appraisals were not performed prior to 1990. For informational purposes only. Past performance is no guarantee of future results. The following are used in the exhibits above: Stocks – Standard & Poor’s 500®, a capitalization-weighted index of 500 stocks; Bonds – 20-year U.S. Government Bond Index; T-Bills – U.S. 30-Day T-Bill; CPA® Programs – CPA®:1-15 and CPA®:16 - Global; FTSE NAREIT Equity Index – all REITs traded on the New York Stock Exchange, the NASDAQ National Market System and the American Stock Exchange; U.S. Inflation – Consumer Price Index (CPI). As presented here, CPA® Programs’ returns are total returns calculated on a quarterly basis, net of fees. The returns include cash distributions, special or liquidating distributions issued as a result of property sales or liquidation of the CPA® Program, distribution reinvestment and capital appreciation based changes in estimated net asset value. During a CPA® Program’s operational stage, capital appreciation is determined by annual changes to a CPA® Program’s estimated net asset value based on independent appraisals of assets. Upon a CPA® Program’s ultimate liquidity event, capital appreciation is based on the end value associated with that liquidity event. We define risk as the variability of a given portfolio’s return in any given period from the mean return of that portfolio. A portfolio’s standard deviation is a measure of that variability and is being used in this case as a measure of that risk. A lower standard deviation indicates less variability in a given portfolio’s period returns from its mean return. For example, in the

20% Real Estate portfolio, the annual returns over the 18-year period ranged from -9.38% to 25.19%. CPA® Programs and S&P 500 total returns are calculated by reinvesting distributions on the respective dividend dates. The 20-Year U.S. Government Bond total return is calculated as the quarterly change in the flat price plus the accrued interest. FTSE NAREIT Equity Index total return is calculated by adding the dividend to the index’s quarter-end value and dividing by the previous quarter-end value. U.S. Inflation total return is calculated by taking the quarterly change in the price on a market basket of goods. CPA® Programs and FTSE NAREIT Equity Index incorporate any special distributions (return of initial capital) as income for total return calculation purposes. Source: ©2008 Morningstar, Inc. Calculated by W. P. Carey. All rights reserved. Used with permission.

The CPA® Programs have sold all or a portion of 113 properties during the ten-year period between January 1, 1998 and December 31, 2007.

Some CPA® Programs have experienced adverse business developments, which have included the filing by some tenants for protection from creditors under the bankruptcy codes, the vacating of facilities by a tenant at the end of an initial lease term, and litigation with tenants involving lease defaults and sales of properties. These developments have caused a reduction in cash flow and/or an increase in administrative expenses of the affected CPA® Programs for certain periods of time, but, with four exceptions described below, have not caused the affected CPA® Programs to reduce their rate of distributions to partners or stockholders.

W. P. Carey undertook measures to mitigate the effects of some adverse business developments, such as re-leasing properties vacated by initial tenants; refinancing mortgage loans and restructuring terms of existing mortgage loans; restructuring lease terms; selling properties; and, in the case of litigation, vigorously defending the interests of affected CPA® Programs and, where appropriate, settling litigation. As of December 31, 2007, a total of 55 tenants of properties held by CPA® Programs had filed for bankruptcy, affecting 132 properties. All of these properties were under lease or had been sold. For the period between 1978 and 2007, the CPA® Programs lost to tenant defaults an average of 0.55% of their income per year. Through December 31, 2007, the annual yield lost to defaults has averaged 0.093% of investor dollars in CPA® Programs. The greatest amount of yield lost in one year was in 1986 at 0.32%.

Most CPA® Programs in which adverse developments have occurred have been able to meet their obligations and maintain distributions to their investors, primarily as a result of the efforts of management and the existence of cash reserves for distribution payments. Several CPA® Programs experienced the types of adverse business developments described above, of which four CPA® Programs, CPA®:1, CPA®:5, CPA®:7 and CPA®:10, reduced the rate of distributions to their partners or stockholders as a result of adverse developments. The adverse developments that were primarily responsible for causing these reductions in the rate of distributions are: in the case of CPA®:1, the bankruptcy filing by Storage Technology; in the case of CPA®:5, the sale of two properties; in the case of CPA®:7, the bankruptcy filings of Yellow Front Stores, Inc. and NV Ryan L. P.; and in the case of CPA®:10, the expiration of one lease and the bankruptcy of Harvest Foods. The reductions in distribution rates in each of CPA®:1, CPA®:5, CPA®:7 and CPA®:10 were followed by increases in the distribution rates.

Additional information regarding the prior performance of the CPA® Programs is set forth in the Prior Performance Tables set forth elsewhere in this prospectus.

Upon written request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, New York 10020, 1-800-WP CAREY, CPA®:17 will provide, at no fee, the most recent annual report (on Form 10-K) filed by any of the operating CPA® REITs and, at a reasonable fee, the exhibits to the annual reports. These annual reports and exhibits, as well as other reports required to be filed with the SEC, are also available at the Securities Exchange Commission’s Web site at www.sec.gov.

W. P. Carey’s Completed Programs

		CPA®:1	CPA®:2	CPA®:3	CPA®:4	CPA®:5	CPA®:6	CPA®:7	CPA®:8	CPA®:9	CPA®:10	CIP®	CPA®:12

Total Cash Distributions Plus End Value per $10,000 Invested		$23,670	$36,864	$40,806	$31,007	$21,024	$26,382	$21,504	$22,851	$18,393	$20,833	$24,243	$23,552
Value Received at Liquidation per $10,000 Invested(1)		$11,314	$12,028	$16,317	$14,184	$7,903	$14,848	$11,914	$14,960	$11,321	$11,230	$13,900	$13,300
Total Cash Distributions per $10,000 Invested(2)		$12,356	$24,835	$24,489	$16,824	$13,122	$11,534	$9,590	$7,891	$7,072	$9,603	$10,343	$10,252
Percentage of Original Investment Received		237%	369%	408%	310%	210%	264%	215%	229%	184%	208%	242%	236%
Average Annual Return(3)		7.17%	14.89%	18.81%	13.85%	7.72%	12.47%	10.15%	13.10%	9.59%	8.81%	11.22%	10.72%
	2006												8.27%
	2005												8.27%
Annualized Yields	2004											8.58%	8.27%
Based on Calendar	2003											8.54%	8.26%
Year Distributions(4)	2002										7.18%	8.51%	8.23%
	2001										7.15%	8.41%	8.20%
	2000										7.12%	8.32%	8.17%
	1999										7.09%	8.28%	8.14%
	1998										7.05%	8.25%	8.10%
	1997	7.05%	18.92%	19.86%	11.44%	7.05%	9.71%	8.62%	8.81%	8.50%	7.35%	8.22%	8.07%
	1996	7.02%	18.73%	19.72%	11.38%	7.71%	9.61%	8.52%	8.72%	8.48%	8.30%	8.17%	8.04%
	1995	6.50%	17.90%	18.95%	11.24%	9.78%	9.29%	8.37%	8.53%	8.44%	8.29%	8.09%	7.63%
	1994	6.29%	17.51%	18.69%	11.16%	9.74%	9.23%	6.74%	8.45%	8.40%	8.25%	8.02%	7.04%
	1993	6.23%	17.33%	18.49%	11.11%	9.68%	9.17%	6.12%	8.41%	8.36%	8.20%	7.41%
	1992	6.15%	17.11%	17.95%	11.03%	9.60%	9.08%	6.62%	8.35%	8.30%	8.12%	7.10%
	1991	6.07%	16.82%	16.44%	10.83%	9.52%	8.67%	8.32%	8.27%	8.22%	7.94%
	1990	5.75%	16.57%	15.80%	10.59%	9.44%	8.46%	8.29%	8.19%	8.14%
	1989	5.41%	16.00%	14.60%	10.45%	9.36%	8.33%	8.18%	8.08%	8.09%
	1988	5.32%	15.40%	13.54%	10.35%	9.28%	8.23%	8.10%	8.03%
	1987	5.27%	15.08%	13.00%	10.26%	9.19%	8.14%	8.03%
	1986	5.22%	13.29%	12.25%	10.19%	9.10%	8.06%
	1985	7.45%	9.57%	11.55%	10.11%	8.84%	8.01%
	1984	7.45%	9.17%	11.15%	10.03%	8.48%
	1983	7.45%	9.09%	10.06%	8.92%
	1982	7.45%	8.79%	9.76%
	1981	7.43%	8.03%
	1980	7.33%	8.01%
	1979	7.18%

Past Performance is not a guarantee of future results.

(1)	CPA®:1 through CPA®:9 were merged into Carey Diversified LLC and listed on the New York Stock Exchange in January 1998. Terminal values are based on any final cash distributions plus the average share price for the 30 trading days after the listing, which was $21.51 per share. In June 2000, Carey Diversified LLC merged with W. P. Carey & Co., Inc. to form W. P. Carey & Co. LLC. In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In this transaction CPA®:10 stockholders exchanged their shares for either shares of CIP® or 4% promissory notes. Those who elected promissory notes received interest and $11.23 per share at the end of 2002, as illustrated here. In September 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company. In the merger, CIP® stockholders received a special cash distribution of $3.00 per share and, in addition, the choice of either $10.90 in cash or 1.09 shares of CPA®:15. In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. In the merger, CPA®:12 stockholders received a special cash distribution of $3.19 per share and, in addition, the choice of $10.30 in cash or 0.8692 shares of CPA®:14.

(2)	Includes special distributions made during the life of a CPA® Program for the following programs (per $10,000 investment): CPA®:2 $7,300, CPA®:3 $5,000, CPA®:4 $1,400, CPA®:5 $540, CPA®:7 $500.

(3)	Average annual return includes all the cash distributions, special distributions and exchange value/liquidation dividends over the life of the programs.

(4)	Cash return percentages are calculated by dividing the cash distributed during any given year (excluding distributions of cash from property sales) by the total investment in the program. Cash distributions from property sales are deducted from the original investment in calculating subsequent cash return percentages. When a fund’s first or last year was a partial year, the cash distribution rate for that year is quoted on an annualized basis. Yields do not reflect any special distributions or liquidating distributions.

W. P. Carey’s Other Operating Reits

Cash Distributions From Operations(1)

		CPA®:14	CPA®:15	CPA®:16 - Global

Total Cash Distributions Per $10,000 Invested(2)		$8,360	$4,540	$2,950
Annualized Yields Based On Calendar Year Distributions(3)	2008	8.22%	6.96%	6.58%
	2007	8.11%	6.64%	6.48%
	2006	7.79%	6.48%	6.33%
	2005	7.63%	6.37%	5.36%
	2004	7.58%	6.29%	4.54%
	2003	7.54%	6.21%
	2002	7.49%	6.05%
	2001	7.08%
	2000	6.59%
	1999	6.49%
	1998	6.14%

Past Performance is not a guarantee of future results.

(1)	Cash distributions for all periods presented in the table, except 1999, were sourced by cash flow from operations. In 1999, CPA®:14’s cash distributions of $9.8 million were sourced primarily by cash flow from operations of $8.8 million with the remainder sourced by offering proceeds.

(2)	Total cash distributions include those received from operations and from property sales through December 2008 and are exclusive of increases or decrease in property values and equity build-up from paydown of mortgage balances. The percentages reflected above will represent a return of the money originally invested in a program and not a return on such money to the extent aggregate proceeds from the sale of such program’s properties are less than the gross investment in such program.

(3)	Cash distribution percentages for the period 1998 through 2008 are calculated by dividing the cash distributed during any given year (excluding distributions of cash from property sales) by the total original investment in the program assuming investment in first closing. Beginning in July 2006, CPA®:14 cash distribution percentages are based on a $9.55 per share investment after adjusting for a $0.45 per share special distribution paid in July 2006. Beginning in January 2008, CPA®:15 cash distribution percentages are based on a $9.92 per share investment after adjusting for a $0.08 per share special distribution paid in January 2008. Cash distribution percentages are quoted on an annualized basis.

The charts above include, in summary form, the performance histories of the other operating CPA® REITs and should not be considered as indicative of our possible operations. We will own a portfolio of properties different from those owned by the CPA® Programs. The inclusion of these charts does not imply in any manner that we will make investments comparable to those reflected in the charts with respect to cash flow, taxable income or other factors, nor does it imply or indicate that purchasers of shares will experience returns comparable to those experienced by investors in the real estate portfolios other than ours referred to in the charts. Moreover, the size of cash distributions is only one criterion on which a decision to invest in our shares should be based. Investors who purchase our shares will not have ownership interests in any of the other real estate portfolios depicted here (unless they are also investors in those real estate portfolios). An investment in the other real estate portfolios listed above was subject to risks similar to those of an investment in our shares, except that we are subject to additional risks associated with significant international investments.

W. P. Carey Group — Portfolio Diversification

The following charts show, as of December 31, 2007, the portfolio diversification of each of the other operating CPA® REITs by tenant industry, facility type and region. Our portfolio diversification information is excluded from the following charts because as of December 31, 2007, our portfolio consisted only of manufacturing facilities in Evansville, Indiana; Baltimore, Maryland and Lawrence, Kansas.

Portfolio Diversification by Tenant Industry
(Based on Annualized Contractual Lease Revenue at December 31, 2007)

CPA®:14	CPA®:15	CPA®:16 - Global

Amounts may not add to 100% due to rounding.

Portfolio Diversification by Facility Type
(Based on Annualized Contractual Lease Revenue at December 31, 2007)

CPA®:14	CPA®:15	CPA®:16 - Global

Portfolio Diversification by Region (Based on Annualized Contractual Lease Revenue at December 31, 2007)

CPA®:14	CPA®:15	CPA®:16 - Global

Amounts may not add to 100% due to rounding.

MANAGEMENT

We operate under the direction of a board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our directors have reviewed and ratified the amended and restated charter and adopted the bylaws. The board of directors is responsible for the management and control of our affairs. The board of directors has retained Carey Asset Management to manage our day-to-day affairs and the acquisition and disposition of investments, subject to the board’s supervision. In addition, our board of directors has authorized our advisor to appoint one or more subadvisors with expertise in our target asset classes to assist our advisor with investment decisions and asset management. We have no employees. We must have at least three directors and may have no more than nine directors.

A majority of the board of directors must be comprised of independent directors, except for a period of up to 90 days after the death, removal or resignation of an independent director. An independent director is a director who is not and has not for the last two years been associated with the advisor or any of its affiliates. A director is deemed to be associated with the advisor if he or she, directly or indirectly (including through a member of his or her immediate family), owns any interest in, is employed by, has any material business or professional relationship with, or serves as an officer or director of the advisor or any of its affiliates, except as a director or trustee for not more than two other REITs organized by or advised by Carey Asset Management. An independent director may not perform material services for us, except to carry out the responsibilities of a director. Our board of directors currently consists of six directors, including four independent directors, all of whom were elected at our stockholder meeting held on June 12, 2008.

Each director holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. Although the number of directors may be increased or decreased by a majority of the existing directors, a decrease shall not have the effect of shortening the term of any incumbent director. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors (in case of election of an independent director, by a majority of the remaining independent directors) and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

The directors are not required to devote all of their time to us and are only required to devote the time to our affairs as their duties require. The directors will generally meet quarterly or more frequently if necessary. It is not expected that the directors will be required to devote a substantial portion of their time to discharge their duties as directors. Consequently, in the exercise of their fiduciary responsibilities, the directors will be relying heavily on our advisor. The board is empowered to fix the compensation of all officers that it selects and may pay remuneration to directors for services rendered to us in any other capacity. We will pay to each independent director an annual fee of $19,333, a fee of $1,000 for each regular quarterly meeting attended in person and up to an additional $6,000 to the Chairman of the Audit Committee, plus an annual grant of shares of our common stock having an aggregate value of $10,000 at the time of grant based on our most recently published estimated net asset value or, during the period before we publish our estimated net asset value, the public offering price minus discounts, commissions, and wholesaling expense. It is estimated that the aggregate compensation payable to the independent directors as a group for a full fiscal year will be approximately $139,332. We will not pay any compensation to our officers or directors who also serve as officers or directors of our advisor. However, we reimburse our advisor for the actual cost of personnel allocable to their time devoted to providing administrative services to us.

See “Management — Advisory Agreement” for a more complete discussion of these reimbursements. The board may change the compensation of directors.

Our general investment and borrowing policies are set forth in this prospectus. The directors may establish further written policies on investments and borrowings and shall monitor the administrative procedures, investment operations and performance of us and our advisor to assure that the policies are in the best interest of the stockholders and are fulfilled. We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified by the directors.

The board is also responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders. In addition, a majority of the independent directors and a majority of directors not otherwise interested in the transaction must approve all transactions with our advisor or its affiliates (other than other publicly-registered entities, in which case only the allocation of interests in the transaction must be approved by the independent directors). The independent directors also will be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fee paid to our advisor in relation to the size, composition and performance of our investment portfolio;

•	the success of our advisor in generating investment opportunities that meet our investment objectives;

•	rates charged to other REITs and investment entities by advisors performing similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio relative to the investments generated by our advisor for itself or its other clients.

The advisor may not vote any shares it now owns or hereafter acquires in any vote for the removal of our directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates and any shares owned by the advisor will not be included in determining the requisite percentage in interest in shares necessary to take action on any such matter.

Directors and Executive Officers of CPA®:17

Our directors and executive officers are as follows:

Name	Office

Wm. Polk Carey	Chairman of the Board and Director
Gordon F. DuGan	Chief Executive Officer and Director
Marshall E. Blume	Independent Director
Elizabeth P. Munson	Independent Director
Richard J. Pinola	Independent Director
James D. Price	Independent Director
Jan F. Kärst	President
Thomas E. Zacharias	Chief Operating Officer
Mark J. DeCesaris	Acting Chief Financial Officer
John D. Miller	Chief Investment Officer

The following is a biographical summary of the experience of our directors and executive officers.

Wm. Polk Carey, age 78, a director since 2007, serves as Chairman of the Board of Directors. Mr. Carey also serves as a Director and Chairman of CPA®:14 since 1997, of CPA®:15 since 2001, of CPA®:16 - Global since 2003 and of W. P. Carey since 1997. He also serves as Chairman of the Board of Carey Asset Management and Chief Executive Officer of W. P. Carey International LLC. Mr. Carey was also Co-Chief Executive Officer of each of CPA®:14, CPA®:15 and CPA®:16 - Global from 2002 through March 2005. Mr. Carey has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb, Rhoades & Co. (now Lehman Brothers), and Vice Chairman of the Investment Banking Board and Director of Corporate Finance of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania’s Wharton School, Mr. Carey also received his Sc. D. honoris causa from Arizona State University, D.C.S. honoris causa from The City University of New York and D.C.L. honoris causa from the University of the South. He is a Trustee of The Johns Hopkins University and of other educational and philanthropic institutions. He serves as Chairman and a Trustee of the W. P. Carey Foundation, and as Chairman of the Penn Institute for Economic Research. In the fall of 1999, Mr. Carey was Executive-in-Residence at Harvard Business School.

Gordon F. DuGan, age 42, is President and Chief Executive Officer of W. P. Carey and Chief Executive Officer of its series of CPA® non-traded REIT funds. Mr. DuGan joined W. P. Carey as Assistant to the Chairman in 1988 and served in W. P. Carey’s investment department in several capacities, including as Head of Investments. He serves as Trustee of the W. P. Carey Foundation and on the Boards of the New York Pops and the Hewitt School. As of January 2009, he joined the Advisory Board of India 2020, Limited — a private equity firm investing in Indian middle-market businesses. A member of the Young Presidents Organization, Mr. DuGan has appeared in numerous media outlets including Forbes, Institutional Investor, The Wall Street Journal, Business Week, Bloomberg and CNNfn. Mr. DuGan received his B.Sc. in Economics from the Wharton School of the University of Pennsylvania.

Marshall E. Blume, age 68, a director since 2008, serves as an Independent Director and as a member of the Audit Committee of the Board of Directors. Mr. Blume has also served as an Independent Director and a member of the Audit Committees of CPA®:14 and CPA®:15 since April 2007 and CPA®:16 - Global from April 2007 to April 2008. Mr. Blume is the Howard Butcher III Professor of Financial Management at the Wharton School of the University of Pennsylvania and Director of the Rodney L. White Center for Financial Research, also at the Wharton School. Mr. Blume has been associated with the Wharton School since 1967. Mr. Blume is also a partner in Prudent Management Associates, a registered investment advisory firm, since 1982, and Chairman and

President of Marshall E. Blume, Inc., a consulting firm, for over 25 years. He is an Associate Editor of the Journal of Fixed Income, Pensions, and the Journal of Portfolio Management. He is currently a member of the Board of Managers of the Measey Foundation, which is dedicated to the support of medical education in the Philadelphia area. He is a member of the S&P Academic Advisor Board, the Finance Committee of the Rosemont School of the Holy Child, the Shadow Financial Regulatory Committee and the Financial Economist Roundtable. Mr. Blume is a former trustee of Trinity College (Hartford) and the Rosemont School. Mr. Blume received his B.S. from Trinity College and both his M.B.A. and Ph.D. from the University of Chicago.

Elizabeth P. Munson, age 52, a director since 2007, serves as an Independent Director and as a member of the Audit Committee of the Board of Directors. Ms. Munson has also served as an Independent Director and a member of the Audit Committees of CPA®:14 from December 2006 until September 2007, having previously served in those capacities from April 2002 to December 2003, CPA®:15 since April 2003 and CPA®:16 - Global since April 2004. Ms. Munson is the President and a Director of The Rockefeller Trust Company (New York) and The Rockefeller Trust Company (Delaware), joining those companies in June 2001. Ms. Munson is also a Managing Director of, and head of Wealth Management Services for, Rockefeller & Co. Prior to joining Rockefeller, she was a partner in the Private Clients Group of White & Case LLP from January 1993 to June 2001 and an associate at White & Case LLP from October 1983. Ms. Munson is a member of the Board of Managers, Vice President and Secretary of Episcopal Social Services, New York, New York, is a member of the Board of Directors and President of United Neighbors of East Midtown, New York, New York and is a member of the Board of Trustees and Secretary, and a Chair of the Audit Committee, of Friends of WWB/USA Inc., New York, New York. Ms. Munson received her B.A. from Yale University, her J.D. from Harvard University and her Masters in Tax Law from New York University.

Richard J. Pinola, age 63, a director since 2007, serves as an Independent Director and Chairman of the Audit Committee of the Board of Directors. Mr. Pinola has also served as an Independent Director and Chairman of the Audit Committees of both CPA®:14 from July 2006 to April 2008 and CPA®:16 - Global since August 2006, and as an Independent Director and a member of the Audit Committee of CPA®:15 since June 2008, having previously served in those capacities (including as Chairman of the Audit Committee) from August 2006 to September 2007. Mr. Pinola served as Chief Executive Officer and Chairman of Right Management Consultants from 1994 through 2004. He served as a Director of the company from 1990 and as Chief Executive Officer from 1992 until Right Management was purchased by Manpower Inc. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, an $8 billion diversified financial service firm. He was also a CPA with PriceWaterhouse and Co. Mr. Pinola is a Director on the Boards of: K-Tron International, Kenexa Inc., Bankrate.com and Nobel Learning Communities, where he serves as chairman of two audit committees and on various other committees. He is also on the Boards of the Visiting Nurses Association and King’s College. He has also served on the Boards of Directors of the American Lung Association, Janney Montgomery Scott, the Life Office Management Association and the Horsham Clinic. Mr. Pinola was the Founder and Director of The Living Wills Archive Company and a Founder and Board member of the Mutual Association for Professional Services. Mr. Pinola received his B.S. in Accounting from King’s College.

James D. Price, age 70, a director since 2007, serves as an Independent Director and a member of the Audit Committee of the Board of Directors. Mr. Price has also served as an Independent Director and a member of the Audit Committees of CPA®:14 from September 2005 to April 2006 and then from December 2006 to the present (Chairman of the Committee since April 2008), CPA®:15 since June 2006 (Chairman of the Committee since September 2007) and CPA®:16 -Global from September 2005 to September 2007. Mr. Price has over 37 years of real estate experience in the U.S. and foreign markets, including significant experience in structuring mortgage loans, leveraged leases, credit leases and securitizations involving commercial and industrial real estate. He is the President of Price & Marshall, Inc., a corporate equipment and real estate financing boutique which he founded in 1993. From March 1990 to October 1993, he worked at Bear Stearns & Co., Inc., where he structured and negotiated securitizations of commercial mortgages and corporate financings of real and personal property. From March 1985 to March 1990, he served as a Managing Director at Drexel Burnham

Lambert Incorporated and as an Executive Vice President at DBL Realty, its real estate division. He also served in various capacities at Merrill Lynch & Co., including serving as manager of the Private Placement Department from 1970 to 1980, as a founder of Merrill Lynch Leasing, Inc. in 1976 and as Chairman of the Merrill Lynch Leasing, Inc. Investment Committee from 1976 to 1982. Mr. Price received his B.A. from Syracuse University and his M.B.A. from Columbia University.

Jan F. Kärst, age 45, President since October 2007, has served as Managing Director of W. P. Carey since 2005. He also serves as Managing Director and Chief Operating Officer of W. P. Carey International LLC. Mr. Kärst joined W. P. Carey in 1992 as a Senior Analyst and Assistant to the Chairman. Mr. Kärst left W. P. Carey to pursue his Masters of Business Administration degree at Duke University’s Fuqua School of Business in 1994. After receiving his MBA in 1996, Mr. Kärst joined Deutsche Bank’s Associate Program and became Assistant Vice President and Vice President. Mr. Kärst returned to W. P. Carey’s Investment Department in 2000 and was promoted to Director in 2001 and to Managing Director in 2005. Mr. Kärst serves as a Trustee of the W. P. Carey Foundation. He also serves on the Board of Overseers of the Rensselaerville Institute and is Chairman of the Real Estate Committee of the US India Business Council. Mr. Kärst attended Germany’s University of Konstanz and received his B.A. in Economics from Colorado College.

Thomas E. Zacharias, age 55, has served as Chief Operating Officer and Managing Director since October 2007. Mr. Zacharias joined W. P. Carey in April 2002 and is head of the Asset Management Department. He currently also serves as Chief Operating Officer and Managing Director for W. P. Carey, CPA®:14, and CPA®:15 since 2005 and as President of CPA®:16-Global since 2003. Mr. Zacharias previously served as an independent director of CIP® from 1997 to 2001, CPA®:12 from 1997 to 2000, CPA®:14 from 1997 to 2001 and CPA®:15 in 2001. Prior to joining W. P. Carey, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Prior to joining MetroNexus in October 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998, Mr. Zacharias was a senior officer at Corporate Property Investors which, at the time of its merger into Simon Property Group in 1998 was the largest private equity REIT. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976, and his M.B.A. from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and served as a Trustee of Groton School in Groton, Massachusetts between 2003 and 2007.

Mark J. DeCesaris, age 49, has served as Acting Chief Financial Officer, Chief Administrative Officer and Managing Director since October 2007 and has served in the same capacities with W. P. Carey, CPA®:14, CPA®:15 and CPA®:16 - Global since 2005. He is also a managing member of Carey Financial. Mr. DeCesaris had previously been a consultant to W. P. Carey’s finance department since May 2005. Prior to joining W. P. Carey, from 2003 to 2004, Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. He started his career with Coopers & Lybrand in Philadelphia, PA. Mr. DeCesaris graduated from Kings College with a B.S. in Accounting and a B.S. in Informational Technology. He currently serves as a member of the Board of Trustees of Kings College.

John D. Miller, age 64, Chief Investment Officer since October 2007, has served as Chief Investment Officer for CPA®:14, CPA®:15 and CPA®:16 - Global since 2005. Mr. Miller joined W. P. Carey in January 2004 as Vice Chairman of Carey Asset Management and has served as Chief Investment Officer of W. P. Carey since 2005. Mr. Miller was a Co-founder of StarVest Partners, L.P., a, technology oriented venture capital fund, where he was Chairman and President from 1998 to 2005, and served on a number of boards of its portfolio companies. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, Mr. Miller served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group, where he helped raise and was Co-chair of the Rothschild Recovery Fund. Prior to joining Rothschild, Mr. Miller held positions at two private equity firms, Credit Suisse First Boston’s Clipper Capital Associates, Inc. and Starplough Inc., an affiliate of Rosecliff, Inc. Mr. Miller previously served in investment positions at the Equitable for 24 years, including serving as President and Chief Executive Officer of Equitable Capital Management Corporation, and as head of its Corporate Finance Department. He currently serves on the Board of FX Real Estate & Entertainment, Inc. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara.

Some of our future directors and officers may act as directors or officers of W. P. Carey and its affiliates and the other CPA® REITs and may own interests in those entities.

Audit Committee

Our board of directors has established an Audit Committee comprised of four directors, all of whom are independent directors as defined in our charter and by reference to the rules, regulation and listing standards of the New York Stock Exchange and the applicable rules of the SEC. The Audit Committee currently consists of Marshall E. Blume, Elizabeth P. Munson, James D. Price and Richard J. Pinola (Chairman). Mr. Pinola will serve as our “audit committee financial expert,” as that term is defined by the SEC.

The Audit Committee will assist the board in overseeing:

•	the integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

Additional Management of W. P. Carey and Its Affiliates

Name	Office

Benjamin P. Harris	Managing Director, Director of the Investment Department
Susan C. Hyde	Managing Director and Secretary
Edward V. LaPuma	Managing Director, Director of the Investment Department — International
Thomas J. Ridings	Executive Director and Chief Accounting Officer
Jason E. Fox	Executive Director
Gino M. Sabatini	Executive Director
Kristin Chung	Controller

Benjamin P. Harris, age 34, joined W. P. Carey in June 1998 as an analyst in W. P. Carey’s Finance Department and moved to the Investment Department in 1999, and was promoted to Second Vice President in March 2000. He became Vice President in 2001, Director and First Vice President in 2002, Executive Director in 2003, Director of the Investment Department in September 2005 and Managing Director in March 2006. Mr. Harris earned a B.S. in Economics and Finance from the University of Kings College and Dalhousie University in Canada and is a Chartered Financial Analyst. He is a member of the Alternative Investments Committee of the New York Society of Securities Analysts. Mr. Harris served as President of CPA®:12 from April 2004 until its merger into CPA®:14 in 2006 and has served as president of CPA®:15 since December 2006.

Susan C. Hyde, age 40, is a Managing Director, Corporate Secretary and Director of Investor Relations of W. P. Carey. Ms. Hyde oversees the Investor Relations, Corporate Communications and

Special Events departments. Ms. Hyde also serves as Managing Director of Carey Financial. Ms. Hyde is a managing member of Carey Financial. She joined W. P. Carey in 1990 after graduating from Villanova University, where she received a B.S. degree in Business Administration with a concentration in marketing and a B.A. degree in English. She is a member of NAREIT and The Society of Corporate Secretaries and Governance Professionals.

Edward V. LaPuma, age 36, became a Managing Director of W. P. Carey in March 2002 and President of W. P. Carey International LLC in 2004. Mr. LaPuma joined W. P. Carey as an Assistant to the Chairman in 1994 and has served as President of CPA®:14 since 2005. Mr. LaPuma established W. P. Carey’s Institutional Department, which he headed as President of CIP®. Prior to joining W. P. Carey, Mr. LaPuma was a consultant with Sol C. Snider Entrepreneurial Center, a strategic consulting firm. A magna cum laude graduate of the University of Pennsylvania, Mr. LaPuma received a B.A. in Global Economic Strategies from The College of Arts and Sciences and a B.S. in Economics with a concentration in Finance from the Wharton School. He is a member of the board of directors of W. P. Carey International LLC. He is also a trustee for the Rensselaerville Institute and a trustee for the W. P. Carey Foundation.

Thomas J. Ridings, age 41, joined W. P. Carey in July 2004 as First Vice President and was promoted to Senior Vice President in 2006 and Executive Director in 2007. He became Chief Accounting Officer in June 2007. Prior to joining W. P. Carey, Mr. Ridings was a Vice President at CA, Inc., a computer software company publicly traded on the New York Stock Exchange. Between 1990 and 2000 he worked at Ernst & Young LLP. Mr. Ridings, a certified public accountant, received a B.S. in Accounting from Long Island University.

Jason E. Fox, age 36, joined the W. P. Carey as Second Vice President in July 2002 and was promoted to Vice President in 2004, Director in 2005 and became Executive Director in 2007. Previously, he worked at the Spectrem Group, a consulting and M&A advisory firm in San Francisco, from 1997 until 2000. Prior to this, he spent two years teaching mathematics and physics at The Hotchkiss School in Connecticut. Mr. Fox graduated magna cum laude from the University of Notre Dame, where he earned a B.S. in Civil Engineering and Environmental Science. He received his M.B.A. from Harvard Business School.

Gino M. Sabatini, age 40, joined W. P. Carey in June 2000 as Second Vice President, was promoted to Vice President in 2002, Director in 2004 and became Executive Director in 2007. Prior to joining the firm, he operated a theme restaurant as well as a packaged food manufacturing and distribution business. Mr. Sabatini graduated in 1991 from the University of Pennsylvania where he was enrolled in the Management and Technology program and he received a B.S. in Mechanical Engineering from the Engineering School and a B.S. in Economics from the Wharton School. In 2000 he received an M.B.A. from Harvard Business School.

Kristin Chung, age 42, Senior Vice President, joined W. P. Carey in September 2006 as Controller. From April 2004 until September 2006, Ms. Chung was Chief Financial Officer with First New York Partners, the manager and advisor of Forest City Enterprise, Inc.’s New York strategic business unit. Prior to joining First New York Partners, Ms. Chung was with Ernst & Young, LLP where she focused on assurance and advisory services for global financial institutions. Ms. Chung is a Certified Public Accountant, and received a B.A. with concentrations in Psychology and Economics from Wellesley College and an M.B.A. in Management from the Graduate School of Management in New Jersey.

Investment Committee

W. P. Carey manages us through Carey Asset Management and its investment committee. Carey Asset Management specializes in arranging private financing for companies, principally net lease financings of real property. W. P. Carey is the parent company of Carey Asset Management and, therefore, many of our directors and executive officers hold similar positions for W. P. Carey. The investment committee evaluates the terms of property acquisition transactions for us and approves acquisitions for us.

The members of the investment committee of Carey Asset Management’s board of directors are:

Nathaniel S. Coolidge	Chairman
Trevor P. Bond	Member
Axel K.A. Hansing	Member
Frank J. Hoenemeyer	Member
Dr. Lawrence R. Klein	Member
Nick J.M. van Ommen	Member
Dr. Karsten von Köller	Member

Nathaniel S. Coolidge, age 70, former Senior Vice President of John Hancock Mutual Life Insurance (currently known as, John Hancock Life Insurance Company) retired in 1995 after 20 years of service. From 1986 to 1995, Mr. Coolidge headed the Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Senior Investment Officer. Mr. Coolidge is a graduate of Harvard University and served as a U.S. naval officer. Mr. Coolidge has been a director of W. P. Carey since December 2002.

Trevor P. Bond, age 47, served as an Independent Director of the Board of Directors of CPA®: 14, CPA®: 15 and CPA®: 16 - Global from February 2005 to April 2007. Mr. Bond joined the Board of Directors of W. P. Carey in April 2007. Since 2002, Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships Maidstone Investment Co., LLC. Mr. Bond served in several management capacities for Credit Suisse First Boston from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University in 1989.

Axel K.A. Hansing, age 66, is a Senior Partner at Coller Capital, Ltd., a global leader in the private equity secondary market, and is responsible for investment activity in parts of Europe, Turkey and South Africa. Prior to joining Coller Capital in 2000, Mr. Hansing was Chief Executive Officer of Hansing Associates, a corporate finance boutique, which he founded in 1994. He was previously Managing Director of Equitable Capital Management (New York and London), head of the International Division of Bayerische Hypotheken und Wechsel-Bank in Munich and New York, and spent four years with Merrill Lynch International Banking in London and Hong Kong. Mr. Hansing attended the Advanced Management Program at Harvard Business School.

Frank J. Hoenemeyer, age 89, is former Vice Chairman and Chief Investment Officer of the Prudential Insurance Company of America. As Chief Investment Officer, he was responsible for all of Prudential Insurance Company of America’s investments including stocks, bonds and real estate.

Dr. Lawrence R. Klein, age 88, is the Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. He is a holder of earned degrees from the University of California at Berkeley, the Massachusetts Institute of Technology and Oxford and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including the Federal Reserve Board and the President’s Council of Economic Advisers. Dr. Klein joined W. P. Carey in 1984, as Chairman of the Economic Policy Committee and as a director.

Nick J.M. van Ommen, age 62, served as Chief Executive Officer of the European Public Real Estate Association (EPRA) from 2000 to 2008, promoting, developing and representing the European public real estate sector. He has over twenty years of financial industry experience, serving in various roles in the banking, venture capital and asset management sectors. Mr. van Ommen currently serves on the boards of Babis Vovos International Construction SA, a listed real estate company in Greece, Intervest Retail and Intervest Offices, listed real estate companies in Belgium, and Pirelli RE SGR SpA, a leading real estate manager in Italy.

Dr. Karsten von Köller, age 69, was elected to the Board of Directors of W. P. Carey in December 2003. He is currently Chairman of Lone Star Germany GmbH, Deputy Chairman of the Supervisory Board of Corealcredit Bank AG, Deputy Chairman of the Supervisory Board of MHB Bank AG, Chairman of the Supervisory Board of Francono West AG and Vice Chairman of the Supervisory Board of IKB Deutsche Industriebank AG. He has been Vice Chairman of Allgemeine Hypotheken Bank Rheinboden AG since October 2006 and a member of its board of managing directors since December 2005, having previously served as chairman from December 2005 through October 2006. Dr. von Köller was Chairman of the Board of Management of Eurohypo AG until December 2003 and from 1984 through 2001 he was a member of the Board of Managing Directors of Rheinhyp Rheinische Hypothekenbank AG (Commerzbank group) where he was responsible for the bank’s commercial real estate lending activities outside Germany. Dr. von Köller was an Executive Vice President of Berliner Handels-und Frankfurter Bank (BHF-BANK), Frankfurt, and was responsible for the bank’s corporate customer business in northern and western Germany and in western industrial countries from 1981 through 1984. Before holding this position, from 1977 through 1980, he served as Senior Vice President and Co-manager of the New York branch of BHF-BANK. From 1971 through 1976, he served in the syndicated loan and investment banking department of BHF-BANK, Frankfurt am Main. Dr. von Köller studied law at the Universities of Bonn and Munich and is a graduate of Harvard Business School.

Shares Owned by the Advisor

Compensation payable to the advisor pursuant to the advisory agreement and to W. P. Carey & Co. B.V. in respect of international asset management services will be paid in cash unless the advisor or W. P. Carey & Co. B.V. chooses to receive such compensation in the form of restricted shares of our common stock or a combination of cash and our restricted stock by notifying us writing. Restricted shares acquired in lieu of cash fees are subject to ratable vesting over five years after their issuance and cannot be sold prior to vesting. Furthermore, any resale of the shares that Carey Asset Management currently owns and the resale of any shares that may be acquired by our affiliates are subject to the provisions of SEC Rule 144, promulgated under the Securities Act, which limits the number of shares that may be sold at any one time and the manner of such resale. Although Carey Asset Management and its affiliates are not prohibited from acquiring additional shares of our stock, none of Carey Asset Management or its affiliates have options or warrants to acquire any such shares. There is no limitation on the ability of Carey Asset Management or its affiliates to resell any shares of our stock they may acquire in the future, other than restrictions included as part of any fee arrangement or restriction imposed by securities laws. Our advisor may not vote any shares of our stock it now owns or hereafter acquires in any vote for the removal of directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates and any such shares owned by the advisor will not be included in determining the requisite percentage in interest in shares necessary to take action on any such matter. As of March 20, 2009, Wm. Polk Carey beneficially owned 30.7% of the outstanding shares of W. P. Carey, the parent of Carey Asset Management and W. P. Carey & Co. B.V. See “Security Ownership of Certain Beneficial Owners and Management” for a discussion of the share ownership of our officers and directors.

Executive Compensation

We have no employees to whom we pay salaries. We do not intend to pay any annual compensation to our officers for their services as officers; however, we will reimburse the advisor for the services of its personnel, including those who serve as our officers, pursuant to the advisory agreement.

Investment Decisions

Our advisor’s investment department, under the oversight of Carey Asset Management’s Chief Investment Officer, is primarily responsible for evaluating, negotiating and structuring potential investment opportunities. Before an investment is made, the transaction is reviewed by our advisor’s investment committee. The investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the acquisition process. Our advisor places special emphasis on having experienced individuals serve on its investment committee. Our advisor generally will not invest in a transaction on our behalf unless it is approved by the investment committee; provided, however, that investments of $10 million or less may be approved by either the Chairman of the investment committee or the Chief Investment Officer, up to, in the case of investments other than long-term net leases, a cap of $30 million or 5% of our estimated net asset value, whichever is greater. The investment committee retains the authority to identify other categories of transactions that may be entered into without its prior approval.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We maintain a directors and officers liability insurance policy and have entered into indemnification agreements with each of our independent directors. Except as set forth below, our organizational documents limit the personal liability of our directors and officers to us and our stockholders for monetary damages and provide that a director or officer will be indemnified.

Our charter provides that our directors, W. P. Carey and their affiliates will be indemnified by us for losses suffered by them and held harmless for losses suffered by us only if all of the following conditions are met:

•	the directors, W. P. Carey or their affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the directors, W. P. Carey or their affiliates were acting on our behalf or performing services for us;

•	the liability or loss was not the result of negligence or misconduct by the directors (excluding independent directors), W. P. Carey or their affiliates; and

•	the liability or loss was not the result of gross negligence or willful misconduct by the independent directors.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders. Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

In addition to any indemnification to which directors and officers shall be entitled, our organizational documents provide that we shall indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the above conditions are met, we have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of its/

their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the charter or the advisory agreement.

We will not indemnify our directors, the advisor and its affiliates for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

In addition, the limitation on liability provided for under our charter is subject to conditions under Maryland law. The Maryland General Corporation law provides that a Maryland corporation may not limit the liability of directors and officers to the corporation and its stockholders if such liability results from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

We have been informed that the SEC and some states’ securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

The general effect to investors of any arrangement under which any controlling person, director or officer of us is insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.

Advisory Agreement

Many of the services performed by the advisor and its affiliates in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions which the advisor and its affiliates perform for us and it is not intended to include all of the services which may be provided to us by third parties.

Under the terms of our advisory agreement, the advisor undertakes to use its best efforts to present to us investment opportunities consistent with our investment policies and objectives. Subject to the authority of our board, the advisor:

•	sources, analyzes and makes investments on our behalf, consistent with our investment policies and objectives;

•	provides advice to us, and acts on our behalf with respect to the acquisition, financing, refinancing, holding, leasing and disposition of investments;

•	takes the action and obtains the services necessary to effectuate the acquisition, financing, refinancing, holding, leasing and disposition of investments; and

•	provides day-to-day management of our business activities and the other administrative services for us as requested by the board.

The board has authorized the advisor to make investments in assets on our behalf if the investment, in conjunction with our other investments and proposed investments, is reasonably expected to fulfill our investment objectives and policies as established by the board and then in effect.

The term of the advisory agreement in effect on the date of this prospectus ends on September 30, 2009. The advisory agreement may be renewed for successive one-year periods, following an evaluation of our advisor’s performance by our independent directors as required by our charter. This review must be conducted annually and the agreement will continue in effect until 60 days after our independent directors shall have notified the advisor of their determination either to renew the agreement for an additional one-year period or terminate it, as required by our charter. The advisory agreement may be amended only by the written agreement of its parties. Pursuant to our charter all amendments to the advisory agreement must be approved by our independent directors.

Additionally, the advisory agreement may be terminated:

•	immediately by us, at the sole option of a majority of our independent directors, upon the bankruptcy of Carey Asset Management or for “cause”;

•	without cause by action of our directors, a majority of our independent directors or our stockholders upon 60 days’ notice; or

•	immediately with good reason by Carey Asset Management.

“Good reason” is defined in the advisory agreement to mean either:

•	any failure to obtain a satisfactory agreement from any successor to us to assume and agree to perform our obligations under the advisory agreement, or

•	any material breach of the advisory agreement of any nature whatsoever by us provided that the breach is of a material term or condition of the agreement and we have not cured it within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, we have not taken all necessary action without a reasonable time period to cure the breach.

“Cause” is defined in the advisory agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by Carey Asset Management that, in each case, is determined by a majority of independent directors to be materially adverse to us, or a breach of a material term of the advisory agreement by Carey Asset Management which breach has not been cured within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, Carey Asset Management has not taken all necessary action within a reasonable time period to cure the breach.

In the event the advisory agreement expires with the consent of the advisor, or is terminated for any reason other than by Carey Asset Management and an affiliate of Carey Asset Management is not the advisor under the replacement advisory agreement or Carey Asset Management resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. In such event, the purchase price will be paid in cash or common shares, at the option of Carey Holdings. The operating partnership must purchase any such interests within 120 days after it gives Carey Holdings written notice of its desire to repurchase all or a portion of Carey Holdings’ interests in the operating partnership. If the advisory agreement is terminated or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination or non-renewal of the advisory agreement.

Carey Asset Management and its affiliates engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. See “Conflicts of Interest.” However, pursuant to the advisory agreement, Carey Asset Management must devote sufficient resources to the administration of us to discharge its obligations. The advisory agreement is not assignable or transferable by either party without the consent of the other party, except that we may assign or transfer the advisory agreement to a successor entity and Carey Asset Management may assign the advisory agreement to an entity that is directly or indirectly controlled by W. P. Carey and that has a net worth of at least $5 million. In addition, the advisor may subcontract some of its duties to affiliates without our consent so long as the advisor remains liable for their performance. The directors shall determine that any successor advisor possesses sufficient qualifications to justify the compensation provided for in its contract with us.

The actual terms and conditions of transactions involving investments in assets shall be determined in the sole discretion of Carey Asset Management, subject at all times to compliance with the foregoing requirements.

Some types of transactions require the prior approval of the board, including a majority of the independent directors and a majority of directors not interested in the transaction, including the following:

•	investments that may not be reasonably expected to fulfill our investment objectives and policies;

•	investments made through joint venture arrangements with W. P. Carey, Carey Asset Management or their affiliates;

•	investments which are not contemplated by the terms of a prospectus;

•	transactions that present issues which involve conflicts of interest for Carey Asset Management or its affiliates (other than conflicts involving the payment of fees or the reimbursement of expenses);

•	the lease of assets to W. P. Carey, Carey Asset Management or its affiliates, or to any director of us;

•	any purchase or sale of an investment asset from or to Carey Asset Management or any of its affiliates; and

•	the retention of any affiliate of Carey Asset Management to provide services to us not expressly contemplated by the advisory agreement and the terms of such services by such affiliate.

We will pay to Carey Asset Management compensation for services it provides to us. See “Management Compensation.”

We will pay directly or reimburse Carey Asset Management for all of the costs incurred in connection with organization and offering expenses, which include expenses attributable to preparation, printing, filing and delivery of any registration statement or prospectus (including any amendments thereof or supplements thereto), qualification of the shares for sale under state securities laws, escrow arrangements, filing fees and expenses attributable to selling the shares, including, but not limited to, advertising expenses, expense reimbursement, counsel and accounting fees; provided, however, that the advisor will be responsible for the payment of all other organization and offering expenses in excess of four percent of the gross offering proceeds. The amounts of certain of the organization and offering expenses are not determinable at this time.

In addition, we will reimburse Carey Asset Management for all of the costs it incurs in connection with certain other services provided to us, including, but not limited to:

•	expenses incurred in connection with the investment of our funds;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on income, to the extent advanced or paid by the advisor, or on assets and taxes as an expense of doing business;

•	certain insurance costs in connection with our business;

•	expenses of managing and operating assets owned by us, whether payable to an affiliate of the advisor or a non-affiliated person;

•	fees and expenses of legal counsel, auditors and accountants;

•	payments to directors for expenses in connection with director and stockholder meetings;

•	expenses relating to the listing of the shares on a securities exchange;

•	expenses in connection with dividend payments;

•	expenses of revising or amending our charter;

•	expenses of maintaining communication with our stockholders, including the cost of mailing annual reports;

•	expenses related to investments and other fees relating to making investments, including personnel and other costs incurred in any transaction, where a fee is not payable to Carey Asset Management; and

•	all other expenses Carey Asset Management incurs in connection with providing services to us including reimbursement to Carey Asset Management or its affiliates for the costs of rent, goods, material and personnel incurred by them based upon the compensation of the persons involved and an appropriate share of the overhead allocable to those persons.

Carey Asset Management must absorb, or reimburse us at least annually for, the amount in any twelve month period immediately preceding the end of any fiscal quarter by which our operating expenses, including asset management fees, exceed the 2%/25% Guideline. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, Carey Asset Management may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% guideline in the twelve month period ending on the last day of such quarter. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation, there shall be sent to the stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. This information shall also be reflected in the minutes of the meeting of our board of directors.

W. P. Carey or its affiliates will be paid fees in connection with services provided to us by Carey Asset Management. We do not have any agreements requiring W. P. Carey or its affiliates to provide services to us other than our advisory agreement with Carey Asset Management, the asset management agreement with W. P. Carey & Co. B.V. as described below and our operating partnership agreement which provides that Carey Holdings will assist in certain management functions for no additional consideration. For the year ended December 31, 2007, we incurred initial acquisition fees of $217 and subordinated acquisition fees of $174. No asset management fees had been incurred as of December 31, 2007. For the year ended December 31, 2008, we incurred initial acquisition fees of $5.8 million and subordinated acquisition fees of $4.5 million. In May 2008, we also assumed subordinated acquisition fees payable of $0.9 million as a result of increasing our interest in an existing venture. For the year ended December 31, 2008, we incurred asset management fees of $0.7 million. If the advisory agreement is not renewed by us or is terminated by us without cause or with good reason by Carey Asset Management, we will pay all accrued and unpaid fees and expense reimbursements and any earned but unpaid subordinated acquisition fees. See “Management Compensation.”

We have entered into an asset management agreement with W. P. Carey & Co. B.V. under which it will provide us with asset management and disposition services in respect of our international assets on substantially the same terms as apply under the advisory agreement to U.S. assets.

Our board of directors has authorized our advisor to retain one or more subadvisors with expertise in our target asset classes to assist our advisor with investment decisions and asset management, including the following:

•	assisting our advisor in selecting the investments that we will acquire;

•	formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of the investment, subject to approval of the investment committee (except in limited circumstances);

•	assisting our advisor in negotiating in terms of any borrowing, including lines of credit and any long-term financing; and

•	assisting our advisor in arranging for and negotiating the sale of assets.

If our advisor retains any subadvisor to assist in making investment decisions and providing asset management, our advisor will pay a portion of the fees and the asset management fees that it receives from us. We will not pay any additional fees to a subadvisor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board of directors oversees our management. However, Carey Asset Management, our affiliate, is responsible for managing us on a day-to-day basis and identifying and making investments on our behalf. Carey Asset Management, a wholly-owned subsidiary of W. P. Carey, utilizes the services of W. P. Carey and its affiliates in performing its duties under the advisory agreement. W. P. Carey & Co. B.V., a wholly-owned subsidiary of W. P. Carey, provides us with asset management and disposition services in respect of our international assets. Our sales agent, Carey Financial, a wholly owned subsidiary of Carey Asset Management and an affiliate of ours, will also provide services to us in connection with the offering and investments made through our distribution reinvestment plan. In addition, our Chairman, Wm. Polk Carey, beneficially owned 30.7% of the outstanding common stock of W. P. Carey as of March 20, 2009, and several of our officers and directors are also officers and directors of W. P. Carey and its affiliates. For a more complete explanation of these relationships see “Conflicts of Interest” and “Management.”

Carey Asset Management, Carey Financial and their affiliates will receive the compensation described under “Management Compensation” and “Conflicts of Interest.”

Carey Holdings, as the holder of a special general partner interest in our operating partnership, will be entitled to receive profits allocations and cash flow distributions equal to up to 10% of our operating profits and available cash flow, respectively, and 15% of the profit and the net proceeds arising from the sale, exchange or other disposition of our assets once our stockholders have received a return of 100% of their initial investment plus the 6% preferred return rate. If we terminate the advisory agreement with Carey Asset Management and do not name another affiliate of Carey Asset Management as successor advisor or Carey Asset Management resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation to repurchase all or a portion of Carey Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. See “Risk Factors — Risks Related to Our Relationship with Our Advisor.”

We are a participant in an agreement with the other operating CPA® REITs for the purpose of leasing office space used for the administration of real estate entities and sharing the associated costs. Pursuant to the terms of the agreement, our share of rental occupancy and leasehold costs will be based on gross revenues of the affiliates.

We have entered into and may in the future enter into joint venture or other investment transactions with the other operating CPA® REITs. For a more complete description of the conflicts of interest that may arise, see “Conflicts of Interest.” We operate pursuant to certain policies and procedures for the review, approval or ratification of our transactions with related persons. These policies include the following.

•	Transactions with our Advisor. Except for transactions under the advisory agreement or as otherwise described in this prospectus, we will not purchase goods or services from our advisor or its affiliates unless a majority of our directors, including a majority of any independent directors not otherwise interested in the transactions, approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•	Transactions with the Advisor and its Affiliates. We will not purchase investments or lease properties in which our advisor or its affiliates has an ownership interest without a determination by a majority of our directors, including a majority of any independent directors not otherwise interested in such transaction, that such transaction is competitive and commercially reasonable to us and at a price to us no greater than the cost of the investment to our advisor or its affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its current appraised value. We will not sell investments or lease properties to our advisor or its affiliates or to our directors unless a majority of our directors, including a majority of any independent directors not otherwise interested in the transaction, determine the transaction is fair and reasonable to us.

•	Loans. We will not make any loans to our advisor or its affiliates or to our directors. We may not borrow money from any of our directors or from our advisor and its affiliates unless approved by a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

INVESTMENT OBJECTIVES, PROCEDURES AND POLICIES

Our objective is to generate attractive risk adjusted returns for our stockholders. Our principal focus is on generating sufficient cash flow over time to provide investors with increasing distributions. We also seek investments with the potential for capital appreciation. We intend to use leverage to enhance the returns on our investments.

Our core investment strategy for achieving these objectives is to acquire, own and manage a portfolio of commercial properties leased to a diversified group of companies on a single tenant net lease basis. These leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and other operating expenses (referred to as triple-net leases). We generally consider leases having a remaining term of 7 years or more to be long-term leases, and those with a shorter term to be short-term leases.

As opportunities arise, we may also seek to expand our portfolio to include other types of real estate-related investments, such as the following:

•	equity investments in real properties that are not long-term net leased to a single tenant and may include partially leased properties, multi-tenanted properties, vacant or undeveloped properties and properties subject to short-term net leases, among others;

•	mortgage loans secured by commercial real properties;

•	subordinated interests in first mortgage real estate loans, or B Notes;

•	mezzanine loans related to commercial real estate that is senior to the borrower’s equity position but subordinated to other third-party financing; and

•	equity and debt securities (including CMBS, preferred equity and other higher-yielding structured debt and equity investments) issued by companies that are engaged in real estate-related businesses including other REITs.

We expect to invest primarily in commercial properties leased to a diversified group of companies on a single tenant net lease basis and in other real estate related assets. At this time we are unable to predict what percentage of our assets may consist of investments other than long-term triple-net leases; however, we currently expect that for at least the first few years of our operations most of our investments will be long-term triple-net leases. We do not plan to make investments in sub-prime mortgages. We may engage in securitization transactions with respect to the mortgage loans we purchase. We expect to make investments both domestically and outside the U.S., as have other more recent CPA® REITs such as CPA®:15 and CPA®:16 - Global. Our advisor has made significant foreign investments on behalf of CPA®:15 and CPA®:16 - Global in recent years because foreign markets have presented attractive opportunities relative to U.S. real estate markets, which have seen significant increases in price for commercial real estate investments. Our advisor will evaluate potential acquisitions on a case-by-case basis. While we aim to diversify our portfolio by property type, tenant and industry exposure as well as geography, we are not required to meet any diversification standards and have no specific policies or restrictions regarding the geographic areas where we make investments, the industries in which our tenants or borrowers may conduct business or on the percentage of our capital that we may invest in a particular asset type.

We currently expect that, if the entire offering is subscribed for, it may take up to two years after commencement of the offering or one year after the termination of this offering, if later, until our capital is substantially invested. Pending investment, the balance of the proceeds of this offering will be invested in permitted temporary investments, which include short-term U.S. Government securities, bank certificates of deposit and other short-term liquid investments. Any proceeds of the offering not invested or committed within the later of two years after commencement of this offering or one year after the termination of this offering, other than necessary working capital, will be distributed to our stockholders.

Real Estate Properties

We intend to invest primarily in income-producing properties that are, upon acquisition, improved or being developed or that are to be developed within a reasonable period after acquisition.

Long-Term, Net Leased Assets

We currently expect that most of our property acquisitions will be through long-term, net leased assets. We expect many of our long-term net leased asset acquisitions will be through long-term sale-leaseback transactions, in which we acquire properties from companies that simultaneously lease the properties back from us. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, mortgaging real property, or selling shares of common stock.

We anticipate that some of our sale-leasebacks will be in conjunction with acquisitions, recapitalizations or other corporate transactions. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it to the company or its successor in interest (the lessee). Through our advisor, we actively seek such opportunities.

In analyzing potential net lease investment opportunities, the advisor will review all aspects of a transaction, including the credit worthiness of the tenant or borrower and the underlying real estate fundamentals to determine whether a potential acquisition satisfies our acquisition criteria. The advisor may consider the following aspects of each transaction:

Tenant/Borrower Evaluation.  The advisor evaluates each potential tenant or borrower for its creditworthiness, typically considering factors such as management experience; industry position and fundamentals; operating history; and capital structure, as well as other factors that may be relevant to a particular investment. Our advisor seeks opportunities in which it believes the tenant may have a stable or improving credit profile or credit potential that has not been recognized by the market. In evaluating a possible investment, the creditworthiness of a tenant or borrower is often a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration. Whether a prospective tenant or borrower is creditworthy will be determined by the advisor or the investment committee of Carey Asset Management. Creditworthy does not mean “investment grade.”

Properties Important to Tenant/Borrower Operations.  Our advisor focuses on properties that it believes are essential or important to the ongoing operations of the tenant. Carey Asset Management believes that these properties provide better protection in the event of a bankruptcy, since a tenant/borrower is less likely to risk the loss of a mission critical lease or property in a bankruptcy proceeding.

Diversification.  The advisor attempts to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, geographic location or tenant/borrower industry. By diversifying our portfolio, the advisor reduces the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region.

Lease Terms.  Generally, the net leased properties in which we invest are leased on a full recourse basis to our tenants or their affiliates. In addition, the advisor seeks to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are fixed or tied generally to increases in indices such as the CPI. In the case of retail stores and hotels, the lease may provide for participation in gross revenues above a stated level.

Alternatively, a lease may provide for mandated rental increases on specific dates or other methods that may not have been in existence or contemplated by us as of the date of this prospectus.

Collateral Evaluation.  Our advisor reviews the physical condition of the property and conducts a market evaluation to determine the likelihood of replacing the rental stream if the tenant defaults, or of a sale of the property in such circumstances. Our advisor also generally will conduct, or require the seller to conduct, Phase I or similar environmental site assessments in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and indemnify us against any potential claims, losses or expenses arising from such matters. Although our advisor generally relies on its own analysis in determining whether to make an investment, each real property purchased by us will be appraised by an independent appraiser that is independent of the advisor, prior to acquisition. All independent appraisers must be approved by our independent directors. The contractual purchase price (plus acquisition fees, but excluding acquisition expenses, payable to our advisor) for a real property we acquire will not exceed its appraised value. The appraisals may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold by us may be greater or less than the appraised value. In cases of special purpose real estate, a property is examined in light of the prospects for the tenant/borrower’s enterprise and the financial strength and the role of that asset in the context of the tenant/borrower’s overall viability. Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met.

Transaction Provisions that Enhance and Protect Value.  Our advisor attempts to include provisions in its leases that require our consent to specified activity, require the tenant to provide indemnification protections, or require the tenant to satisfy specific operating tests. These provisions may help protect our investment from changes in the operating and financial characteristics of a tenant that may affect its ability to satisfy its obligations to us or reduce the value of our investment. Our advisor may also seek to enhance the likelihood of a tenant’s lease obligations being satisfied through a guaranty of obligations from the tenant’s corporate parent or a letter of credit. This credit enhancement, if obtained, provides us with additional financial security. However, in markets where competition for net lease transactions is strong, some or all of these provisions may be difficult to negotiate. In addition, in some circumstances, tenants may require a right to purchase the property leased by the tenant. The option purchase price is generally the greater of the contract purchase price and the fair market value of the property at the time the option is exercised.

Other Equity Enhancements.  Our advisor may attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent. If warrants are obtained, and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements can help us to achieve our goal of increasing investor returns.

Investment Procedures

We utilize our advisor’s expertise in credit and real estate underwriting and its 35 years of experience in evaluating fixed income and real estate investment opportunities to analyze opportunities for us. Our advisor has over 15 professionals with experience in all phases of the investment process relating to long-term net leases and other real estate-related investments, including credit review, real estate underwriting, legal structuring and pricing.

Our advisor’s investment department, under the oversight of Carey Asset Management’s Chief Investment Officer, is primarily responsible for evaluating, negotiating and structuring potential investment opportunities. Before an investment is made, the transaction is reviewed by our advisor’s investment committee. The investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the acquisition process. Our advisor places special emphasis on having experienced individuals serve on its investment committee. Subject to limited exceptions, our advisor generally will not invest in a transaction on our behalf unless it is approved by the investment committee.

The investment committee has developed policies that permit certain investments to be made without committee approval. Under current policy, investments of $10 million or less may be approved by either the Chairman of the investment committee or the Chief Investment Officer, up to, in the case of investments other than long-term net leases, a cap of $30 million or 5% of our net asset value, whichever is greater. Additional such delegations may be made in the future, at the discretion of the investment committee. For example, the advisor may create one or more investment advisory committees with specialized expertise in a particular geographic market or type of investment to assist the investment committee, and the investment committee may delegate authority for certain types of non-net lease investments, subject to policies and procedures developed by the committee. In particular, to the extent our advisor may conclude that its in-house resources are insufficient to evaluate a particular type of investment, our advisor may retain the services of third parties with expertise in that type of investment to assist the adviser in reviewing and approving investments on our behalf. In such circumstances, it would be up to the investment committee to determine the appropriate review and approval procedures to be utilized. Any determination by our advisor to retain third parties to make investments must be reviewed and approved by our independent directors.

Real Estate-Related Assets

In addition to investing in long-term net leases, we may invest in other real estate-related assets, where our advisor believes that such investments may help achieve diversification and provide attractive risk-adjusted returns. Certain of these investments may provide greater opportunities for capital appreciation, but may also involve greater risk and may provide little or no current income.

Opportunistic Investments

We believe there may be opportunities to purchase non-long-term, net leased real estate assets from corporations and other owners due to our market presence in the corporate real estate marketplace. These assets may differ significantly in character from our traditional net leased real estate assets: short-term net leases, vacant property, land, multi-tenanted property, non-commercial property, property leased to non-related tenants, etc. However, we believe we may find attractive opportunities to make investments in these assets as they may either be part of a larger sale-leaseback transaction, an existing relationship with the owner or from some other source where our market presence and reputation may give us an advantage over certain other investors.

Mortgage Loans Secured by Commercial Real Properties

We may invest in commercial mortgages and other commercial real estate interests consistent with the requirements for qualification as a REIT. We may originate or acquire interests in mortgage loans, which may pay fixed or variable interest rates or have “participating” features. Our loans may include first mortgage loans, second mortgage loans and leasehold mortgage loans. Loans will usually not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they will not be the borrower’s personal obligations.

In general, loans will be underwritten based on a process substantially similar to that described above with respect to long-term net leases. We will generally require a security interest in the underlying properties or leases. We will obtain independent appraisals for underlying real property. However, the advisor generally will rely on its own analysis and not exclusively on appraisals in determining whether to make a particular loan. We will not make a loan when the amount we advance plus the amount of any existing loans that are equal or senior to our loan exceeds 100% of the appraised value of the underlying real property.

We may also invest in secured corporate loans, which are loans collateralized by real property, personal property connected to real property (i.e., fixtures) and/or personal property, on which another lender may hold a first priority lien. The value of the collateral against which we lend may or may not be valued by an appraisal.

Loans with “participating” features may allow us to participate in the economic benefits of any increase in the value of the property securing repayment of the loan as though we were an equity owner of a portion of the property. The forms and extent of the participations may vary depending on factors such as the equity investment, if any, of the borrower, credit support provided by the borrower, the interest rate on our loans and the anticipated and actual cash flow from the underlying real property.

B Notes

We may purchase from third parties, and may retain from mortgage loans we originate and securitize or sell, subordinate interests referred to as B Notes. B Notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A Note. The subordination of a B Note is generally evidenced by a co-lender or participation agreement between the holders of the related A Note and the B Note. In some instances, the B Note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. B Note lenders have the same obligations, collateral and borrower as the A Note lender, but typically are subordinated in recovery upon a default. B Notes share certain credit characteristics with second mortgages, in that both are subject to the greater credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or A Note, and in consequence generally carry a higher rate of interest. When we acquire and/or originate B Notes, we may earn income on the investment, in addition to interest payable on the B Note, in the form of fees charged to the borrower under that note. If we originate first mortgage loans, we may divide them, securitizing or selling the A Note and keeping the B Note for investment.

Our ownership of a B Note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B Note, which may include foreclosure on, or modification of, the note. In some cases, the owner of the A Note may be able to foreclose or modify the note against our wishes as holder of the B Note. As a result, our economic and business interests may diverge from the interests of the holders of the A Note. These divergent interests among the holders of each investment may result in conflicts of interest.

We may also retain or acquire interests in A Notes and notes sometimes referred to as “C Notes,” which are junior to the B Notes.

Mezzanine Loans

We may invest in mezzanine loans that are senior to the borrower’s common and preferred equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property.

Mezzanine loans may have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments and principal payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. Due to their higher risk profile, and often less restrictive covenants, as compared to senior loans, mezzanine loans generally earn a higher return than senior secured loans. Mezzanine loans also may include a “put” feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed upon formula.

Commercial Mortgage-Backed Securities (CMBS)

We have invested in and may in the future invest in mortgage-backed securities and other mortgage related or asset-backed instruments, including CMBS, mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. Government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities to the extent consistent with the requirements for qualification as a REIT. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities.

Equity and Debt Securities of Companies Engaged in Real Estate Activities, including other REITs

We may invest in equity and debt securities (including common and preferred stock, as well as limited partnership or other interests) of companies engaged in real estate activities, including for the purpose of exercising control over such entities. Such investments may be an attractive alternative to direct investments in property. Companies engaged in real estate activities and real estate-related investments may include, for example, companies engaged in the net lease business, REITs that either own properties or make construction or mortgage loans, real estate developers, companies with substantial real estate holdings and other companies whose products and services are related to the real estate industry, such as building supply manufacturers, mortgage lenders or mortgage servicing companies. Such securities may or may not be readily marketable and may or may not pay current dividends or other distributions. We may acquire all or substantially all of the securities or assets of companies engaged in real estate-related activities where such investment would be consistent with our investment policies and our status as a REIT. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to generally divest appropriate securities before any such registration would be required.

Investments With Other Operating CPA® REITs

We have acquired and may in the future acquire investments in joint ventures with other operating CPA® REITs. These investments may permit us to own interests in larger properties without unduly restricting the diversity of our portfolio. We may invest in funds sponsored by

W. P. Carey or its affiliates in which other operating CPA® REITs invest. We may also merge with other operating CPA® REITs or acquire property portfolios or single assets from other operating CPA® REITs. We will not enter into a joint venture to make an investment that we would not be permitted to make on our own.

We may participate jointly with publicly registered investment programs or other entities sponsored or managed by the advisor in investments as tenants-in-common or in some type of joint venture arrangement. Joint ventures with affiliates of W. P. Carey will be permitted only if:

•	a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction approve the allocation of the transaction among the affiliates as being fair and reasonable to us; and

•	the affiliate makes its investment on substantially the same terms and conditions as us.

Investment Limitations

Numerous limitations are placed on the manner in which we may invest our funds. These limitations cannot be changed unless the charter is amended, which requires the approval of the stockholders. Unless the charter is amended, we will not:

•	invest in commodities or commodity futures contracts, with this limitation not being applicable to futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgage loans;

•	invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency;

•	invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property, unless such investment is justified by the presence of other underwriting criteria such as the credit rating of the borrower, collateral that is adequate to justify the waiver of this limitation or the guarantee of the mortgage by a government agency. For this purpose, we do not treat CMBS as mortgage loans;

•	invest in contracts for the sale of real estate unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	borrow in amounts such that the total amount of all borrowings does not exceed the lesser of 75% of the total costs of our investment or 300% of our net assets, absent a satisfactory showing that a higher level of borrowing is appropriate. “Net assets,” for the purpose of this clause means total assets (other than intangibles) at cost before deducting depreciation, reserves for bad debt and other non-cash reserves, less total liabilities;

•	make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets. “Unimproved real property” means property which has the following three characteristics:

•	an equity interest in property which was not acquired for the purpose of producing rental or other operating income;

•	no development or construction is in process on the property; and

•	no development or construction on the property is planned in good faith to commence on the property within one year of acquisition;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities in a private offering if the voting rights per share issued in a private offering exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately offered share bears to the book value of each outstanding publicly held share;

•	issue shares redeemable solely at the option of the holders (except pursuant to our redemption plan);

•	take any action that would cause us to be classified as an “investment company” under the Investment Company Act;

•	grant warrants and/or options to purchase shares to W. P. Carey, our directors or affiliates thereof except on the same terms as the options or warrants are sold to the general public and the amount of the options or warrants does not exceed an amount equal to 10% of the outstanding shares on the date of grant of the warrants and options;

•	make any investment inconsistent with our objectives of qualifying and remaining qualified as a REIT; or

•	make or invest in mortgage loans that are subordinate to any mortgage or equity interest of W. P. Carey, our directors, or our affiliates.

Subject to the limitations set forth in our charter, our charter currently provides that we will not engage in transactions with our directors, W. P. Carey, or any affiliate thereof, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by a majority of our independent directors and a majority of our directors who are not interested in the transaction after a determination by them that: (1) the transaction is on such terms as at the time of the transaction and under the circumstances then prevailing, fair and reasonable to us; and (2) the terms of such transaction are at least as favorable as the terms then prevailing for comparable transactions with unaffiliated third parties.

Under Delaware law (where our operating partnership is formed), we, as a general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions with our directors also are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership to the extent such duties have not been eliminated pursuant to the terms of the limited partnership agreement of our operating partnership. Under the terms of the partnership agreement, we are under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take any actions. Furthermore, in the event of a conflict of interest between the interests of our stockholders and the limited partners, the partnership agreement provides that we must endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we directly own a controlling interest in our operating partnership, any such conflict that we, in our sole discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners, will be resolved in favor of our stockholders.

In addition, our charter currently provides that we will not purchase an investment in property from our directors, W. P. Carey or affiliates, unless a majority of the independent directors and a majority of the directors who are not interested in the transaction approve such transaction as being fair and reasonable to us and (i) at a price to us no greater than the cost of the asset to the affiliate, or (ii) if the price to us is in excess of such costs, that a substantial justification for such excess exists, such excess is reasonable and the total purchase price for the property does not exceed the appraised value of such property.

If at any time the character of our investments would cause us to be deemed an “investment company” for purposes of the Investment Company Act, we will take the necessary action to ensure that we are not deemed to be an “investment company.” Our advisor will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act. Among other things, our advisor will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an investment company under the Act. We have been advised by counsel that if we operate in accordance with the description of our proposed business in this prospectus, we will not be deemed an “investment company” for purposes of the Investment Company Act.

Although we are authorized to issue senior securities, we have no current plans to do so. In addition, while we are engaged in investing in real estate and real estate-related assets, we will not engage in underwriting, agency distribution, or in trading of securities issued by others. Further, we are authorized to offer securities in exchange for property if approved by our board of directors.

Our reserves, if any, will be invested in permitted temporary investments. Carey Asset Management will evaluate the relative risks and rate of return, our cash needs and other appropriate considerations when making short-term investments on our behalf. The rate of return on permitted temporary investments may be less than or greater than would be obtainable from real estate investments.

Other Investment Policies

Holding Period for Investments and Application of Proceeds of Sales or Refinancings

We generally intend to hold our investments in real property for an extended period depending on the type of investment. We may dispose of other types of investments, such as investments in securities, more frequently. However, circumstances might arise which could result in the early sale of some assets. An asset may be sold before the end of the expected holding period if in our judgment or in the judgment of our advisor, the sale of the asset is in the best interest of our stockholders.

The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation or avoiding increases in risk. The selling price of an asset which is leased for a significant period of time will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. See “United States Federal Income Tax Considerations — Requirements for Qualification-General.”

The terms of payment will be affected by custom in the area in which the investment being made is located and the then prevailing economic conditions. To the extent that we receive purchase money mortgages rather than cash in connection with sales of properties, there may be a delay in making distributions to stockholders. A decision to provide financing to such purchasers would be made after an investigation into and consideration of the same factors regarding the purchaser, such as creditworthiness and likelihood of future financial stability, as are undertaken when we consider a net lease transaction. See “United States Federal Income Tax Considerations.”

Change in Investment Objectives and Limitations

Our charter requires that the independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders. Each determination and the basis therefor shall be set forth in our minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment procedures, objectives and policies, except as otherwise provided in the charter, may be altered by a majority of the directors (including a majority of the independent directors) without the approval of the stockholders.

Financing Policies

We may borrow at a corporate level or at the asset level. We will generally borrow in the same currency that is used to pay income on the investment or in which we make an investment for which we are seeking financing. This will enable us to hedge a portion of our currency risk. We, through the subsidiaries we form to make investments, generally will seek to borrow on a non-recourse basis, in amounts that we believe will maximize the return to our stockholders. The use of non-recourse financing allows us to improve returns to our stockholders and to limit our exposure on any investment to the amount invested. Non-recourse indebtedness means the indebtedness of the borrower or its subsidiaries that is secured only by the assets to which such indebtedness related without recourse to the borrower or any of its subsidiaries, other than in case of customary carve-outs for which the borrower or its subsidiaries acts as guarantor in connection with such indebtedness, such as fraud, misappropriation, misapplication of funds, environmental conditions and material misrepresentation. Since non-recourse financing generally restricts the lender’s claim on the assets of the borrower, the lender generally may only take back the asset securing the debt, which protects our other assets. In some cases, particularly with respect to non-U.S. investments, the lenders may require that they have recourse to other assets owned by a subsidiary borrower, in addition to the asset securing the debt. Such recourse generally would not extend to assets of our other subsidiaries. We currently estimate that we will borrow, on average, up to 65% of the purchase price of our investments, however, there is no limitation on the amount we may borrow against any single investment. Our aggregate borrowings, secured and unsecured, will be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. Aggregate borrowings as of the time that the net proceeds of the offering have been fully invested and at the time of each subsequent borrowing may not exceed on average the lesser of 75% of the total costs of all investments, or 300% of our net assets unless the excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with the reason for the excess. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities.

It is expected that, by operating on a leveraged basis, we will have more funds available and, therefore, will make more investments and be in a better position to improve the returns to our stockholders than would otherwise be possible without such leverage. This is expected to result in a more diversified portfolio. Our advisor will use its best efforts to obtain financing on the most favorable terms available to us.

Lenders typically seek to include in the terms of a loan change of control provisions making the termination or replacement of W. P. Carey as our advisor an event of default or an event requiring the immediate repayment of the full outstanding balance of the loan. While we will attempt to negotiate not to include such provisions, lenders may require them.

We may refinance properties or defease loans during their terms when a decline in interest rates makes it profitable to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate. The prepayment of loans may require us to pay a yield maintenance premium to the lender in order to pay off a loan prior to its maturity.

We may enter into borrowing arrangements such as secured or unsecured credit lines, warehouse facilities, repurchase agreements or other types of financing arrangements. We may also issue corporate debt securities. Some of these arrangements may be recourse to us or may be secured by our assets. Many of these arrangements would likely require us to meet financial and non-financial covenants. Some of these borrowings may be short term and may require that we meet margin requirements.

We may borrow funds or purchase properties from our advisor or its affiliates if doing so is consistent with the investment procedures, our objectives and policies and if other conditions are met. See “Investment Objectives, Procedures and Policies.” We may borrow funds from our advisor or its affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by our advisor or the affiliate.

These short-term loans may be fully or partially amortized, may provide for the payment of interest only during the term of the loan or may provide for the payment of principal and interest only upon maturity. In addition, these loans may be secured by a first or junior mortgage on the asset to be invested in or by a pledge of or security interest in the offering proceeds that are being held in escrow which are to be received from the sale of our shares. Any short-term loan from our advisor or its affiliates will bear interest at a rate equal to the lesser of one percent above the prime rate of interest published in the Wall Street Journal or the rate that would be charged to us by unrelated lending institutions on comparable loans for the same purpose in the locality of the investment. See “Conflicts of Interest — We may enter into transactions with or take loans from our advisor or its affiliates.”

Our charter currently provides that we will not borrow funds from our directors, W. P. Carey, or affiliates unless the transaction is approved by a majority of the independent directors and a majority of the directors who are not interested in the transaction as being fair, competitive and commercially reasonable and not less favorable than those prevailing for comparable loans between unaffiliated third parties.

DESCRIPTION OF THE PROPERTIES

Set forth below is a description of our materially important real properties as of the date of this prospectus. Refer to “Prospectus Summary — Description of the Properties” for a tabular description of these properties and our other real properties.

The tenants for our net leased real properties generally will be required to maintain insurance on the leased properties or pay the costs of any insurance maintained by us. While we anticipate that each of our real properties will be adequately insured, we will maintain a contingent, blanket building, business personal property and business income policy covering our real properties, as well as a comprehensive commercial general liability policy covering our real properties. Properties that are not net-leased will either be insured by tenants or by us. We believe that our real properties are adequately insured.

Life Time Fitness, Inc.

Acquisition

In September 2008, we acquired two health and fitness facilities located in Columbia, Maryland and Scottsdale, Arizona totaling approximately 220,340 square feet from, and entered into a net lease agreement with, LTF Real Estate Company, Inc. (“LTF”), a subsidiary of Life Time Fitness, Inc. (“Life Time”).

Purchase Terms

The total cost of acquiring the facilities, including the acquisition fee payable to Carey Asset Management, was approximately $63,365,113. We paid at closing an acquisition fee of approximately $1,584,128 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred acquisition fee in the total amount of approximately $1,267,302. This deferred fee is payable in equal annual installments over each of the next three years but is contingent upon our achieving the 5% preferred return rate.

Description of Lease

The facilities are leased to LTF by us under a net lease, and Life Time has guaranteed LTF’s obligations under the lease. The lease has an initial term of 20 years and provides for four five-year renewal options. The initial aggregate annual rent under the lease is approximately $5,658,029 with 2% annual rent increases.

Description of Financing

In connection with the acquisition of LTF’s facilities, we obtained non-recourse mortgage financing of $39,300,000 with a fixed annual interest rate of 7.445% and a term of 15 years but may be prepaid at the end of year ten without penalty.

Description of Life Time

Life Time has advised us that it is an operator of health and fitness clubs in the U.S.

The New York Times Company

Acquisition

In March 2009, an entity in which we, CPA®:16-Global, and W. P. Carey own 55%, 27.25%, and 17.75% interests, respectively, completed a sale-leaseback transaction with respect to a portion of the leasehold condominium interest encompassing approximately 750,000 rentable square feet in the office headquarters of The New York Times Company (“The Times”) in New York, NY. The entity acquired leasehold title to this interest from, and entered into a net lease agreement with, NYT Real Estate Company LLC (“NYT”), a subsidiary of The Times.

Purchase Terms

The total cost of acquiring the property, including the acquisition fee payable to Carey Asset Management, was approximately $233,720,223, of which our share is approximately $129,581,152. We funded our portion of the purchase price with proceeds from this offering. The jointly owned entity did not obtain debt financing for the transaction. We and CPA®:16-Global paid at closing an acquisition fee of approximately $4,844,568 to Carey Asset Management, of which our share is approximately $3,239,529. Carey Asset Management is also expected to receive from us and CPA®:16-Global a deferred acquisition fee in the total amount of approximately $3,875,654, of which our share is approximately $2,591,623. This deferred fee is payable in equal annual installments over each of the next three years, but is contingent upon our achieving the 5% preferred return rate.

Description of the Lease

The property is leased to NYT by the jointly owned entity under a net lease. The Times has guaranteed NYT’s obligations under the lease. The lease has an initial term of 15 years and provides NYT with one 10-year renewal option and two additional 5-year renewal options. In the 10th year of the initial term of the lease, NYT has an option to purchase the leasehold title interest for approximately $250,000,000, which represents a bargain purchase option and therefore the lease is accounted for as a direct financing lease. The initial annual rent under the lease is $24,187,500, of which our share is approximately $13,303,125. Additionally, the lease provides for annual rent increases of 1.5% for the initial term, and formula rent increases for any renewal terms.

Description of The New York Times Company

The Times has advised us that it is a leading media company, which owns and manages major newspapers such as The New York Times, the International Herald Tribune, and The Boston Globe, along with 16 other daily newspapers; a radio station, WQXR-FM; and more than 50 websites.

DESCRIPTION OF REAL ESTATE-RELATED INVESTMENTS

Refer to “Prospectus Summary — Description of Real Estate-Related Investments” for a description of our real estate-related investments, which currently consist of CMBS.

THE OPERATING PARTNERSHIP

General

We have elected to be treated as a REIT for U.S. federal income tax purposes. We are structured as an umbrella partnership REIT, or UPREIT, under which substantially all of our business is conducted through our operating partnership. Our operating partnership was formed under Delaware law to acquire, own and lease properties on our behalf. We will utilize this UPREIT structure generally to enable us to acquire real property in exchange for limited partnership units in our operating partnership (the “OP units”) from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property or the transfer of their property to us in exchange for our common stock or cash. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes (see “United States Federal Income Tax Considerations”), the REIT’s proportionate share of the assets and income of our operating partnership are deemed to be assets and income of the REIT.

The property owner’s goals are accomplished because the owner may contribute property to our operating partnership in exchange for OP units on a tax deferred basis. Further, our operating partnership is structured to make distributions with respect to OP units which are equivalent to the dividend distributions made to our stockholders. Finally, a limited partner in our operating partnership may later redeem his, her or its OP units for shares of our common stock (in a taxable transaction) or cash and achieve liquidity for his, her or its investment.

We intend to hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest, and we intend to make future acquisitions of real properties using the UPREIT structure. We are the controlling general partner of the operating partnership and anticipate that we will own a 99.985% capital interest in the operating partnership. We are the managing general partner of the operating partnership; therefore, our board of directors controls all decisions of our operating partnership. Our board has delegated authority for our management and the management of our operating partnership to our advisor subject to the terms of the advisory agreement. Carey Holdings assists our advisor in management and holds a special general partnership profits interest entitling it to receive certain profit allocations and distributions of cash. We anticipate that Carey Holdings will own a 0.015% capital interest in the operating partnership.

The following is a summary of certain provisions of the amended and restated limited partnership agreement of our operating partnership. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the actual partnership agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, for more detail.

Capital Contributions

In connection with this offering and future offerings of our common stock, we will transfer substantially all of the net offering proceeds to our operating partnership in exchange for OP units. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds, and our operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering. Carey Holdings has made an initial capital contribution of $300,000 in cash and provides services to the operating partnership in exchange for its special general partnership interest.

If our operating partnership requires additional funds at any time in excess of capital contributions made by us, we may borrow funds from a financial institution or other lender or issue additional shares of common stock and receive additional OP units in the operating partnership in exchange for the proceeds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our company.

Fiduciary Duties

For a description of the fiduciary duties that we, as a general partner, owe to limited partners in our operating partnership pursuant to Delaware law and the terms of the partnership agreement, see “Risk Factors — Risks Related to an Investment in our Shares — Conflicts of Interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.”

Operations

The partnership agreement requires that our operating partnership be operated in a manner that enables us to (1) satisfy the requirements for being classified as a REIT for U.S. federal income tax purposes, unless we otherwise cease to qualify as a REIT and (2) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. (See “United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Partnership — Classification as a Partnership.”)

Redemption Rights

The limited partners of our operating partnership (other than our company) and the special general partner generally have the right to cause our operating partnership to redeem all or a portion of their OP units for cash or, at our sole discretion, shares of our common stock, or a combination of both. If we elect to redeem OP units for shares of our common stock, we will generally deliver one share of our common stock for each OP unit redeemed. If we elect to redeem OP units for cash, we will generally deliver cash to be paid in an amount equal to, for each redeemed OP unit, the average of the daily market price for the ten consecutive trading days immediately preceding the date we receive a notice of redemption by a limited partner. In connection with the exercise of these redemption rights, a limited partner or a special general partner may be required to make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner or the special general partner owning shares in excess of our ownership limits in our charter.

Subject to the foregoing, limited partners and the special general partner may exercise their redemption rights at any time after one year following the date of issuance of their OP units; provided, however, that a limited partner may not deliver more than two redemption notices each calendar year and may not exercise a redemption right for less than 1,000 OP units, unless the limited partner holds less than 1,000 OP units, in which case it must exercise its redemption right for all of its OP units.

Transferability of Interests

We may not (1) voluntarily withdraw as a general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in our operating partnership, unless we obtain the consent of at least 50% of the partners of our operating partnership including us; provided, however, that if such merger or business combination results in the termination of our advisory agreement with Carey Asset Management, the consent of the special general partner to such transaction will be required unless the operating partnership agrees to repurchase the special general partnership interest in the operating partnership for its fair market value, as determined by an independent appraiser. With certain exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent as general partner and that of the special general partner. Carey Holdings may not transfer its special general partner interest in our operating partnership without our consent, which must be approved by a majority of our independent directors, except to us or to our affiliates.

Distribution of Cash and Allocation of Income

The partnership agreement generally provides that our operating partnership will distribute cash flows from operations and net sales proceeds from dispositions of assets to the partners of our operating partnership in accordance with their relative percentage interests, on at least a quarterly basis, in amounts determined by us as a general partner. In addition, Carey Holdings, as the holder of a special general partner interest, will be entitled to special distributions of cash flow and sale proceeds, as described under “Management Compensation.” The general partner will have the power, in its reasonable discretion, to adjust or withhold the distributions to the special general partner in order to avoid violations of the 2%/25% guidelines.

Similarly, the partnership agreement of our operating partnership provides that income of our operating partnership from operations and income of our operating partnership from disposition of assets normally will be allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed in accordance with the distribution provisions of the partnership agreement to the extent of each partner’s positive capital account balance.

In addition to the administrative and operating costs and expenses incurred by our operating partnership or its subsidiaries, in acquiring and operating real properties, our operating partnership pays all administrative costs and expenses of our company, and such expenses will be treated as expenses of our operating partnership. Such expenses include, without limitation:

•	All expenses relating to maintaining our corporate existence;

•	All expenses relating to the public offering and registration of our securities;

•	All expenses associated with the preparation and filing of any periodic reports by allocations of certain portions of our profits under federal, state or local laws or regulations;

•	All expenses associated with our compliance with applicable laws, rules and regulations; and

•	All our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

The Special General Partner Interest

Carey Holdings, an entity in which W. P. Carey owns interests, holds a special general partner profits interest in our operating partnership. Carey Holdings’ special general partner interest entitles it to certain distributions of our operating partnership’s available cash and an allocation of certain operating partnership profits, as described in the next paragraph.

Operating partnership profits means profits as determined under the operating partnership’s partnership agreement and the provisions of the Code that apply to partnership taxation. For a description of the calculation of profits, see “United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Partnership.” Operating partnership profits are determined in accordance with the Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in the determination of operating partnership profits), with the following adjustments: (a) any income of the partnership that is exempt from federal income tax and not otherwise taken into account in computing operating partnership profits shall be included in the determination of operating partnership profits; (b) any expenditures of the partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing operating partnership profits shall be subtracted from such determination; (c) in the event the value of any partnership asset is adjusted pursuant to the partnership agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing operating partnership profits; (d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the gross asset value of the property (as determined under the partnership agreement) disposed of, notwithstanding that the adjusted tax basis of such property differs from such value; (e) depreciation, amortization, and other cost recovery deductions taken into account in computing operating partnership profits shall be based upon the gross asset value of partnership assets (as determined under the partnership agreement) as opposed to the adjusted tax bases of such assets; (f) to the extent an adjustment to the adjusted tax basis of any partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as a result of a distribution other than in liquidation of a partner’s interest in the partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing operating partnership profits; and (g) notwithstanding any other provision regarding the calculation of operating partnership profits, any items which are specially allocated pursuant to the partnership agreement shall not be taken into account in computing operating partnership profits. The amounts of the items of partnership income, gain, loss, or deduction available to be specially allocated pursuant to the partnership agreement shall be determined by applying rules analogous to those set forth in this definition of operating partnership profits.

Substantially all of Carey Holdings’ special general partner interest in our operating partnership is intended to qualify as a “profits interest” for tax purposes within the meaning of IRS Revenue Procedure 93-27. As a result, the special general partnership interest will initially have no liquidation value aside from Carey Holdings’ actual capital contributions. Further, without a significant initial liquidation value, the interest will be limited in its ability to receive loss allocations from the operating partnership.

If the advisory agreement expires with the consent of the advisor, is terminated for any reason other than by the advisor and an affiliate of the advisor is not the advisor under the replacement advisory agreement, or Carey Asset Management resigns for good reason, all after two years of the date the operating partnership begins operations, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. Please see “Management — Advisory Agreement” and “Risk Factors — Risks Related to Our Relationship with Our Advisor — Exercising our right to repurchase all or a portion of Carey Holdings’ interests in our operating partnership upon certain termination events could be prohibitively expensive and could deter us from terminating the advisory agreement.”

Tax-Matters Partner

We are the tax-matters partner of our operating partnership, and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Term

Our operating partnership will continue in full force perpetually or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Amendment

The partnership agreement may not be amended without our consent as general partner. In general, we may not amend the partnership agreement without first obtaining the consent of partners holding at least 50% of the ownership interests of all partners. In addition, the consent of the special general partner and the limited partners holding greater than 50% of the ownership interests of the limited partners would be required for any amendment that would contravene an express prohibition or limitation in the partnership agreement. Further, the general partner may not make any amendment to the partnership agreement that would (i) subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act, or (ii) prohibit or restrict, or have the effect of prohibiting or restricting, the ability of a limited partner to exercise its rights to a redemption in full without the consent of the affected limited partner.

However, there are certain circumstances in which we are permitted to amend the partnership agreement without any consent.

Indemnity

The operating partnership must indemnify and hold us (and our officers, directors, employees or designees) harmless from any liabilities incurred, losses sustained, or benefit not derived as a result of errors in judgments or mistakes of fact or law or any act or omission if we acted in good faith. In addition, the operating partnership must indemnify us (and our officers, directors, employees and designees) to the extent permitted by applicable law from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, unless our charter prohibits us from indemnifying the indemnified party for a matter, in which case the operating partnership will likewise be prohibited from indemnifying the indemnified party for the matter or it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and was either committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty;

•	the indemnified party actually received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our shares. For purposes of this section, under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Corporate Property Associates 17 — Global Incorporated and not the operating partnership, except as otherwise indicated. This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will be, in each case, in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our shares;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	persons who receive our shares through the exercise of employee share options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their shares through a partnership or similar pass-through entity;

•	persons holding shares constituting 10% or more (by vote or value) of the ownership of the company; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER OF HOLDING OUR SHARES WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.

Taxation of the Company

We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2007. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify for taxation as a REIT under the Code.

The law firm of Venable LLP has acted as our tax counsel in connection with this offering. We have received the opinion of Venable LLP to the effect that, commencing with our taxable year ended December 31, 2007, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. A copy of the opinion of Venable LLP has been filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that the opinion of Venable LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. In addition, to the extent we make certain investments, such as investments in preferred equity securities of REITS, or whole loan mortgage or CMBS securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Venable LLP or us that we will so qualify for any particular year. Venable LLP will have no obligation to advise us or the holders of our shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which has not been reviewed by Venable LLP. In addition, our qualification as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which has not been reviewed by Venable LLP. Our qualification as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

As a REIT, we generally will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders — Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of a REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.”

As a REIT, we are nonetheless subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby (a) avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) treat income and gain from such property as qualifying income for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs (as defined below), if any, if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation (determined as of the date of our acquisition of such assets) at the highest corporate income tax rate then applicable to the extent that we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from direct or indirect ownership of residual interests in real estate mortgage investment conduits, or REMICs, to the extent our shares are held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Effect of Subsidiary Entities” and “— Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our shares.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations (including TRSs), the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest will be subject to U.S. federal income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our organizational documents provide restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a real estate investment trust generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Federal Income Tax Aspects of Our Partnership.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any entity otherwise treated as a corporation for U.S. federal income tax purposes, other than a TRS (as described below), that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries.  A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a Taxable REIT Subsidiary, or a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, if any, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders — Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs, if any, to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We may form one or more TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by our TRSs to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “— Taxation of Taxable U.S. Stockholders.”

Taxable Mortgage Pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

To the extent we make significant expenditures with respect to senior mortgage loans or CMBS, we may convey one or more pools of real estate mortgage loans to a trust, owned by a subsidiary REIT substantially owned by our operating partnership, which trust will issue several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We may not make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would likely be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our operating partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.”

If such a subsidiary REIT of our operating partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our operating partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or property held primarily for sale to customers in the ordinary course of business, or “prohibited transactions,” must be derived from assets relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or disregarded subsidiary.

Interest Income.  Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Fee Income.  We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS, if any, will not be included for purposes of the gross income tests.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests. Certain income inclusions received with respect to our contemplated equity transactions with respect to CDOs may not represent qualifying income for purposes of either the 75% or 95% gross income tests.

Foreign Assets.  To the extent that we hold or acquire foreign assets, such as CMBS denominated in foreign currencies, such assets may generate foreign currency gains. For purposes of the REIT income requirements, foreign currency gains are divided into two categories: “real estate foreign exchange gain” and “passive foreign exchange gain.” Real estate foreign exchange gain is excluded from gross income for both the 75% gross income test and the 95% gross income test. Passive foreign exchange gain is excluded from gross income for the 95% gross income test, but is treated as non-qualifying income for the 75% gross income test.

Real estate foreign exchange gain consists primarily of foreign currency gain attributable to gain that would be qualifying income for purposes of satisfying the 75% gross income test. Passive foreign exchange gain consists primarily of foreign currency gain attributable to gain that would otherwise qualify under the 95% gross income test but not the 75% gross income test. Any foreign exchange gain that is not real estate foreign exchange gain or passive foreign exchange gain would be non-qualifying income for both income tests, unless it is excluded under the hedging rules discussed below in “— Hedging Transactions.”

Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to (i) manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily manage risk of currency fluctuations with respect to any item of income or gain that would qualify under the 75% gross income test or the 95% gross income test (or any property which generates such income or gain), provided the transaction is clearly identified as such before the close of the day on which it is acquired, originated, or entered into, will not constitute gross income for purposes of the 95% gross income test or the 75% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property.  To the extent that we acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with real property, then the portion of the rent attributable to such personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Failure to Satisfy the Gross Income Tests.  We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions generally will be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs and certain kinds of CMBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% (25% for taxable years beginning after July 30, 2008) of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10 million. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT net taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with the preferences among different classes of shares as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT net taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate income tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes, including the inclusion of items of income from CDO entities in which we hold an equity interest. For example, we may acquire or originate debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount” or “OID”), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we, including a subsidiary REIT owned by our operating partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we include assets in our portfolio or enter into financing and securitization transactions that result in our being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury Regulations. The Treasury Department has issued guidance on the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) taxable income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term U.S. federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our shares in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders;

•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including charitable remainder trusts and governmental organizations). Nominees or other broker/dealers who hold our shares on behalf of disqualified organizations also will be subject to this tax on the portion of our excess inclusion income allocable to our shares held on behalf of disqualified organizations; and

•	in the case of a stockholder that is a REIT, RIC or common trust fund, or other pass through entity would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

No detailed guidance has been provided with respect to the manner in which excess inclusion income would be allocated among different classes of shares, but generally such income must be allocated in proportion to the distributions made to stockholders. Tax-exempt investors, foreign investors, taxpayers with net operating losses, regulated investment companies (“RICs”) and REITs should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our subsidiaries, other than a TRS, will be held as inventory or primarily for sale to customers in the ordinary course of business, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as inventory or property held primarily for sale to customers or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions that will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction, in each case, provided applicable requirements of the Code are satisfied. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Federal Income Tax Aspects of Our Partnership

General

We intend to hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Classification as a Partnership

The ownership by us of equity interests in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “— Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the relative percentage interests held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the organization transactions, appreciated property will be acquired by our operating partnership as a result of actual or deemed contributions of such property to our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements and result in our stockholders recognizing additional dividend income without an increase in distributions.

Sale-Leaseback Transactions

Some of our investments will be in the form of sale-leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes. The IRS may take the position that specific sale-leaseback transactions we will treat as true leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. In this event, for purposes of the asset tests and gross income tests, each such loan likely would be viewed as secured by real property to the extent of the fair market value of the underlying property. It is expected that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset tests or the income tests and consequently lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which could cause us to fail the annual distribution requirements.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders may be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. In such cases, U.S. stockholders will increase their adjusted tax basis in our shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our TRS, if any, which is subject to U.S. federal income tax);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company), such as our TRS, if any, which is subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity for which we would make expenditures would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualifying dividend income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Company” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Shares

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the shares at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our shares are held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of the capital gain realized by a non-corporate holder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are urged to consult their tax advisors with respect to the taxation of capital gain income. Capital losses recognized by a U.S. stockholder upon the disposition of our shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While ownership of many real estate assets may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our shares as “debt-financed property” within the meaning of the Code (i.e., where the acquisition or holding of the shares is financed through a borrowing by the tax-exempt stockholder), (2) our shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income” (See “— Taxable Mortgage Pools” and “— Excess Inclusion Income”), distributions from us and income from the sale of our shares generally should not be treated as UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares; and (2) we would not have satisfied the ownership tests described above in “— Requirements for Qualification — General” but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. stockholders of our common shares. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common shares that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective aspects of U.S. federal income taxation.

Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, a portion of our dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. stockholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless (A) our shares constitute a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits generally will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (applied to the net amount after the 35% tax rate is applied) in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of shares at any time during the taxable year. Instead, such capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Shares.  Unless our shares constitute a USRPI, a sale of the shares by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our business assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if our shares would be a USRPI under the foregoing test, our shares will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. However, we cannot assure our investors that we will become or remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our shares owned are of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our shares of that class at all times during a specified testing period.

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our shares.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit-sharing, IRA or other employee benefit plan subject to ERISA or Section 4975 of the Code. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements expressed herein. Any changes may or may not apply to transactions entered into prior to the date of their enactment.

In considering using the assets of an employee benefit plan subject to ERISA to purchase shares, such as a profit-sharing, 401(k), or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code such as an IRA or Keogh Plan (collectively, “Benefit Plans”), a fiduciary, taking into account the facts and circumstances of such Benefit Plan, should consider, among other matters,

•	whether the investment is consistent with the applicable provisions of ERISA and the Code,

•	whether the investment will produce UBTI to the Benefit Plan (see “United States Federal Income Tax Considerations-Taxation of Tax-Exempt U.S. Stockholders”), and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the duty:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan unless it is clearly prudent not to do so; and

•	to comply with plan documents insofar as they are consistent with ERISA.

ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee (or a duly authorized named fiduciary or investment manager) have exclusive authority and discretion to manage and control the assets of the plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving assets of a Benefit Plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the

Benefit Plan. The prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a party in interest or disqualified person, and the transfer to, or use by or for the benefit of, a party in interest, or disqualified person, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan (other than in the case of most IRAs and some Keogh Plans), or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets.

Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Assets

While neither ERISA nor the Code defines the term “plan assets,” a Department of Labor regulation describes what constitutes the assets of a Benefit Plan when it invests in specific kinds of entities (29 C.F.R. Section 2510.3-101, as modified by ERISA, the “Regulation”). Under the Regulation, an entity in which a Benefit Plan makes an equity investment will be deemed to be “plan assets” of the Benefit Plan unless the entity satisfies at least one of the exceptions to this general rule.

The Regulation provides as one exception that the underlying assets of entities such as ours will not be treated as assets of a Benefit Plan if the interest the Benefit Plan acquires is a “publicly-offered security.” A publicly-offered security must be:

•	“freely transferable,”

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another, and

•	either part of a class of securities registered under the Securities Exchange Act of 1934, known as the Exchange Act, or sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

Whether a security is freely transferable depends upon the particular facts and circumstances. The shares will be subject to restrictions intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT. According to the Regulation, where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in shares is less than $10,000. Thus, we will proceed on the basis that the restrictions imposed to maintain our status as a REIT should not cause the shares to not be considered freely transferable for purposes of the Regulation.

We anticipate having over 100 stockholders following the completion of this offering. Thus, the second criterion of the publicly offered exception will be satisfied.

The shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the shares are part of a class that was registered under the Exchange Act. Any shares purchased, therefore, should satisfy the third criterion of the publicly offered exemption.

We believe that the shares should constitute “publicly-offered securities,” and that our underlying assets should not be considered plan assets under the Regulation, assuming that our common stock is “freely transferable” and widely held (as contemplated above) and that the offering otherwise takes place as described in this prospectus.

In the event that our underlying assets were treated by the Department of Labor as “plan assets” of a Benefit Plan, our management could be treated as fiduciaries with respect to Benefit Plan stockholders, and the prohibited transaction restrictions of ERISA and the Code could apply to any transaction involving our management and assets (absent an applicable administrative or statutory exemption). These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an exemption from the prohibited transaction restrictions. Alternatively, we might provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

If our underlying assets were treated as assets of a Benefit Plan, the investment in us also might constitute an ineffective delegation of fiduciary responsibility to W. P. Carey and expose the fiduciary of the plan to co-fiduciary liability under ERISA for any breach by W. P. Carey of its ERISA fiduciary duties. Finally, an investment by an IRA in us might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, W. P. Carey, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in the prohibited transaction could be required to restore to the plan any profits they realized as a result of the transaction or breach and make good to the plan any losses incurred by the plan as a result of the transaction or breach. In addition, the Code imposes an excise tax equal to fifteen percent (15%) of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected.” These taxes would be imposed on any disqualified person who participates in the prohibited transaction. With respect to an IRA, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, could cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

If, as contemplated above, our assets do not constitute plan assets following an investment in shares by Benefit Plans, the problems discussed in the preceding three paragraphs are not expected to arise.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered security” exception of the Regulation, a prohibited transaction could occur if we, any selected dealer, the escrow agent or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to the purchase of the shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan to which any of the above persons is a fiduciary with respect to the purchase. A person is a fiduciary to a plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to the assets. Under a regulation issued by the Department of Labor, a person would be deemed to be providing investment advice if that person renders advice as to the advisability of investing in shares and that person regularly provides investment advice to the plan pursuant to a mutual agreement or understanding (written or otherwise) that: (i) the advice will serve as the primary basis for investment decisions, and (ii) the advice will be individualized for the plan based on its particular needs.

Admittance of Stockholders

Funds received will be promptly deposited into our interest-bearing account at Bank of the West. On each admittance date, the funds deposited by each investor will be transferred to us and exchanged for the applicable number of shares. Any interest earned by the investor’s funds prior to any such admittance date will be paid to an investor only if the investor’s funds have been held in the account for 20 days or longer.

In considering an investment in us, a Benefit Plan should consider whether the escrow account arrangement as well as the ultimate investment in us would be consistent with fiduciary standards applicable to that Benefit Plan.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value. When no fair market value of a particular asset is available, the fiduciary is to make a good faith determination of that asset’s “fair market value” assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until the shares are listed on a national securities exchange, it is not expected that a public market for the shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the “fair market value” of the shares when the fair market value of the shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares, we intend to provide, no less frequently than annually, reports of our determinations of the current estimated value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Beginning no later than the end of the third full calendar year after the final closing of this offering, the estimated value of the properties and our other assets will be based on a valuation performed by a third party independent of us and of W. P. Carey. Prior to that time, we intend to use the offering price of shares as the per share estimated net asset value.

We anticipate that we will provide annual reports of the determination (i) to IRA trustees and custodians not later than January 15 of each year, and (ii) to other plan trustees and custodians within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated for any material changes occurring between October 31 and December 31.

We intend to revise these valuation procedures to conform with any relevant guidelines that the IRS or the Department of Labor may hereafter issue. Meanwhile, there can be no assurance:

•	that the estimated net asset value could or will actually be realized by us or by stockholders upon liquidation (in part because appraisal or estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets),

•	that stockholders could realize this value if they were to attempt to sell their shares, or

•	that this value could comply with the ERISA or IRA requirements described above.

DESCRIPTION OF SHARES

The following description of the shares does not purport to be complete but contains a summary of portions of our amended and restated charter and bylaws, and such description is qualified in its entirety by reference to the forms of those documents filed as exhibits to this registration statement. Our charter and bylaws will remain in effect for the duration of our existence although they may be amended in accordance with their terms.

General Description of Shares

We are authorized to issue 400,000,000 shares of common stock and 50,000,000 shares of preferred stock, each share having a par value of $.001. The issuance of the preferred stock must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our counsel or independent legal counsel. Each common share is entitled to participate equally in distributions when and as authorized by the directors and declared by us and in the distribution of our assets upon liquidation. Each common share is entitled to one vote and will be fully paid and non-assessable by us upon issuance and payment therefor. Common shares are not subject to mandatory redemption. The common shares have no preemptive rights (which are intended to insure that a stockholder has the right to maintain the same ownership interest on a percentage basis before and after the issuance of additional securities) or cumulative voting rights (which are intended to increase the ability of smaller groups of stockholders to elect directors). We have the authority to issue shares of any class or securities convertible into shares of any class or classes, to classify or to reclassify any unissued stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the stock, all as determined by our board of directors. In addition, the board of directors, with the approval of a majority of the entire board and without any action by the stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue.

Our intention is to consider alternatives for providing liquidity for our stockholders beginning generally after eight years following the investment of substantially all of the net proceeds from this offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, a merger (which may include a merger with one or more of the operating CPA® REITs) or another transaction approved by our board of directors and, if required by law, our stockholders. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of “substantially all” of the proceeds from this offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Alternatively, we may seek to complete a liquidity transaction earlier than eight years. Investment of “substantially all” of the proceeds means the equity investment of 90% or more of the net proceeds from this offering. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that it is in our stockholders’ best interests for us to make new investments.

We will not issue stock certificates. Shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected by mailing to Phoenix American a duly executed transfer form available upon request from them or from our website at www.cpa17global.com. Upon the issuance of our shares and upon the request of a stockholder, we will send to each such stockholder a written statement which will include all information that is required to be written upon stock certificates under Maryland law.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, not fewer than 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the chief executive officer or the president, or by the secretary of us upon the written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast at such a meeting. In general, the presence in person or by proxy of holders of shares entitled to cast a majority of the votes entitled to be cast at the meeting on any matter shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, although the affirmative vote of the majority of shares present in person or by proxy at a meeting at which a quorum is present is necessary to elect each director.

Except as otherwise provided by Maryland law or our charter, our charter may be amended only if such amendment is declared advisable by a majority of our board of directors and approved by the stockholders either at a duly held meeting at which a quorum is present by the affirmative vote of a majority of all votes entitled to be cast or by unanimous written or electronic consent. Our board of directors has the exclusive power to amend, alter or repeal our bylaws. Stockholders may, by the affirmative vote of a majority of the votes entitled to be cast on such matter, remove a director from the board. Stockholders do not have the ability to vote to replace Carey Asset Management or to select a new advisor. A dissolution proposed by our board of directors must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Except as otherwise provided by law, a merger or sale of substantially all of our assets other than in the ordinary course of business must be declared advisable by our board of directors and approved by holders of shares entitled to cast a majority of the votes entitled to be cast on the matter. Our stockholders will not have appraisal rights unless our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Stockholders are entitled to receive a copy of our stockholder list upon request provided that the requesting stockholder represents to us that the list will not be used to pursue commercial interests unrelated to the stockholder’s interest in us. The list provided by us will include the name, address and telephone number (if available) of, and number of shares owned by, each stockholder and will be in alphabetical order, on white paper and in easily readable type size and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay our reasonable cost of postage and duplication. We will pay the costs incurred and any actual damages suffered by a stockholder who must compel the production of a list and is successful. Any stockholder who breaches the terms of the representation provided to us will be liable to us for any costs or damages resulting from such breach. The list will be updated at least quarterly to reflect changes in the information contained therein.

The rights of stockholders described above are in addition to and do not adversely affect rights provided to investors under Rule 14a-7 promulgated under the Exchange Act, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.

Restriction on Ownership of Shares

In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares so as to facilitate our qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person (prospectively or retroactively) from these limits. However, the board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust. The board of directors may require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in the charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Distributions

Consistent with our qualification as a REIT, we expect to distribute at least 90% of our REIT net taxable income each year. We intend to accrue and pay distributions on a quarterly basis and we will calculate our distributions based upon daily record and distribution declaration dates so investors will be able to earn distributions immediately upon purchasing common stock. Generally, income distributed as distributions will not be taxable to us under U.S. federal income tax laws unless we fail to comply with the REIT requirements.

Distributions will be paid out of funds legally available therefore at the discretion of the directors, in accordance with our earnings, cash flow and general financial condition. The directors’ discretion will be directed, in substantial part, by their obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during its fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later quarter and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. Also each distribution will not necessarily be funded solely through current or accumulated earnings and profits. As discussed in “United States Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders — Distributions,” we may make distributions in excess of our current or accumulated earnings and profits, in which case the distribution will be treated in part as a return of capital. The directors, in their discretion, will determine in each case whether the sources and amounts of distributions are appropriate. We can borrow to make distributions if the borrowing is necessary to comply with the REIT requirements or if the borrowing is part of a liquidation strategy whereby the borrowing is done in anticipation of the sale of the properties and the proceeds will be used to repay the loan.

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities.

Summary of Our Distribution Reinvestment and Stock Purchase Plan

We have adopted the CPA®:17 Distribution Reinvestment and Stock Purchase Plan, referred to in this prospectus as the “distribution reinvestment plan,” pursuant to which some stockholders may elect to have up to the full amount of their cash distributions from us reinvested in additional shares. The following discussion summarizes the principal terms of the distribution reinvestment plan. The distribution reinvestment plan has been filed as an Exhibit to our Quarterly Report on Form 10-Q, filed on December 14, 2007.

The primary purpose of the distribution reinvestment plan is to provide interested investors with an economical and convenient method of increasing their investment in us by investing cash distributions in additional shares and voluntary cash payments after the termination of the offering at the estimated net asset value per share of common stock determined by our board of directors from time to time. To the extent shares are purchased from us under the distribution reinvestment plan, we will receive additional funds for acquisitions and general purposes including the repurchase of shares.

The distribution reinvestment plan will be available to stockholders who purchase shares in this offering. You may elect to participate in the distribution reinvestment plan by making a written election to participate on your subscription agreement at the time you subscribe for shares. Any other stockholder who receives a copy of our prospectus in this offering or a separate prospectus relating solely to the distribution reinvestment plan and who has not previously elected to participate in the distribution reinvestment plan may so elect at any time to participate in the distribution reinvestment plan.

Participation; Agent.  Our distribution reinvestment plan is available to stockholders of record of our common stock. Phoenix American Financial Services, Inc., acting as agent for each participant in the plan, will apply cash distributions which become payable to such participant on our shares (including shares held in the participant’s name and shares accumulated under the plan), to the purchase of additional whole and fractional shares of our common stock for such participant.

Eligibility.  Participation in the distribution reinvestment plan is limited to registered owners of our common stock. Shares held by a broker-dealer or nominee must be transferred to ownership in the name of the stockholder in order to be eligible for this plan. Further, a stockholder who wishes to participate in the distribution reinvestment plan may purchase shares through the plan only after receipt of a prospectus relating to the distribution reinvestment plan, which prospectus may also relate to a concurrent public offering of shares by us. Our board of directors reserves the right to amend the plan in the future to permit voluntary cash investments in our common stock pursuant to the plan. A participating stockholder is not required to include all of the shares owned by such stockholder in the plan but all of the distributions paid on enrolled shares will be reinvested.

Stock Purchases.  In making purchases for the accounts of participants, Phoenix American may commingle the funds of one participant with those of other participants in the distribution reinvestment plan. All shares purchased under the distribution reinvestment plan will be held in the name of each participant. Purchases will be made directly from us at 95% of the estimated net asset value, or NAV, per share of our common stock, as estimated by our advisor or another firm we choose for that purpose. During the offering and until the first annual valuation of our assets is received, the purchase price will be $9.50 per share. Subsequent to the time that we begin to receive annual valuations, the per share purchase price will be 95% of the then current NAV. NAV is determined by adding the most recent appraised value of the real estate owned by us to the value of our other assets, subtracting the total amount of all liabilities and dividing the difference by the total number of outstanding shares. Phoenix American shall have no responsibility with respect to the market value of our common stock acquired for participants under the plan.

Timing of Purchases.  Phoenix American will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary for us to comply with applicable securities laws. If, for any reason beyond the control of Phoenix American, reinvestment of the distribution cannot be completed within 30 days after the applicable distribution payment date, participants’ funds held by Phoenix American will be distributed to the participant.

Account Statements.  Following each purchase of shares, Phoenix American will provide to each participant an account statement showing the cash distribution, the number of shares purchased with the cash distribution and the year-to-date and cumulative cash distributions paid.

Expenses and Commissions.  There will be no direct expenses to participants for the administration of the plan. Administrative fees associated with the distribution reinvestment plan will be paid by us. In no event will any discounts on shares exceed 5% of the fair market value of such purchased shares.

Taxation of Distributions.  The reinvestment of distributions does not relieve the participant of any taxes which may be payable on such distributions. As a result, unless you are exempt from tax, you may have to use funds from other sources to pay the tax liability attributable to reinvested amounts.

Stock Certificates.  No share certificates will be issued to a participant.

Voting of Shares.  In connection with any matter requiring the vote of our stockholders, each participant will be entitled to vote all of the whole shares held by the participant in the distribution reinvestment plan. Fractional shares will not be voted.

Absence of Liability.  Neither we nor Phoenix American shall have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for any participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested. Neither we nor Phoenix American shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s participation in the distribution reinvestment plan upon such participant’s death prior to the date of receipt of such notice, and (b) with respect to the time and prices at which shares are purchased for a participant. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

Termination of Participation.  A participant may terminate participation in the distribution reinvestment plan at any time by written instructions to that effect to Phoenix American. To be effective on a distribution payment date, the notice of termination and termination fee must be received by Phoenix American at least 15 days before that distribution payment date. Upon receipt of notice of termination from the participant, Phoenix American may also terminate any participant’s account at any time in its discretion by notice in writing mailed to the participant.

Amendment, Supplement, Termination and Suspension of Distribution Reinvestment Plan.  The distribution reinvestment plan may be amended, supplemented or terminated by us at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be effective as to the participant unless, prior to its effective date, Phoenix American receives written notice of termination of the participant’s account. Amendment may include an appointment by us or Phoenix American with our approval of a successor agent, in which event such successor shall have all of the rights and obligations of Phoenix American under the distribution reinvestment plan. The plan may also be suspended by us at any time without notice to the participants.

Governing Law.  The distribution reinvestment plan and the authorization card signed by the participant (which is deemed a part of the distribution reinvestment plan) and the participant’s account shall be governed by and construed in accordance with the laws of Maryland provided that the foregoing choice of law will not restrict the application of any state’s securities laws to the sale of shares to its residents or within such state.

Redemption of Shares

Prior to the time, if any, as the shares are listed on a national securities exchange, any stockholder that has held shares for at least one year since the date of their issuance, and who purchased those shares from us or received the shares from us through a non-cash transaction, not in the secondary market, may present all or any portion of these shares to us for redemption at any time, in accordance with the procedures outlined in this prospectus. At that time, we may, at our option, subject to the conditions described below, redeem the shares presented for redemption for cash to the extent we have sufficient funds available for redemption and to the extent the total number of shares for which redemption is requested in any quarter, together with the aggregate number of shares redeemed in the preceding three fiscal quarters, does not exceed 5% of the total number of our shares outstanding as of the last day of the immediately preceding fiscal quarter, which we refer to as the 5% limit. As a result, some or all of a stockholder’s shares may not be redeemed. In addition, our advisor may assist with the identification of prospective third party buyers, but receives no compensation for such assistance. Affiliates of our advisor are eligible to have their shares redeemed on the same terms as other stockholders.

Generally, cash available for redemption will be limited to proceeds from our distribution reinvestment plan, plus up to 1% of the operating cash flow of the previous fiscal year. Stockholders may offer shares to us for purchase and we may purchase the offered shares if we have sufficient cash, subject to the 5% limit. During this offering, the redemption price will be $9.30 per share, and during any subsequent offerings, the redemption price will be the offering price per share minus a surrender charge, which is currently fixed at 7%. In no event will the redemption price exceed the then-current offering price of our common stock. During periods when we are not engaged in an offering, the redemption price will be $9.30 per share until we commence obtaining an annual independent valuation of the estimated net value of the assets in our portfolio as discussed in “ERISA” Considerations — Annual Valuation.” After an annual valuation, the redemption price during periods when we are not conducting an offering will be 93% of the estimated net asset value per share as determined by an independent appraisal of our assets.

If we have sufficient funds to purchase some but not all of the shares offered, or if over 5% of our then outstanding shares are offered for redemption, requesting stockholders’ shares may be redeemed on a pro-rata basis, rounded to the nearest whole share, based upon the total number of shares for which redemption was requested, and the total funds available for redemption. Requests not fulfilled in one quarter will automatically be carried forward to the next quarter, unless such request is revoked, and will receive priority over requests made in the carryover quarter. Requests can be revoked by sending a letter requesting revocation to our Investor Relations department. There can be no assurances that we will have sufficient funds to repurchase any shares.

A stockholder who wishes to have shares redeemed must mail or deliver a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent to the redemption agent, which is currently Phoenix American. To request a form, call our Investor Relations Department at 1-800-WP CAREY. The redemption agent at all times will be registered as a broker-dealer with the SEC and each state’s securities commission unless exempt from registration. Within 30 days following our receipt of the stockholder’s request, we will forward to the stockholder the documents necessary to effect the redemption, including any signature guarantee we or the redemption agent may require. As a result, we anticipate that, assuming sufficient funds for redemption, the effective date of redemptions will be no later than 30 days after the quarterly determination of the availability of funds for redemption.

A stockholder may present to us fewer than all of the stockholder’s shares for redemption, provided, however, that the stockholder must present for redemption at least 25% of the stockholder’s shares.

The board of directors, in its sole discretion, may amend, suspend or terminate the redemption of shares at any time it determines that such amendment or suspension is in our best interest. The board of directors may also change or waive the limitations described above on the number of shares we may repurchase during any 12 month period and the amount of operating cash flow we may use to affect redemptions. The board of directors may also suspend the redemption of shares if:

•	it determines, in its sole discretion, that such redemption impairs our capital or operations;

•	it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical;

•	any governmental or regulatory agency with jurisdiction over us so demands for the protection of the stockholders;

•	it determines, in its sole discretion, that such redemption would be unlawful; or

•	it determines, in its sole discretion, that such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could cause direct or indirect ownership of shares to become concentrated to an extent which would prevent us from qualifying as a REIT under the Code.

Shares of our common stock redeemed under the redemption plan will return to the status of authorized but unissued shares of common stock. We will not resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws. We will immediately terminate the redemption plan and will not accept shares of common stock for redemption in the event the shares of common stock are listed on any stock exchange or included for quotation on an automatic quotation system or if a secondary trading market for the common stock is otherwise established.

For a discussion of the tax treatment of such redemptions, See “United States Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.” The redemption plan will terminate, and we will no longer shall accept shares for redemption, if and when our shares are listed on a national securities exchange.

Restrictions on Roll-Up Transactions

In connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity (a “Roll-up Entity”) that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties shall be obtained from a competent independent appraiser. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period.

The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-up Transaction. A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange or included for quotation on Nasdaq National Market System for at least 12 months; or

•	a transaction involving the conversion to corporate, trust or association form of only us if, as a consequence of the transaction there will be no significant adverse change in any of the following: stockholder voting rights; the term of our existence; compensation to W. P. Carey; or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(i) accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or

(ii) one of the following:

(A) remaining as stockholders of us and preserving their interests therein on the same terms and conditions as existed previously, or

(B) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

(i) which would result in the stockholders having democracy rights in a Roll-up Entity that are less than those provided in the charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter, and dissolution of us. See “Management,” “Reports to Stockholders” and “Description of Shares;”

(ii) which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

(iii) in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements;” or

(iv) in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by the stockholders.

Transfer Agent

The transfer agent and registrar for the shares is Phoenix American Financial Services, Inc. The transfer agent’s address is 2401 Kerner Boulevard, San Rafael, CA 94901-5529, and its phone number is 1-888-241-3737.

Promoter

W. P. Carey, the parent company of our advisor, is the promoter of our company because it is our founder and organizer.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

In our charter, we have elected that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board the exclusive power to fix the number of directorships. Our charter, however, provides that the total number of directors shall not be less than 3. We have not adopted provisions for a classified board. As described above under “— Meetings and Special Voting Requirements,” stockholders may, by the affirmative vote of a majority of the votes entitled to be cast on the matter, remove a director. In addition, stockholders entitled to cast at least 10% of all the votes entitled to be cast at the meeting may request that we call a special meeting of stockholders.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of the advance notice required by our bylaws and at the time of the meeting, and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder was a stockholder of record both at the time of giving of the advance notice required by our bylaws and at the time of the meeting, and who has complied with the advance notice provisions of the bylaws.

THE OFFERING/PLAN OF DISTRIBUTION

Subject to the conditions set forth in this prospectus and in accordance with the terms and conditions of the Sales Agency Agreement, we are offering to the public through Carey Financial and selected dealers and, subject to the conditions set forth in this prospectus and in accordance with the terms and conditions of the Selected Investment Advisor Agreement, we are offering to the clients of selected investment advisors, on a best efforts basis, a maximum of $2 billion of shares of common stock consisting of 200,000,000 shares priced at $10.00 per share. A stockholder may purchase shares in the offering only after receipt of a prospectus related to the offering. The minimum order is 200 shares or $2,000. The offering price of $10.00 per share is based solely upon the amount of funds we wish to raise, divided by the number of shares we have deemed appropriate for investor liquidity and marketability of the shares, rather than upon an appraisal of our assets or expected earnings. The offering price was determined by our board of directors in the exercise of its business judgment. This price may not be indicative of the price at which shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a stockholder would receive if we were liquidated or dissolved.

We have also registered 50,000,000 shares ($475 million) available to stockholders who elect to participate in the distribution reinvestment plan who receive a copy of this prospectus or a separate prospectus for such plan. Prior to the conclusion of this offering, if any of the 50,000,000 shares remain after meeting anticipated obligations under the distribution reinvestment plan, we may decide to sell a portion of these shares in this offering. Shares may be purchased pursuant to our distribution reinvestment plan directly from us or on the open market. Since there is no liquid market for our common stock, we anticipate that purchases will be made directly from us. The price of the shares purchased directly from us through our distribution reinvestment plan will be equal to the net asset value per share of our common stock as determined by our board of directors from time to time. If an appraisal of the investment portfolio owned by us has been performed, our board of directors’ determination of net asset value shall be based upon such appraisal, as increased by the value of our other assets, and reduced by the total amount of our liabilities and then divided by the total number of outstanding shares of our common stock. Until an appraisal of our investment portfolio is performed, or our board of directors makes a subsequent determination of net asset value, our board of directors has determined that, for the purpose of purchasing shares through the distribution reinvestment plan, shares will initially be purchased at the offering price of $9.50 per share. In the case of purchases made on the open market, the price per share of each participant’s account shall be deemed to be the average price of all of the shares purchased with the funds from the applicable distribution.

Carey Financial receives a selling commission in an amount equal to $0.65 per share on sales made by Carey Financial and the selected dealers in this offering, all of whom must be members in good standing of FINRA. Carey Financial, in turn, re-allows $0.65 per share of the selling commissions to selected dealers for shares they sell. Carey Financial additionally receives a wholesaling fee of $0.15 per share for wholesaling expenses. We also pay a selected dealer fee of up to $0.20 per share sold by the selected dealers to Carey Financial. All or a portion of this fee is re-allowed to any selected dealer which enters into an addendum to the selected dealer agreement with Carey Financial. Generally, we do not pay any portion of the selected dealer fee to selected dealers unless they have a prescribed minimum annual sales volume of shares of our common stock and they agree to provide one or more of the following services: (i) provide internal marketing support personnel and marketing communications vehicles to assist Carey Financial in the promotion of us; (ii) respond to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, the financial status of us and the markets in which we have invested; (iii) assist investors with reinvestments and redemptions; and/or (iv) provide other services requested by investors from time to time and maintain the technology necessary to adequately service investors. To the extent a selected dealer is entitled to all or a portion of the selected dealer fee, the selected dealer may elect to defer over time its receipt of the selected dealer fee to which it is entitled. In such event, the selected dealer fee to be re-allowed will be paid to the selected dealer over a period of up to ten years (which period will be agreed upon by Carey Financial and the selected dealer) until the selected dealer fee payable to the selected dealer has been paid in full. Further, if listing of our shares occurs, any remaining deferred portion of the selected dealer fee payable to the selected dealer will become immediately due and payable. In addition, Carey Financial may reimburse certain of our broker-dealers for (i) technology costs and (ii) other costs and expenses associated with the offering, the facilitation of the marketing of our shares and the ownership of such shares by our broker-dealers’ customers. These costs will be paid from Carey Financial’s $0.15 per share wholesaling fee. There is a possibility that these reimbursements may cause the aggregate compensation paid to an individual selected dealer to exceed ten percent of its sales. For a more complete discussion of all compensation and fees paid in connection with the offering, see “Management Compensation.” We have agreed to indemnify Carey Financial and selected dealers against specified liabilities, including liabilities under the Securities Act.

We will not pay selling commissions, selected dealer fees or wholesaling fees for purchase of shares through our distribution reinvestment plan, however, we will pay administrative fees related to the purchase of shares through our distribution reinvestment plan. To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market.

We will pay other organizational and offering expenses in connection with the offering which are estimated to be $10 million if the maximum of 200,000,000 shares are sold in the offering. If we sell the maximum of 250,000,000 shares in the offering and pursuant to our distribution reinvestment plan, we will pay organizational and offering expenses of approximately $11 million. Amounts that may be reimbursed to broker-dealers and certain other costs are not determinable at this time. If the aggregate of all other organization and offering expenses exceeds four percent of the gross proceeds, our advisor will be responsible for the excess.

We offer a reduced share purchase price in the offering to single purchasers on orders of more than $250,000 made through the same broker, which we refer to in this prospectus as “volume discounts.” Volume discounts are not applicable to shares purchased pursuant to our distribution reinvestment plan. Selling commissions paid to Carey Financial and selected dealers will be reduced by the amount of the discount. The share purchase price will be reduced for each incremental share purchased in the total volume ranges set forth in the table below.

	Purchase Price	Selling Commission
	Per Share For	Per Share For
For A “Single”	Incremental Share In	Incremental Share In
Purchaser	Volume Discount Range	Volume Discount Range

$2,000 — $250,000	$10.00	$0.65
250,001 — 500,000	9.85	0.50
500,001 — 750,000	9.70	0.35
750,001 — 1,000,000	9.60	0.25
1,000,001 — 5,000,000	9.50	0.15

As an example, a single purchaser would receive 50,380.7107 shares rather than 50,000 shares for an investment of $500,000 and the selling commission would be $28,940. The discount would be calculated as follows: On the first $250,000 of the investment there would be no discount and the purchaser would receive 25,000 shares at $10 per share. On the remaining $250,000, the per share price would be $9.85 and the purchaser would receive 25,380.7107 shares.

Selling commissions for purchases of more than $5 million are negotiable but in no event will the net purchase price be less than $9.35 per share. Selling commissions paid will in all cases be the same for the same level of sales. In the event of a sale of more than $5 million, we will supplement this prospectus to include: (i) the aggregate amount of the sale, (ii) the price per share paid by the purchaser and (iii) a statement that other investors wishing to purchase at least the amount described in (i) will pay no more per share than the initial purchaser.

For purposes of determining investors eligible for volume discounts, investments made by accounts with the same primary account holder, as determined by the account tax identification number, may be combined. This includes individual accounts and joint accounts that have the same primary holder as any individual account. Investments made through individual retirement accounts may also be combined with accounts that have the same tax identification number as the beneficiary of the individual retirement account.

An investor may accomplish this instruction by checking the appropriate box and providing requested information under the “Investment” section of our order form. To the extent an investor qualified for a volume discount on a particular purchase, any subsequent purchase, regardless of the number of shares subscribed for in that purchase (other than through the distribution reinvestment plan), will also qualify for that volume discount or, to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, such greater discount. For example, if an initial purchase is for 45,000 shares, and a second purchase is for 8,000 shares, then the first 5,000 shares of the second purchase will be priced at $9.85 per share and the remaining 3,000 shares of the second purchase will be priced at $9.70 per share. Any request to treat a subsequent purchase cumulatively for purposes of the volume discount must be made in writing and will be subject to our verification that all of the orders were made by a single purchaser.

In the event orders are combined, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Any reduction of the six and one half percent selling commission otherwise payable to Carey Financial or a selected dealer will be credited to the purchaser as additional shares. Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

The volume discount will be prorated among the separate accounts considered to be a single purchaser. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. Shares purchased pursuant to our distribution reinvestment plan on behalf of a participant in the plan will not be combined with other subscriptions for shares by the participant.

Any reduction in selling commissions will reduce the effective purchase price per share to the investor involved but will not alter the proceeds available to us with which to acquire properties or use for other corporate purposes. All investors will be deemed to have contributed the same amount per share to us whether or not the investor receives a discount. Accordingly, for purposes of distributions, investors who pay reduced selling commissions will receive higher returns on their investments in us as compared to investors who do not pay reduced selling commissions.

Clients of selected investment advisors (other than any investment advisor that is also registered as a broker-dealer) will be purchasing shares in this offering at $9.15 per share, which is net of selling commissions and selected dealer fees. A wholesaling fee of $0.15 per share sold will be paid to Carey Financial for wholesaling expenses.

We may sell shares to selected dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives at a purchase price of $9.00 per share, which is net of all selling commissions, selected dealer fees and wholesaling fees. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. The net offering proceeds we receive will not be affected by the reduced sales price of such shares.

Our officers and directors and their family members, as defined above, and if approved by our board, consultants, as well as our advisor and its affiliates and the officers, directors, and employees of our advisor and its affiliates and their family members, may purchase directly from us shares offered in this offering at $9.00 per share, which is net of all selling commissions, selected dealer fees and wholesaling fees. Except for certain share ownership and transfer restrictions contained in our charter, there is no limit on the number of shares that may be sold to such persons. The net offering proceeds we receive will not be affected by the reduced sales price of such shares. Such persons shall be expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

We pay Carey Financial a wholesaling fee of $0.15 per share sold. This fee covers the cost of wholesaling activities, including:

•	travel and entertainment expenses;

•	compensation of employees of Carey Financial in connection with wholesaling activities;

•	expenses incurred in coordinating broker-dealer seminars and meetings; and

•	wholesaling expense reimbursements paid by it or its affiliates to other entities.

Subject to the satisfactory completion of any regulatory reviews and examinations which may be required, the rules of FINRA and the prior review and approval by FINRA (in order to comply with Rule 2710(c)(3)(A)(viii)), and Carey Financial and the selected dealers (as appropriate), we, W. P. Carey or any of their affiliates may establish sales incentive programs for associated persons of Carey Financial, or selected dealers, or may reimburse Carey Financial and selected dealers for sales incentive programs established by them. Sales incentives will be deemed to be additional underwriting compensation. Sales incentives will not be paid in cash and the aggregate value of the non-cash incentives paid by us and W. P. Carey directly to associated persons during this offering will not exceed $100 per person per year.

Carey Financial provides wholesaling services to us. These wholesaling services include, conducting broker-dealer seminars, holding informational meetings and providing information and answering any questions concerning this offering.

In no event shall the total underwriting compensation to be paid to Carey Financial and selected dealers from any source in connection with this offering, including selling commissions, selected dealer fees and wholesaling fees exceed the limitations prescribed by FINRA. Carey Financial and we will monitor the payment of all fees and expense reimbursements to assure that this limit is not exceeded.

The maximum amount of all items of compensation we may pay to Carey Financial and the selected dealers is set forth below. For a complete description of these fees, see “Management Compensation.”

	Maximum Aggregate	Per Share

Selling Commission	$130,000,000	$0.65
Selected Dealer Fees	$40,000,000	$0.20
Expense Reimbursements	$30,000,000	$0.15

In the event that all organization and offering expenses, other than selling commissions and selected dealer fees paid and expenses reimbursed to or paid on behalf of the sales agent and selected dealers, exceed four percent of the gross offering proceeds, the excess will be paid by W. P. Carey with no recourse by or reimbursement to W. P. Carey. The organization and offering expenses paid in connection with this offering and our distribution reinvestment plan, including selling commissions and fees paid and expenses reimbursed to the sales agent, as applicable, and selected dealers shall be reasonable and shall in no event exceed an amount equal to 15% of the proceeds raised in this offering and our related offering through our distribution reinvestment plan.

Certain of the selected dealers and their affiliates we may engage to offer our shares to the public have from time to time provided, and may in the future provide, general financing, banking and advisory services to our advisor and its affiliates for customary fees. In addition, certain of the selected dealers and their affiliates we may engage to offer our shares to the public may also provide general financing and banking services to us for customary fees.

REPORTS TO STOCKHOLDERS

We will provide periodic reports to stockholders regarding our operations over the course of the year. Financial information contained in all reports to stockholders will be prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. Tax information will be mailed to the stockholders by January 31 of each year. Our annual report, which will include financial statements audited and reported upon by independent public accountants, will be furnished within 120 days following the close of each fiscal year, or such shorter period (but not less than 90 days) as may be required by law. Our quarterly report on Form 10-Q will be furnished within 45 days after the close of each quarterly fiscal period, or such shorter period as may be required by law. The annual financial statements will contain or be accompanied by a complete statement of any transactions with W. P. Carey or its affiliates and of compensation and fees paid or payable by us to Carey Asset Management and its affiliates. The annual report will also contain an estimated value per share, the method by which that value was determined, and the date of the data used to develop the estimated value.

We may also receive requests from stockholders and their advisors to answer specific questions and report to them regarding our operations over the course of the year utilizing means of communication in addition to the periodic written reports referred to in the previous paragraph. Personnel from our sales agent and our advisor’s investor relations group will endeavor to meet any such reasonable request electronically or in person. We expect that the costs not material to our total operation budget will be incurred to provide this stockholder service.

Investors have the right under applicable federal and Maryland laws to obtain information about us and, at their expense, may obtain a list of names and addresses of all of the stockholders under certain conditions. See “Description of Shares — Meetings and Special Voting Requirements.” Stockholders also have the right to inspect and duplicate our appraisal records. In the event that the SEC promulgates rules and/or in the event that the applicable guidelines of the North American Securities Administrators Association, Inc., are amended so that, taking these changes into account, our reporting requirements are reduced, we may cease preparing and filing some of the aforementioned reports if the directors determine this action to be in the best interest of us and if this cessation is in compliance with the rules and regulations of the commission and state securities law and regulations, both as then amended.

LEGAL OPINIONS

Certain legal matters, including the legality of the shares, were passed upon for us by Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019 and Venable LLP, Two Hopkins Plaza, Suite 1800, Baltimore, MD 21201. Certain legal matters were passed upon for us by Reed Smith LLP, 2500 Liberty Place, Philadelphia, Pennsylvania 19103. Certain legal matters were passed upon for Carey Asset Management and W. P. Carey by Davis Polk & Wardwell.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SALES LITERATURE

In addition to and apart from this prospectus, we will use sales material in connection with this offering. This material may include, but is not limited to, the following:

•	an investor sales promotion brochure;

•	prospecting letters or mailers and seminar invitations;

•	media advertising inviting seminar attendance;

•	a brochure describing the investment committee;

•	information on a website;

•	a presentation using a computer;

•	reprints of articles about us or the net lease or sale-leaseback industry;

•	a fact sheet describing acquisitions;

•	a slide presentation and studies of the prior performance of entities managed by W. P. Carey and its affiliates as well as other net lease investment programs;

•	broker-dealer updates;

•	an electronic media presentation;

•	a video presentation;

•	a cd-rom presentation;

•	a script for telephonic marketing; and

•	certain third-party articles.

In some jurisdictions the sales material will not be available. Other than as described herein, we have not authorized the use of other sales material. This offering is made only by means of this prospectus. Although the information contained in the material will not conflict with any of the information contained in this prospectus, the material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or said registration statement by reference, or as forming the basis of this offering.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 26, 2009;

•	our Current Reports on Form 8-K, filed on March 12, 2009 and April 2, 2009;

•	our Definitive Proxy Statement on Schedule 14A filed on April 29, 2008; and

•	description of our common stock in Registration Statement on Form 8-A filed on November 5, 2007.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference herein as these documents contain important information about us, our business and our finances.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s website at the address www.sec.gov. Upon written request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, New York 10020, 1-800-WP CAREY, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. You can also obtain these documents, free of charge, at our website at the address www.cpa17global.com.

FURTHER INFORMATION

This prospectus does not contain all the information set forth in the registration statement and the exhibits relating thereto which we have filed with the SEC, Washington, D.C., under the Securities Act, and to which reference is hereby made. Copies of the Exhibits and all reports filed by the Registrant are on file at the offices of the SEC in Washington, D.C. and its regional offices and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the Public Reference Section of the SEC, Washington, D.C. 20549, the Commission’s Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60611-2511 or the Commission’s Web Site: http://www.sec.gov. All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits. We have not knowingly made any untrue statement of a material fact or omitted to state any fact required to be stated in the registration statement, including this prospectus, or necessary to make the statements therein not misleading.

ANNEX A
PRIOR PERFORMANCE TABLES

The information presented in the following tables in this Annex A represents the historical experience of the prior programs (the “Prior Programs”) sponsored by affiliates of W. P. Carey and the record of the Prior Programs in meeting their investment objectives.

These tables are as follows:

Table I — Experience in Raising and Investing Funds (on a percentage basis)

Table II — Compensation to Advisor

Table III — Operating Results of Prior Programs

Table IV — Results of Completed Programs

Table V — Sales or Dispositions of Properties

Persons who purchase shares in CPA®:17 will not thereby acquire any ownership interest in any of the Prior Programs to which these tables relate. It should not be assumed that investors in CPA®:17 will experience results comparable to those experienced by investors in the Prior Programs. Neither CPA®:17 nor any of the other Prior Programs is a mutual fund or any other type of investment company within the meaning of the Investment Company Act or subject to regulations thereunder. See “Prior Offerings by Affiliates” elsewhere in this prospectus.

A more detailed description of the acquisitions by the Prior Programs is set forth in Table VI — Acquisition of Properties by CPA®:14, CPA®:15 and CPA®:16 - Global, included in Part II of the Registration Statement to which this prospectus relates, and is available from W. P. Carey upon request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, NY 10020, (800)-WP-CAREY, free of charge. In addition, upon request to W. P. Carey, it will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC for CPA®:14, CPA®:15 and CPA®:16 - Global, as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The following are definitions of certain terms used throughout the Prior Performance Tables:

“Acquisition Fees” means the fees and commissions paid to the advisor in connection with structuring and negotiating investments and related mortgage financing.

“GAAP” means accounting principles generally accepted in the United States of America.

“Total Acquisition Cost” represents the contract purchase price plus acquisition fees and other prepaid costs related to the purchase of investments.

Unless otherwise indicated in the tables, all information contained in the following tables reflects historical information of the Prior Programs as of the dates, and for the periods, presented. Since December 31, 2007, certain of the Prior Programs have engaged, and in the future may engage, in dispositions of assets that may result in such Prior Programs having to restate their financial results for prior periods to reflect the assets sold or held for sale as discontinued operations pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 144. The following tables do not give effect to any such restatements by the Prior Programs. For more current information on the Prior Programs, please see their respective Annual Report on Form 10-K filed in March 2009.

TABLE I
Experience in Raising and Investing Funds as of December 31, 2007
on a Percentage Basis

Table I includes information showing how investors’ funds have been dealt with in Prior Programs, the primary offerings of which have closed since January 1, 2005, particularly focusing on the percentage of the amount raised available for investment (or total acquisition cost), the percentage of leverage used in purchasing properties and the timeframe for raising and investing funds.

The information in this table should not be considered as indicative of our possible performance. Purchasers of shares offered by this prospectus will not have any ownership in the other operating CPA® REITs. The other operating CPA® REITs may obtain mortgage financing in the future which would make additional funds available for investment by the funds. Any additional investment may significantly alter the information presented in this table.

	CPA®:16 — Global

Dollar amount offered	$1,650,000,000	(1)
Dollar amount raised (net of discounts and individual advisor contributions)	1,102,669,111
Dollar amount raised	100.00%
Less offering expenses:
Selling commissions	8.20%
Organization expenses	2.77%
Reserves (working capital)	1.00%
Percent available for investment in real estate	88.03%
Acquisition costs:
Cash down payments	85.67%
Other costs capitalized(3)	0.18%
Acquisition fees	9.28%
Total acquisition costs (includes debt financing)	204.30%
Percent leverage (mortgage financing divided by total acquisition costs)	53.44	%(2)
Date offering began	Dec-03
Length of offering (in months)	39	(1)
Months to invest 90% of amount available for investment (from beginning of offering)	N/A

FOOTNOTES

(1)	CPA®:16 — Global commenced an initial public offering of up to $1,100,000,000 in December 2003. After raising $552,800,000, CPA®:16 — Global filed an amendment to its registration statement in March 2005 to deregister all shares of its common stock in connection with its initial public offering, excluding shares to be issued under its Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan (the “2003 Plan”).

In March 2006, CPA®:16 — Global commenced a second public offering of up to $550,000,000 shares issuable under the second offering and $400,000,000 issuable under the 2003 Plan. The second offering was completed in December 2006 after raising over $549,900,000 and was terminated by CPA®:16 — Global by filing an amendment to deregister all shares of its common stock in connection with its second public offering, excluding shares to be issued under the 2003 Plan.

(2)	Does not represent a fully invested portfolio. Leverage percentage is applicable only to initial property acquisitions.

(3)	Consists of capitalized interest, net construction rents, and also includes costs of improvements/adjustments subsequent to acquisitions.

TABLE II
Compensation to Advisor as of December 31, 2007(1)

Table II provides information as to Prior Programs that will enable an investor to understand the significance of compensation paid to the advisor and its affiliates, as well as to understand how the compensation is spread over the cycle of the programs. The information presented below is for compensation paid on Prior Programs the primary offerings of which have closed since January 1, 2005.

The information presented in this table should not be considered as indicative of the compensation which will be received by the advisor and affiliates of the advisor. The compensation payable to the advisor and affiliates of the other operating CPA® REITs differs from the entitlement and allocation of compensation to the advisor and affiliates of the advisor. See “Management Compensation” and “Estimated Use of Proceeds.” Purchasers of shares offered by this prospectus will not have any ownership in the other operating CPA® REITs:

	CPA®:16 — Global(2)	Other Programs(3)

Date offering(s) commenced	Dec-03	Jul-93-Nov-01
Dollar amount raised (net of discounts and individual advisor contributions)	$1,102,669,111	$1,984,470,298
Amount to be paid to advisor from proceeds of offering:
Underwriting fees(4)	121,017,039	—
Acquisition fees — real estate commissions and mortgage placement fees	102,362,768	37,631,069
Other fees	—
Dollar amount of cash generated from operations before deducting payments to advisor	254,137,435	766,354,835
Amount paid to advisor from operations:
Asset management fees	36,424,808	155,772,321
Reimbursements(5)	4,136,308	22,723,656
Other (cash distributions to advisor)	—
Dollar amount of property sales and refinancing before deducting payments to advisor(6)	—	1,387,103,555
Amount paid to sponsor from property sales and refinancing:
Real estate commissions(7)	—	24,418,482
Incentive fees(8)	—	25,379,442
Other(9)	—	270,000

FOOTNOTES

(1)	The amounts in this table relating to proceeds of the offerings are cumulative and are as of December 31, 2007 and the amounts relating to cash generated from operations, property sales and refinancing are for the three years ended December 31, 2007.

(2)	CPA®:16-Global commenced an initial public offering of up to $1,100,000,000 in December 2003. After raising $552,800,000, CPA®:16-Global filed an amendment to its registration statement in March 2005 to deregister all shares of its common stock in connection with its initial public offering, excluding shares to be issued under its Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan (the “2003 Plan”).

In March 2006, CPA®:16-Global commenced a second public offering of up to $550,000,000 in shares issuable under the second offering and $400,000,000 issuable under the 2003 Plan. The second offering was completed in December 2006 after raising over $549,900,000 and was terminated by CPA®:16-Global by filing an amendment to deregister all unissued shares of its common stock in connection with its second public offering, excluding shares to be issued under the 2003 Plan.

(3)	Represents the following CPA® Programs: CPA®:12, CPA®:14 and CPA®:15.

(4)	Includes commissions, selected dealers and marketing fees and all other costs, including due diligence costs, relating to the offering of shares. A substantial portion of costs reimbursed to the advisor and affiliates are passed through to unaffiliated broker-dealers.

(5)	Represents reimbursements of personnel provided by advisor and its affiliates in connection with providing management and administrative services.

(6)	Includes approximately $660,000,000 of proceeds from the sale of properties to affiliates in connection with CPA®:12’s merger with CPA®:14 in December 2006.

(7)	Real estate commissions represent subordinated disposition fees paid to the advisor upon the sale of CPA®:12’s assets in connection with its merger with CPA®:14 in December 2006. Such fees were payable after recoupment by stockholders of their initial investment plus a specified preferred return.

(8)	Incentive fees represent incentive fees paid to the advisor in connection with the merger of CPA®:12 with CPA®:14 in December 2006. Such fees were payable after recoupment by stockholders of their initial investment plus a specified preferred return.

(9)	Represents fees paid to the advisor in connection with the refinancing of mortgage obligations on existing properties.

TABLE III
Operating Results of Prior Programs

Table III includes information showing the operating results of Prior Programs the primary offerings of which have closed subsequent to January 1, 2003. This Table is designed to provide the investor with information on the financial operations of such Prior Programs for the five most recent fiscal years. The results shown in this Table are in all cases for years ended December 31. During the nine months ended September 30, 2008, CPA®:15 reclassified certain properties as assets held for sale, and in compliance with SFAS 144 has reported revenue and expenses from the operations of these properties as discontinued operations for each period presented in its quarterly report for the nine months ended September 30, 2008 (including the comparable periods of the prior year). As required by GAAP, CPA®:15 must also retrospectively adjust its previously issued annual financial statements as well as any other prior year financial information shown in CPA®:15’s last annual report on Form 10-K if such financial statements and other financial information are included or incorporated by reference in subsequent filings with the SEC made under the Securities Act, even though those financial statements relate to periods prior to the date of the retrospective adjustment. However, the table below does not reflect such adjustment.

The information in this table should not be considered as indicative of our possible operations. Purchasers of shares offered by this prospectus will not have any ownership in the other operating CPA® REITs. The other operating CPA® REITs may obtain mortgage financing in the future which would make additional funds available for investment by the funds. Any additional investment may significantly alter the information presented in this table.

	CPA®:15
	2003	2004(7)	2005	2006	2007

Gross Revenues	$53,585,344	$133,012,961	$203,020,784	$280,710,738	$293,385,459
Gain (loss) on sale of properties(1)	3,429,062	(47,651)	—	—	—
Other(2)	12,503,651	16,364,645	19,221,504	15,791,900	35,775,447
Unrealized gains (losses)(3)	1,637,931	2,090,779	(2,563,348)	3,290,109	724,906
Extraordinary (charge) gain	—	—	—	—	—
Impairment charge(4)	—	—	—	(13,645,651)	—
Discontinued operations(5)	(19,376,152)	534,897	4,092,752	29,092,720	17,688,034
Less:
Operating expenses	(17,551,938)	(28,280,461)	(41,871,903)	(47,697,608)	(58,875,844)
Interest expense	(17,319,181)	(48,651,582)	(81,274,775)	(121,832,898)	(112,711,294)
Depreciation	(12,196,541)	(29,438,229)	(45,319,208)	(59,439,334)	(62,886,292)
Minority Interest	(64,271)	(6,699,779)	(11,497,817)	(19,635,274)	(25,910,291)
Net Income (Loss) — GAAP Basis	4,647,905	38,885,579	43,807,989	66,634,702	87,190,125
Taxable Income (Loss):
— from gain (loss) on sale	3,432,787	5,209,348	(5,748,599)	4,525,051	9,038,889
— from operations	31,065,779	41,463,691	34,880,624	76,291,028	86,436,041
— from other	—	—	—	—	—
— from extraordinary charge	—	—	—	—	—
Cash generated from operations	55,536,399	90,721,281	124,049,073	144,818,532	162,985,298
Cash generated from sales	3,661,532	16,828,007	23,722,696	237,984,895	78,068,933
Cash generated from refinancing	—	—	—	25,000,000	8,000,000
Cash generated from other	—	—	—	—	—
Cash generated from operations, sales, refinancing and other	59,197,931	107,549,288	147,771,769	407,803,427	249,054,231

For more current information on the Prior Programs, please see their respective Annual Report on Form 10-K filed in March 2009.

TABLE III
Operating Results of Prior Programs (continued)

	CPA®:15
	2003	2004(7)	2005	2006	2007

Less: Cash distributed to investors:	—	—	—	—	—
— from operating cash flow(1)	40,498,008	67,797,774	80,474,754	82,849,920	85,327,138
— from sales and refinancing	—	—	—	—	—
Cash generated (deficiency) after cash distributions	18,699,923	39,751,514	67,297,015	324,953,507	163,727,093
Less: Special items	—	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	18,699,923	39,751,514	67,297,015	324,953,507	163,727,093
Tax and Distribution Data per $1,000 Invested Federal Income Tax Results:
Ordinary income	42	40	24	38	50
Capital gain	—	4	—	27	25
Nontaxable distributions	20	19	40	—	—
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	6	34	35	52	75
— Return of capital	56	29	29	13	—
Source (on cash basis):
— Sales	—	—	—	—	8
— Refinancing	—	—	—	—	—
— Operations	62	63	64	65	67
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100.00%	99.53%	96.37%	91.45%	89.67%

	CPA®:16 — Global
	2003*	2004	2005	2006	2007

Gross Revenues	$—	$5,776,458	$42,229,670	$67,684,179	$166,187,087
Gain (loss) on sale of properties	—	—	—	—	—
Other(2)	9	4,453,984	9,605,628	19,970,232	24,379,873
Unrealized gains (losses)(3)	—	192,354	(125,177)	179,156	2,701,405
Extraordinary (charge) gain	—	—	—	—	—
Impairment charge(4)	—	—	(301,995)	—	—
Discontinued operations	—	—	—	—	—
Less:
Operating expenses	(41,660)	(2,737,827)	(11,896,190)	(17,577,355)	(36,308,235)
Interest expense	—	(2,004,489)	(15,168,908)	(25,144,714)	(66,182,301)
Depreciation	—	(556,506)	(7,416,974)	(13,140,964)	(32,605,580)
Minority Interest	—	—	(641,770)	(1,864,970)	(23,967,834)
Net Income (Loss) — GAAP Basis	(41,651)	5,123,974	16,284,283	30,105,565	34,204,415
Taxable Income (Loss):
— from gain (loss) on sale	—	226,159	(129,051)	(64,093)	3,020,450
— from operations	(41,655)	8,249,232	28,391,998	34,627,775	51,038,971
— from other	—	—	—	—	—
— from extraordinary charge	—	—	—	—	—
Cash (used in) generated from operations	(30,238)	7,583,511	40,337,279	52,253,862	120,985,178
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—
Cash generated from other	—	—	—	20,000,000	—
Cash generated from operations, sales, refinancing and other	(30,238)	7,583,511	40,337,279	72,253,862	120,985,178
Less: Cash distributed to investors:
— from operating cash flow(6)	—	5,917,795	28,938,863	41,227,195	72,552,053
— from sales and refinancing	—	—	—	—	—
Cash generated (deficiency) after cash distributions	(30,238)	1,665,716	11,398,416	31,026,667	48,433,125
Less: Special items	—	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	(30,238)	1,665,716	11,398,416	31,026,667	48,433,125

	CPA®:16 — Global
	2003*	2004	2005	2006	2007

Tax and Distribution Data per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)	(208)	34	51	62	45
Capital gain	—	—	—	—	—
Nontaxable distributions	—	12	7	2	20
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	(208)	21	29	40	29
— Return of capital	—	25	29	24	36
Source (on cash basis):
— Sales	—	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations	(208)	46	58	64	65
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	100%	100%	100%	100%

FOOTNOTES

*	For the period from inception, June 5, 2003, to December 31, 2003.

(1)	Gains (losses) on sales of properties are comprised primarily of the following:

• CPA®:15 — Realized gains (losses) on sale of interests in Medica-France, S.A. and the Carrefour, S.A. properties (2003) and interest in the Actuant property (2004).

(2)	Comprised primarily of results of equity investments income (loss), interest income and realized gains (losses) on settlement of foreign currency intercompany transactions.

(3)	Unrealized gains (losses) are comprised primarily of unrealized gains (losses) on derivative instruments, warrants and foreign currency intercompany transactions scheduled for settlement.

(4)	Impairment charges are comprised primarily of the following:

• CPA®:15 — Write off of intangible assets on properties leased to Starmark Holdings L.L.C. in connection with a lease restructuring (2006).

• CPA®:16 — Global — Write down of Clean Earth Kentucky, LLC warrants (2005).

(5)	Discontinued operations for CPA®:15 includes income (loss) from operations of discontinued properties and gain (loss) on the sale of assets held for sale for properties leased to the following tenants for the following periods: Bell Sports, Inc. — (2004), Transworld Center, Inc. (2003 — 2005), Fleming Companies, Inc. (2003 — 2005), Societe Hoteliere Tourisme Grand Noble (2004 — 2005), Trends Clothing Corp. (2003 — 2006), Clear Channel Communications, Inc — CPA®:15 and an affiliate held 60% and 40% interests, respectively, exclusive of minority interest (2003 — 2006), New Wave (2004 — 2006), and Affina Corp. (2004 — 2006) and Starmark Holdings L.L.C. (2003-2007). All properties have been sold.

(6)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(7)	In September 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company. Results of operations from the properties acquired in the merger contributed approximately $4,700,000 to CPA®:15’s net income in 2004.

TABLE IV
Results of Completed Programs

Table IV provides information on Prior Programs that have completed operations since January 1, 2003.

The information presented in this table should not be considered as indicative of our possible operations.

	CIP®	CPA®:12

Dollar Amount Raised	$141,676,000	$283,344,510
Number of Properties Purchased	104	125
Date of Closing of Offering	Aug-93	Sep-97
Date of First Sale of Property	Nov-94	Jul-99
Date of Final Sale of Property(1)(2)	Sep-04	Dec-06
Tax and Distribution Data per $1,000 Investment Through Federal Income Tax Results:
Ordinary income	$650	$716
Capital gain	212	75
Other	432	528
Cash Distributions to Investors Source (on GAAP basis)
— Investment Income	770	794
— Return of Capital	563	525
Source (on cash basis)
— Sales	379	319
— Refinancing	—	4
— Operations	954	996

FOOTNOTES

(1)	Date of merger of CIP® and CPA®:15. Shares of CIP® were converted to shares of CPA®:15.

(2)	Date of merger of CPA®:12 and CPA®:14. Shares of CPA®:12 were converted to shares of CPA®:14.

TABLE V
Sales or Dispositions of Properties as of December 31, 2007

Table V provides information on the sales and dispositions of property held by Prior Programs since January 1, 2005.

The information in this table should not be considered as indicative of our possible performance. Purchasers of the shares offered by this prospectus will not have any ownership in the other operating CPA® REITs.

			Selling Price net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs(1)
					Purchase					Total	Excess
					money	Adjustments				acquisition	(deficiency) of
			Cash		mortgage	resulting	Total			cost, capital	operating
			received net	Mortgage	taken	from	Proceeds	Original	Original	improvement	receipts over
	Date		of closing	balance at	back by	application	Received	Equity	mortgage	closing and	cash
Property	acquired	Date of sale	costs	time of sale	program	of GAAP	From Sale	Investment	financing	soft costs	expenditures(2)

Stellex Technologies, Inc.(4)	Feb-00	Feb-05	$1,932,291	$2,183,627		None	$4,115,918	$1,854,269	$2,265,454	$4,119,723	$1,533,550
Lanxide Corporation(5)	Mar-96	Mar-05	2,834,926	—	—	None	2,834,926	4,285,421	4,400,000	8,685,421	441,620
Transworld Center, Inc.(6)	Mar-03	Apr-05	19,419,321	—	—	None	19,419,321	24,589,340	—	24,589,340	43,568
Buffet, Inc.(7)	Oct-00	Aug-05	(48,769)	1,625,640	—	None	1,576,871	7,959,901	11,785,000	19,744,901	— (3)
Fleming Companies, Inc.(8)	Jun-02	Nov-05	—	29,651,124	—	None	29,651,124	23,870,063	30,000,000	53,870,063	1,183,991
Scott Corporation(9)	Dec-96	Dec-05	6,306,374	7,077,062		None	13,383,436	6,865,572	10,300,000	17,165,572	3,730,692
Societe Hoteliere Trousime Grand Noble(10)	Oct-00	Dec-05	4,406,033	9,209,274	—	None	13,615,307	5,368,253	6,647,450	12,015,703	1,414,476
Rheometric Scientific, Inc.(11)	Feb-96	Feb-06	3,651,540	—	—	None	3,651,540	2,559,551	3,300,000	5,859,551	1,846,090
Trends Clothing Corporation(12)	Jul-02	Mar-06	8,961,785	7,763,175	—	None	16,724,960	6,273,052	8,630,041	14,903,093	979,055
Mayo Foundation(13)	Aug-00	May-06	23,864,276	11,647,577	—	None	35,511,853	9,066,043	12,500,000	21,566,043	4,653,465
Clear Channel Communications, Inc.(14)	Dec-02	Jun-06	118,846,404	81,165,800	—	None	200,012,204	69,807,321	85,000,000	154,807,321	26,024,835
New Wave(15)	Dec-99	Jun-06	1,085,541	3,687,089	—	None	4,772,630	3,282,350	4,253,555	7,535,905	(48,955)
Applied Materials, Inc.(16)	Feb-95	Oct-06	68,065,685	28,641,515	—	None	96,707,200	39,605,484	45,000,000	84,605,484	33,759,014
Balanced Care Corporation(17)	Jun-98	Oct-06	6,743,679	—	—	None	6,743,679	2,050,043	2,800,000	4,850,043	2,267,133
Spectrian Corporation(18)	Nov-96	May-06	10,088,000	—	—	None	10,088,000	7,648,098	10,000,000	17,648,098	8,389,470
Milford Manufacturing Services LLC(19)	Jul-97	Nov-06	3,955,073	—	—	None	3,955,073	2,349,738	3,200,000	5,549,738	451,193
Affina Corporation(20)	Jan-04	Nov-06	16,150,500	—	—	None	16,150,500	11,956,608	—	11,956,608	3,501,459
Burlington Motors Carriers, Inc.(21)	Jun-98	Dec-06	2,115,805	—	—	None	2,115,805	3,729,267	—	3,729,267	334,853
PW Eagle, Inc.(22)	Feb-02	Jan-07	845,106	1,004,894	—	None	1,850,000	6,038,042	8,200,000	14,238,042	— (3)
Marcourt Investments Inc.(23)	Jan-92	Oct-07	39,487,192	3,847,026	—	None	43,334,218	3,037,712	8,938,000	11,975,712	3,908,539
Starmark Holdings LLC(24)	Feb-03	Oct-07	41,448,846	—	—	None	41,448,846	20,200,431	16,961,124	37,161,555	9,479,153
Starmark Holdings LLC(25)	Nov-03	Nov-07	19,007,521	14,874,525	—	None	33,882,046	12,772,251	15,500,000	28,272,251	5,324,959
Collins & Aikman Corporation(26)	Oct-01	Dec-07	5,006,175	5,692,563	—	None	10,698,738	3,324,230	6,309,278	9,633,508	2,351,457
Textron, Inc.(27)	Feb-99	Dec-07	23,570,646	12,141,060	—	None	35,711,706	14,480,934	12,630,755	27,111,689	9,796,001

			$427,743,950	$220,211,951	$—		$647,955,901	$292,973,974	$308,620,657	$601,594,631	$121,365,618

FOOTNOTES TO TABLE V

(1)	The term “soft costs” refers to miscellaneous closing costs such as accounting fees, legal fees, title insurance costs and survey costs. Original equity investment and mortgage financing includes amounts funded for the initial acquisition plus subsequent capital improvements and costs funded through equity investments.

(2)	Operating receipts include rental income from the properties as well as certain receipts from the settlement of bankruptcy claims, where applicable. The net excess (deficiency) presented is for the entire period the property was owned. No amounts are presented for partial land sales since such amounts are negligible.

(3)	The property sold represents only a portion of the property owned by the program and no receipts or expenses have been separately allocated.

(4)	In February 2000, CPA®:14 purchased a property in Valencia, California formerly net-leased to Stellex Technologies, Inc. In February 2005, the property was sold for $4,115,918, net of transaction costs, and a portion of the sale proceeds was used to repay an outstanding mortgage obligation of $2,183,627. CPA®:14 realized a gain on this sale of $195,930.

(5)	In March 1996, CPA®:12 purchased a property in Newark, Delaware formerly net-leased to the Lanxide Corporation. In March 2005, the property was sold for $2,834,926, net of transaction costs with CPA®:12 realizing a loss on sale of $7,922.

(6)	In March 2003, CPA®:15 purchased a property in Miami, Florida net-leased to Transworld Center, Inc. In April 2005, the property was sold for $19,419,321, net of transaction costs, with CPA®:15 realizing a loss on sale of $10,243.

(7)	In October 2000, CPA®:14 purchased a property in Eagan, Minnesota net-leased to Buffet, Inc. In August 2005, CPA®:14 sold excess land for $1,576,871, net of transaction costs, and the proceeds were used to repay an outstanding mortgage obligation of $1,625,640. CPA®:14 realized a gain on this sale of $251,870.

(8)	In June 2002, CPA®:15 purchased a property in Tulsa, Oklahoma net-leased to the Fleming Companies, Inc. In November 2005, CPA®:15 entered into a deed-in-lieu transaction with the lender of non- recourse mortgage financing. In connection with this transaction, CPA®:15 transferred the property to the lender in return for release from the outstanding debt obligation of $29,651,124 and related obligations totaling $268,934 and recorded a charge on extinguishment of debt of $363,198.

(9)	In December 1996, CPA®:12 purchased a property in San Leonardo, California formerly net-leased to the Scott Corporation. In December 2005, the property was sold for $13,383,436, net of transaction costs, and a portion of the sale proceeds was used to repay an outstanding mortgage obligation of $7,077,062. In connection with this transaction, CPA®:12 incurred a charge on the early extinguishment of debt of $334,628 and realized a loss of $80,265. Such amounts exclude an impairment charge of $800,000 and a gain of $316,253 on the sale of excess land at this property previously recognized during 2005.

(10)	In October 2000, CIP® purchased a property in Toulouse, France formerly net-leased to Societe Hoteliere Tourisme Grand Noble. In September 2004, in connection with the merger of CIP® and CPA®:15, CPA®:15 acquired the Toulouse property. In December 2005, CPA®:15 sold its majority interest in the assets and liabilities of the joint venture company, which owns property in Toulouse, France to the other third party joint venture partner for $4,089,685, net of transaction costs and the assumption of debt of $9,209,274. In connection with this sale, CPA®:15 recognized a gain of $1,672,008.

(11)	In February 1996, CPA®:12 purchased a property in Piscataway, New Jersey net-leased to Rheometric Scientific, Inc. In February 2006, CPA®:12 sold the property for $3,651,540, net of transaction costs. CPA®:12 realized a loss on this sale of $5,625, excluding previously recognized impairment charges totaling $2,095,000.

(12)	In July 2002, CPA®:15 purchased a property in Miami, Florida net-leased to Trends Clothing, Inc. In March 2006, CPA®:15 sold the property for $16,724,960, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $7,763,175. CPA®:15 realized a gain on this sale of $2,316,337.

(13)	In August 2000, CPA®:14 purchased a property in Rochester, Minnesota net-leased to Mayo Foundation. In May 2006, CPA®:14 sold the property for $35,511,853, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $11,647,577. CPA®:14 realized a gain on this sale of $14,177,921 and incurred a prepayment penalty of $1,586,298.

(14)	In December 2002, a limited partnership in which CPA®:14 and CPA®:15 held 40% and 60% interests, respectively, purchased a property in New York net-leased to Clear Channel Communications, Inc. In June 2006, the limited partnership sold the property for $200,012,204, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $81,165,800. The limited partnership realized a gain on this sale of $41,101,264 and incurred prepayment penalties and defeasance costs in connection with the mortgage repayment totaling $2,981,030.

(15)	In December 1999, CIP® purchased a property in Rotherham, United Kingdom formerly net-leased to New Wave. In September 2004, in connection with the merger of CIP® and CPA®:15, CPA®:15 acquired the property. In June 2006, CPA®:15 sold the property for $5,097,231, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $4,613,708. CPA®:15 realized a gain on this sale of $1,768,281.

(16)	In February 1995, through a limited liability company, CPA®:12 purchased three properties in Hayward, California leased to Applied Materials, Inc. CPA®:12 and CPA®:14 subsequently purchased 49.99% and 50.01% interests in a fourth property, respectively, through the limited liability company. In October 2006, CPA®:12 and CPA®:14 sold the properties for $96,707,200, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $28,641,515. CPA®:12 and CPA®:14 realized a gain on this sale totaling $32,967,749 and incurred prepayment penalties in connection with the mortgage repayment totaling $2,528,081.

FOOTNOTES TO TABLE V (continued)

(17)	In June 1998, CPA®:12 purchased a property in Mechanicsburg, Pennsylvania net-leased to Balanced Care Corporation. In October 2006, CPA®:12 sold the property for $6,743,679, net of transaction costs. CPA®:12 realized a gain on this sale of $2,470,996.

(18)	In November 1996, CPA®:12 purchased a property in Sunnyvale, California net-leased to Spectrian Corporation. In May 2006, CPA®:12 sold the property for $10,088,000, net of transaction costs. CPA®:12 realized a gain on this sale of $1,597,324.

(19)	In July 1997, CPA®:12 purchased a property in Milford, Massachusetts net-leased to Milford Manufacturing Services LLC. In November 2006, CPA®:12 sold the property for $3,955,073, net of transaction costs. CPA®:12 recognized impairment charges totaling $1,195,738 to reduce the property’s carrying value to its estimated fair value.

(20)	In January 2004, CPA®:15 purchased properties in Peoria, Illinois formerly net-leased to Affina Corporation. In November 2006, CPA®:15 sold the properties for $16,150,500, net of transaction costs. CPA®:15 realized a gain on this sale of $3,684,389.

(21)	In June 1998, CPA®:14 purchased a property in Daleville, Indiana formerly net-leased to Burlington Motors Carriers, Inc. In December 2006, CPA®:14 sold the property for $2,115,805, net of transaction costs. CPA®:14 realized a loss on this sale of $995,702, excluding previously recognized impairment charges totaling $3,810,000.

(22)	In February 2002, CPA®:14 purchased land in West Jordan, Utah net leased to PW Eagle, Inc. In January 2007, CPA®:14 sold the land for $1,850,000, net of closing costs and used a portion of the proceeds to pay an outstanding mortgage obligation of $1,004,894. CPA®:14 realized a loss on this sale of $55,500.

(23)	In January 1992, Corporate Property Associates 10 Incorporated (“CPA®:10”) and CIP® acquired a combined 47.35% interest in a real estate investment trust, Marcourt Investments Incorporated (“Marcourt”), which owned 13 domestic properties net leased to Marriott International, Inc., including a property in Las Vegas, Nevada. The remaining interest in Marcourt is owned by an unaffiliated third party. In December 2001, in connection with the merger of CPA®:10 and CIP®, CIP® acquired CPA®:10’s interest in Marcourt. In September 2004, in connection with the merger of CIP® and CPA®:15, CPA®:15 acquired CIP®’s interest in Marcourt. CPA®:15 accounts for its investment in Marcourt under the equity method of accounting as it does not have a controlling interest but exerts significant influence. In October 2007, Marcourt sold its property in Las Vegas for $43,334,218. Marcourt used the proceeds of the sale, along with capital contributions from CPA®:15 and the unaffiliated third party, to prepay the outstanding mortgage obligation of $46,914,949, which was collateralized by all 13 properties. The amount of the mortgage obligation attributable to the Las Vegas property was $3,847,026. Marcourt recognized a gain on this sale of $31,317,035, of which $14,828,616 was attributable to CPA®:15. The amounts in the table above reflect the total results of solely the Las Vegas property.

(24)	In February 2003, through a limited liability company, CPA®:12, CPA®:14 and CPA®:15 purchased properties in Tampa, Florida and Albuquerque, New Mexico net leased to Starmark Holdings LLC. In December 2006, in connection with the merger of CPA®:12 and CPA®:14, CPA®:14 acquired CPA®:12’s interest in the properties. In October 2007, the limited liability company sold the properties for $41,448,846, net of closing costs and recognized a gain on the sale of $12,253,279, of which $6,938,311 was attributable to CPA®:14 and $5,314,968 was attributable to CPA®:15. The original equity investment and original mortgage financing shown above reflect the original share of the equity investment and original share of the mortgage financing acquired by CPA®:14 and CPA®:15 in 2003 and the share of the equity investment and mortgage financing acquired by CPA®:14 in the merger with CPA®:12.

(25)	In November 2003, CPA®:15 purchased properties in Atlanta, Georgia and Bel Air, Maryland net leased to Starmark Holdings LLC. In November 2007, CPA®:15 sold the properties for $33,882,046 and used a portion of the proceeds to pay an outstanding mortgage obligation of $14,874,525. CPA®:15 recognized a gain on this sale of $9,833,482.

(26)	In October 2001, CPA®:14 purchased properties in Manchester, Michigan and Farmville, North Carolina net leased to Collins & Aikman Corporation. In December 2007, CPA®:14 sold the properties for $10,698,738, net of selling costs and used a portion of the proceeds to pay an outstanding mortgage obligation of $5,692,563. CPA®:14 recognized a gain on this sale of $1,112,250.

(27)	In February 1999, through a limited liability company, CPA®:12 and CPA®:14 purchased a property in Gilbert, Arizona net leased to Textron, Inc. In December 2006, in connection with the merger of CPA®:12 and CPA®:14, CPA®:14 acquired CPA®:12’s interest in the property. In December 2007, CPA®:14 sold the property for $35,711,706, net of selling costs and used a portion of the proceeds to pay an outstanding mortgage obligation of $12,141,060. CPA®:14 recognized a gain on this sale of $7,779,964. The original equity investment and original mortgage financing shown above reflect the original share of the equity investment and original share of the mortgage financing acquired by CPA®:14 in 1999 and the share of the equity investment and mortgage financing acquired by CPA®:14 in the merger with CPA®:12.

CPA®:17 GLOBAL

INSTRUCTIONS FOR COMPLETION OF CPA®:17 - GLOBAL ORDER FORM

INSTRUCTIONS TO INVESTORS

YOU MUST COMPLETE ALL ITEMS AND SIGN THE ORDER FORM IN ITEM 5. INVESTORS ARE ENCOURAGED TO READ THE PROSPECTUS IN ITS ENTIRETY FOR A COMPLETE EXPLANATION OF AN INVESTMENT IN THE COMPANY.

Item 1 Indicate the number of shares you are purchasing (200 Shares is the minimum) and the dollar amount of your investment. Check the appropriate box to indicate whether this is an initial or additional investment and whether the order is to be combined with a previous CPA®:17 - Global investment with the same primary account holder or beneficiary for IRA registrations, as determined by the account Tax ID number. Please see "the Offering /Plan of Distribution" section of the prospectus for further information on volume discounts. Registration of other investment .

Item 2 Check the appropriate box to indicate form of ownership. If the investor is a Custodian, Corporation, Partnership or Trust, please provide the additional requested information and/or documents.

Item 3 Please print name(s) in which shares are to be registered and provide address and telephone numbers. Check appropriate box if you are subject to back up withholding (if the latter applies to you, cross out clause (ii) in the paragraph appearing immediately above Item 1). Trusts should provide their taxpayer identification number. Custodians on UGMA or UTMA registrations should provide the minor's social security number. All individual investors should provide their social security number. Other entities should provide their taxpayer identification number. If you have an account with the broker/dealer named on the reverse side of the form, provide your account number.

Item 4 Provide distribution payment preference.

Item 5 You MUST initial the representations and sign the form in Item 5. The date of signing must be inserted on the line provided.

AFTER FOLLOWING THE ABOVE INSTRUCTIONS, RETURN THE ORDER FORM TO THE FINANCIAL ADVISOR WHO SOLICITED YOUR ORDER TOGETHER WITH A CHECK MADE PAYABLE TO "CORPORATE PROPERTY ASSOCIATES 17 — GLOBAL" (OR, INSTEAD OF A CHECK, A REQUEST TO THE BROKER/DEALER IN THE AMOUNT OF YOUR ORDER). TRUSTS should furnish a copy of the title and signature pages of the trust instrument and all amendments thereto. CORPORATIONS should furnish an appropriate corporate resolution authorizing the purchase of the Shares. PARTNERSHIPS should furnish a copy of the partnership agreement.

Notice to Investors. The sale of shares pursuant to this subscription agreement will not be effective until CPA®:17 — Global has issued written confirmation of purchase to the investor.

INSTRUCTIONS TO FINANCIAL ADVISORS

Please be sure to verify all investor information on the Order Form. YOU MUST COMPLETE ITEM 6 AND SIGN THE ORDER FORM FOR THE ORDER TO BE ACCEPTED. Please verify that investors have signed Item 5.

Please send check(s) payable to "Corporate Property Associates 17 — Global" and completed Order Form(s) to Phoenix American Financial Services Inc., 2401 Kerner Boulevard, San Rafael, CA 94901. Attn: W. P. Carey New Business Team.

For wiring instructions, contact the W. P. Carey New Business Team at Phoenix American Financial Services at 888-241-3737 prior to wiring funds.

INSTRUCTIONS FOR COMPLETION

B-1

CPA®:17 GLOBAL

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL ORDER FORM

The investor named below, under penalties of perjury, certifies that (i) the number shown under Item 3 on this Order Form is his correct Taxpayer Identification Number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service ("IRS") that he is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him that he is no longer subject to backup withholding [NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE APPROPRIATE BOX IN ITEM 3 BELOW HAS BEEN CHECKED].

1. INVESTMENT

This is an (check one): ☐ Initial Investment ☐ Additional Investment in this offering

$ ____________________

Dollar Amount of Investment - minimum $2,000 (or $2,500 for NY and NC non-qualified investments)

Type of Purchase (check one):

☐ Standard Account through a Broker/Dealer Firm

☐ Check this box if you have agreed with your Broker/Dealer to purchase shares net of commission.

☐ Check this box if you are purchasing shares through an SEC Registered Investment Advisor in a fee based account. Shares will be purchased net of commission and selected dealer fee.

Make Investment Check Payable to: Corporate Property Associates 17 - Global

☐ **Volume Discounts** Check this box if you wish to have your investment combined with a previous CPA®:17 - Global investment with the same primary account holder or beneficiary for IRA registrations, as determined by the account Tax ID number. Please see "The Offering/Plan of Distribution" section of the prospectus for further information on volume discounts.

Registration of other investment ____________________

2. FORM OF OWNERSHIP — Mark only one box

NON-QUALIFIED OWNERSHIP

☐ INDIVIDUAL

☐ HUSBAND AND WIFE AS COMMUNITY PROPERTY (In Item 5, both signatures must appear)

☐ JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (In Item 5, both signatures must appear)

☐ TENANTS IN COMMON

☐ CUSTODIAN

Custodian for ____________________

Under the ☐ Uniform Gift to Minors Act of the State of ____

☐ Uniform Transfers to Minors Act of the State of ____

☐ CORPORATION OR PARTNERSHIP (Corporate Resolution or Partnership Agreement MUST be enclosed)

☐ TRUST ☐ TAXABLE ☐ GRANTOR A or B (Signature and title pages of Trust Agreement must be enclosed)

Trustee name(s) ____________________

For the Benefit of ____________________

Trust Date ____________________

☐ ESTATE

☐ CHARITABLE REMAINDER TRUST

☐ NON-PROFIT ORGANIZATION

☐ TRANSFER ON DEATH (TOD) ____________________ (Please complete enclosed TOD Form to effect designation)

☐ OTHER ____________________ (Please specify)

QUALIFIED OWNERSHIP

☐ IRA

☐ KEOGH

☐ PENSION OR PROFIT SHARING PLAN

☐ TAXABLE ☐ EXEMPT UNDER §501A

☐ SIMPLIFIED EMPLOYEE PENSION / TRUST (S.E.P.)

☐ OTHER ____________________ (Please specify)

Please complete the following for qualified ownership:

Custodian or Trustee Name ____________________

Mailing Address ____________________

City, State, Zip ____________________

To be completed by Custodian:

Custodian Tax ID # ____________________

Custodian Account # ____________________

Custodian Phone # ____________________

3. INVESTOR INFORMATION

Name(s) and address will be recorded exactly as printed below. Please print name(s) in which shares are to be registered. Include trust name if applicable. In order to meet their obligations under Federal law, the SEC Registered Broker/Dealer or Investment Advisor can obtain, verify and record information that identifies each investor who opens an account.

☐ Check this box if you are not a U.S. citizen

☐ Check this box if you are subject to backup withholding

Name ____________________

Name of Joint Investor ____________________

Address ____________________

City ____________ State ____________ Zip Code ____________

Investor Social Security ___ - ___ - ___ Joint Investor's Social Security ___ - ___ - ___ Taxpayer ID # ___ - ___

Investor Home Phone Number ____________________ Investor Date of Birth ____________

Investor e-mail address (optional) ____________________

☐ **GO PAPERLESS** Check this box if you would like to receive your correspondence relating to your CPA® investment(s) at the e-mail address provided above. You may request paper copies of any document delivered electronically. You may revoke this consent at anytime, and the revoking of this consent applies to all documents and not to a portion of the deliverable documents.

Investor's Account Number with Broker/Dealer (if any): ____________________

4/2009

4. DISTRIBUTION PAYMENT OPTIONS

Complete this section only to enroll in Distribution Reinvestment or to direct distribution payments to a party other than indicated in Section 3 or the Custodian of Record for qualified accounts. Choose Option a, b or c.

a. DISTRIBUTION REINVESTMENT Check the applicable box to participate in the Distribution Reinvestment Plan: 100% ☐ Other ☐ ___ %

I agree to notify CPA®:17 — Global and my Broker/Dealer or Investment Advisor if, at any time, I no longer meet the suitability standards as outlined in the prospectus and any supplements thereto.

b. ALTERNATE PAYEE(S) (Non-Qualified Investors Only) Please indicate the address(es) to which distributions should be mailed. Distributions may be split on a percentage basis, between a maximum of two (2) payees. * Percentage amount must equal 100%.

Destination 1: ________ %*	Destination 2: ________ %*
Company ________	Company ________
Address ________	Address ________
City ________	City ________
State ________ Zip Code ________	State ________ Zip Code ________
Account number (if any) ________	Account number (if any) ________
Account name ________	Account name ________

c. AUTOMATIC DEPOSITS Please include a voided check or savings deposit slip. (Non-Qualified Investors Only)

I authorize Bank of the West to initiate variable entries to my checking or savings account. This authority will remain in effect until I notify W. P. Carey's, Investor Relations Department or Phoenix American, the transfer agent for CPA®:17 - Global, in writing to cancel in such time as to afford a reasonable opportunity to act on the cancellation.

Financial Institution Name and Address: ________________________

____

Account Type (check one): ☐ Checking ☐ Savings ☐ Other

Account Number ________________ Bank ABA Routing Number ________________

5. SIGNATURE OF INVESTOR(S)

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

	Investor	Joint Investor
(a) I have received the Prospectus.	____ Initials	____ Initials
(b) I hereby certify that (i) I have (a) a net worth (exclusive of home, furnishings and automobiles) of at least $250,000 or more, or; (b) a net worth (as described above) of at least $70,000 and had during the last two years or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, and meet the higher suitability requirements, if any, imposed by my state of primary residence (or in the case of New Hampshire residents, the special suitability standards) as set forth in the prospectus under "Suitability Standards;" (ii) I am purchasing the shares for my own account or in a fiduciary capacity; and (iii) I acknowledge that the shares are not liquid.	____ Initial	____ Initials

Notice to Investors. The sale of shares pursuant to this order form will not be effective until CPA®:17 - Global has issued written confirmation of purchase to the investor.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SIGNATURE OF INVESTOR **DATE**

SIGNATURE OF INVESTOR **DATE**

6. FINANCIAL ADVISOR INFORMATION

The investor's Advisor must sign below to complete the order. Advisor hereby warrants that he/she is either: a duly licensed Registered Representative of an SEC Registered Broker/Dealer and may lawfully sell shares in the state designated as the investor's residence; or, a supervised person of an SEC Registered Investment Advisor that has the authority to recommend or to purchase for client accounts shares of CPA®:17 - Global.

☐ Check if employed by new Firm since last sale of CPA® shares ☐ Check if updated address

Licensed Firm Name ________________________

Advisor Name ________________________

Advisor Mailing Address ________________________

City ________________ State ________________ Zip Code ________

Advisor Number ________________ Telephone Number ________

e-mail address (optional) ________________ FINRA CRD Number (if applicable) ________

☐ **GO PAPERLESS** Check this box to receive correspondence relating to your clients' investments in the CPA® series of funds at the e-mail address provided above. This consent applies to all of your clients and not just this individual investment. This consent may be revoked at any time.

The undersigned confirms by his signature that he/she (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor's prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the Shares; (iv) has delivered a current Prospectus and related supplements, if any, to such investor; and (v) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The above-identified entity, acting in its capacity as agent, SEC Registered Broker/Dealer or Select Investment Advisor, has performed functions required by federal and state securities laws, regulations and rules, and, where applicable, FINRA rules including, but not limited to Know Your Customer, Suitability and, based upon USA PATRIOT Act and its implementing regulations, has performed anti-money laundering and customer identification program functions with respect to the investor identified on this document.

Advisor Signature **Date**

ALL INVESTOR AND FINANCIAL ADVISOR INFORMATION MUST BE COMPLETED OR REGISTRATION CANNOT BE PROCESSED.

4/2009

  No person has been authorized to give any information or to make any representation in connection with the offer contained in this prospectus unless preceded or accompanied by this prospectus nor has any person been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer contained in this prospectus, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer or solicitation in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of CPA®:17 - Global since the date hereof. However, if any material change occurs while this prospectus is required by law to be delivered, this prospectus will be amended or supplemented accordingly.

Corporate Property
Associates 17 - Global Incorporated
A Maximum of 200,000,000 Shares of Common Stock
A Maximum of 50,000,000 Shares of Common Stock issuable pursuant to Our Distribution
Reinvestment and Stock Purchase Plan

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

	$

SEC registration fee	76,750
FINRA filing fee	75,500
Legal fees and expenses	4,500,000
Printing and engraving	2,200,000
Accounting fees and expenses	750,000
Blue sky expenses	500,000
Escrow and transfer agents’ fees and expenses	1,000,000
Advertising and sales literature	1,500,000
Miscellaneous	1,900,000	(1)

Total	12,502,250	(2)

(1)	Includes due diligence expense reimbursement and miscellaneous issuer costs

(2)	All amounts, other than SEC registration fee and FINRA filing fee, are estimates. Excludes selling commissions, selected dealer fees and wholesaling fees.

ITEM 32.	SALES TO SPECIAL PARTIES.

None.

ITEM 33.	RECENT SALES OF UNREGISTERED SECURITIES.

In February 2007, W. P. Carey purchased 22,222 shares of our common stock for $200,000 cash. Since this transaction was not considered to have involved a “public offering” within the meaning of Section 4(2) of the Securities Act, as amended, the shares issued were deemed to be exempt from registration. In acquiring our shares, W. P. Carey represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

ITEM 34.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We maintain a directors and officers liability insurance policy and have entered into indemnification agreements with each of our independent directors. Except as set forth below, our organizational documents limit the personal liability of our directors and officers for monetary damages and provide that a director or officer may be indemnified. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

 — the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

 — the director or officer actually received an improper personal benefit in money, property or services; or

 — with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Notwithstanding the foregoing, the directors, W. P. Carey and their affiliates will be indemnified by us for losses suffered by them and held harmless for losses suffered by us only if all of the following conditions are met:

 — the directors, W. P. Carey or their affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

 — the directors, W. P. Carey or their affiliates were acting on our behalf or performing services for us;

 — the liability or loss was not the result of negligence or misconduct by the directors (excluding independent directors), W. P. Carey or their affiliates; and

 — the liability or loss was not the result of gross negligence or willful misconduct by the independent directors.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders. Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

In addition to any indemnification to which directors and officers shall be entitled, the organizational documents provide that we shall indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the above conditions are met, we have agreed to indemnify and hold harmless W. P. Carey and its affiliates performing services for us from specific claims and liabilities arising out of the performance of its/their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the charter or the advisory agreement.

ITEM 35.	TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

Not applicable.

ITEM 36.	FINANCIAL STATEMENTS AND EXHIBITS.

b. Exhibits

Exhibit No.		Exhibit

3	.1.	Articles of Amendment and Restatement of Corporate Property Associates 17 — Global Incorporated (Incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
3	.2.	Bylaws of Corporate Property Associates 17 — Global Incorporated (Incorporated by reference to Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
4	.1.	Distribution Reinvestment and Stock Purchase Plan (Incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
4	.2.	Form of Notice to Stockholder (Incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on June 22, 2007)
5	.1.	Opinion of Clifford Chance US LLP as to the legality of securities issued (Incorporated by reference to Exhibit 5.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on October 29, 2007)
8	.1.	Opinion of Venable LLP as to certain tax matters (Incorporated by reference to Exhibit 8.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 14, 2007)

Exhibit No.		Exhibit

10	.1.	Form of Amended Selected Dealer Agreement by and between Carey Financial, LLC and the selected dealers named therein from time to time (Incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10	.2.	Selected Dealer Agreement among Corporate Property Associates 17 — Global Incorporated, Carey Financial, LLC, Carey Asset Management Corp., W. P. Carey & Co. LLC and Ameriprise Financial Services, Inc. (Incorporated by reference to Exhibit 1.1 to the registrant’s Current Report on Form 8-K filed on December 10, 2007)
10	.3.	Subscription Escrow Agreement dated as of October 25, 2007 by and among Corporate Property Associates 17 — Global Incorporated, Carey Financial, LLC and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on October 29, 2007)
10	.4.	Sales Agency Agreement dated November 30, 2007 (Incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
10	.5.	Advisory Agreement dated as of November 12, 2007 among Corporate Property Associates 17 — Global Incorporated, CPA:17 Limited Partnership and Carey Asset Management Corp. (Incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
10.6		Amendment No. 1 to Advisory Agreement dated as of July 1, 2008 between Corporate Property Associates 17 — Global Incorporated and Carey Asset Management Corp. (Incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10	.7.	Agreement of Limited Partnership of CPA:17 Limited Partnership dated as of November 12, 2007 by and among Corporate Property Associates 17 — Global Incorporated, W. P. Carey Holdings, LLC and partners thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
10	.8.	Form of Selected Investment Advisor Agreement by and among Corporate Property Associates 17 — Global Incorporated, Carey Financial, LLC and the selected investment advisor therein (Incorporated by reference to Exhibit 10.8 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10	.9.	Asset Management Agreement dated as of July 1, 2008 between Corporate Property Associates 17 — Global Incorporated and W. P. Carey & Co. B.V. (Incorporated by reference to Exhibit 10.9 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10.10		Form of Indemnification Agreement with independent directors (Incorporated by reference to Exhibit 10.14 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10.11		Lease Agreement by and between 620 Eighth NYT (NY) Limited Partnership, as landlord, and NYT Real Estate Company LLC, as tenant, dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)
10.12		Guaranty and Suretyship Agreement made by The New York Times Company (“NYTC”), and The New York Times Sales Company (“NYT Sales”), (NYTC and NYT Sales, collectively the “Guarantor”), to 620 Eighth NYT (NY) Limited Partnership (“Landlord”), dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)
10.13		Assignment and Assumption of Sublease by and between NYT Real Estate Company LLC and 620 Eighth NYT (NY) Limited Partnership, dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)
10.14		Wrap-Around Mortgage, Assignment of Rents, Security Agreement and Fixture Filing among NYT Real Estate Company LLC and New York State Urban Development Corporation, D/B/A Empire State Development Corporation and 620 Eighth NYT (NY) Limited Partnership, dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)

Exhibit No.		Exhibit

21	.1.	Subsidiaries of the Registrant
23	.1.	Consent of PricewaterhouseCoopers LLP
23	.2.	Consent of Clifford Chance US LLP (contained in exhibit 5.1)
23	.3.	Consent of Venable LLP (contained in exhibit 8.1)
99.1		Consent of Morningstar, Inc. (Incorporated by reference to Exhibit 99.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on October 29, 2007)

TABLE VI
Acquisition of properties by
CPA®:14, CPA®:15 and CPA®:16 — Global
from January 1, 2005 to December 31, 2007

Table VI provides information on the acquisition of properties by Prior Programs since January 1, 2005. This table only reflects information regarding properties acquired and is not indicative of the total portfolios of the certified.

The information in this table should not be considered as indicative of our possible acquisitions. Purchasers of the shares offered by this prospectus will not have any ownership in the other operating CPA® REITs.

	CPA®:14	CPA®:15	CPA®:16-Global
	(Note 1)	(Note 1)	(Note 1)

Locations	IN, PA, Finland, Germany	FL, ME, MI, NE, RI, Finland, France, Germany, Poland	AZ, CA, CO, CT, FL,
GA, IL, IN, KS, KY,
MD, ME, MI, MN, MO,
MS, NC, NJ, NV, NY,
OH, OK, PA, RI, SC,
TN, TX, UT, WA, WY,
Canada, Finland,
France, Germany,
Malaysia, Mexico,
Poland, Thailand,
United Kingdom
Type of property	(Note 2)	(Note 2)	(Note 2)

Gross leasable space (sq.ft.)	1,554,816	5,385,705	18,559,548
Dates of purchase	12/2005-12/2007	1/2005-10/2007	1/2005-12/2007
Original mortgage financing	$138,259,802	$470,167,361	$1,065,579,616
Cash down payment-equity	28,239,358	180,833,018	722,565,382
Contract purchase price plus acquisition fees (Note 3)	166,499,160	651,000,379	1,788,144,998
Other cash expenditures expensed	—	—	—
Other capitalized expenditures (Note 4)	—	3,856,073	2,004,045

Total cost of property	$166,499,160	$654,856,452	$1,790,149,043

FOOTNOTE

(1)	The fund owns interests in one or more joint ventures or tenants-in-common with affiliates that own property. The amounts included in the table above reflect the fund’s percentage ownership in the joint venture or tenants-in-common.

(2)	Acquisitions consist of the following types of properties:
CPA®:14 — Distribution, warehouse, office and retail facilities
CPA:15 — Distribution, industrial, office, retail and warehouse facilities
CPA®:16 — Global — Distribution, hotel, industrial, office, retail, transportation and warehouse facilities

(3)	Consists of initial purchase price, including closing costs such as the cost of appraisals, attorney’s and accountants’ fees, costs of title reports, transfer and recording taxes and title insurance. For properties under construction, this column consists of amounts funded to date. Amounts are based on currency conversion rates in effect on date funded, where applicable.

(4)	Consists of capitalized interest, net of construction rents, and also includes cost of improvements/adjustments subsequent to acquisitions. For properties under construction, interest on mortgages is capitalized rather than expensed and rentals received are recorded as a reduction of the basis in the properties.

ITEM 37.	UNDERTAKINGS.

(a) The registrant undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section (10)(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant undertakes to file a sticker supplement pursuant to rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by W. P. Carey, and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(c) The registrant undertakes that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.

(d) The registrant undertakes to send to each stockholder at least on an annual basis a detailed statement of any transactions with the sponsor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the sponsor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(e) The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full year of operations of the registrant.

(f) The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information meeting the requirements of Rule 3-14 of Regulations S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(g) For purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) For purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 2, 2009.

Corporate Property Associates 17 — Global Incorporated

By:	/s/ Gordon F. DuGan
Gordon F. DuGan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated.

Signature		Capacity	Date

By:	* Wm. Polk Carey	Chairman of the Board	April 2, 2009

By:	/s/ Gordon F. DuGan Gordon F. DuGan	President, Chief Executive Officer, and Director (Principal Executive Officer)	April 2, 2009

By:	* Marshall E. Blume	Independent Director	April 2, 2009

By:	* Elizabeth P. Munson	Independent Director	April 2, 2009

By:	* Richard J. Pinola	Independent Director	April 2, 2009

By:	* James D. Price	Independent Director	April 2, 2009

By:	/s/ Mark J. DeCesaris Mark J. DeCesaris	Acting Chief Financial Officer (Principal Financial Officer)	April 2, 2009

By:	/s/ Thomas J. Ridings Jr. Thomas J. Ridings Jr.	Chief Accounting Officer (Principal Accounting Officer)	April 2, 2009

By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-effective Amendment No. 3 to the Registration Statement on behalf of the persons indicated.

          /s/  Gordon F. DuGan
            * Attorney-in-fact
               April 2, 2009

EXHIBIT INDEX

Exhibit No.		Exhibit

3	.1.	Articles of Amendment and Restatement of Corporate Property Associates 17 — Global Incorporated (Incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
3	.2.	Bylaws of Corporate Property Associates 17 — Global Incorporated (Incorporated by reference to Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
4	.1.	Distribution Reinvestment and Stock Purchase Plan (Incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
4	.2.	Form of Notice to Stockholder (Incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on June 22, 2007)
5	.1.	Opinion of Clifford Chance US LLP as to the legality of securities issued (Incorporated by reference to Exhibit 5.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on October 29, 2007)
8	.1.	Opinion of Venable LLP as to certain tax matters (Incorporated by reference to Exhibit 8.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 14, 2007)
10	.1.	Form of Amended Selected Dealer Agreement by and between Carey Financial, LLC and the selected dealers named therein from time to time (Incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10	.2.	Selected Dealer Agreement among Corporate Property Associates 17 — Global Incorporated, Carey Financial, LLC, Carey Asset Management Corp., W. P. Carey & Co. LLC and Ameriprise Financial Services, Inc. (Incorporated by reference to Exhibit 1.1 to the registrant’s Current Report on Form 8-K filed on December 10, 2007)
10	.3.	Subscription Escrow Agreement dated as of October 25, 2007 by and among Corporate Property Associates 17 — Global Incorporated, Carey Financial, LLC and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on October 29, 2007)
10	.4.	Sales Agency Agreement dated November 30, 2007 (Incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
10	.5.	Advisory Agreement dated as of November 12, 2007 among Corporate Property Associates 17 — Global Incorporated, CPA:17 Limited Partnership and Carey Asset Management Corp. (Incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
10	.6.	Amendment No. 1 to Advisory Agreement dated as of July 1, 2008 between Corporate Property Associates 17 — Global Incorporated and Carey Asset Management Corp. (Incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10	.7.	Agreement of Limited Partnership of CPA:17 Limited Partnership dated as of November 12, 2007 by and among Corporate Property Associates 17 — Global Incorporated, W. P. Carey Holdings, LLC and partners thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed on December 14, 2007)
10	.8.	Form of Selected Investment Advisor Agreement by and among Corporate Property Associates 17 — Global Incorporated, Carey Financial, LLC and the selected investment advisor therein (Incorporated by reference to Exhibit 10.8 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10	.9.	Asset Management Agreement dated as of July 1, 2008 between Corporate Property Associates 17 — Global Incorporated and W. P. Carey & Co. B.V. (Incorporated by reference to Exhibit 10.9 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)

Exhibit No.		Exhibit

10.10		Form of Indemnification Agreement with independent directors (Incorporated by reference to Exhibit 10.14 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on August 1, 2008)
10.11		Lease Agreement by and between 620 Eighth NYT (NY) Limited Partnership, as landlord, and NYT Real Estate Company LLC, as tenant, dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)
10.12		Guaranty and Suretyship Agreement made by The New York Times Company (“NYTC”), and The New York Times Sales Company (“NYT Sales”), (NYTC and NYT Sales, collectively the “Guarantor”), to 620 Eighth NYT (NY) Limited Partnership (“Landlord”), dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)
10.13		Assignment and Assumption of Sublease by and between NYT Real Estate Company LLC and 620 Eighth NYT (NY) Limited Partnership, dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)
10.14		Wrap-Around Mortgage, Assignment of Rents, Security Agreement and Fixture Filing among NYT Real Estate Company LLC and New York State Urban Development Corporation, D/B/A Empire State Development Corporation and 620 Eighth NYT (NY) Limited Partnership, dated March 6, 2009 (Incorporated by reference to Form 8-K filed on April 2, 2009)
21	.1.	Subsidiaries of the Registrant
23	.1.	Consent of PricewaterhouseCoopers LLP
23	.2.	Consent of Clifford Chance US LLP (contained in exhibit 5.1)
23	.3.	Consent of Venable LLP (contained in exhibit 8.1)
99.1		Consent of Morningstar, Inc. (Incorporated by reference to Exhibit 99.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-140842) filed on October 29, 2007)